Exhibit 2.1

PROJECT VOLT

MASTER SALE AND PURCHASE AGREEMENT

dated February 23, 2017

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Exhibits

Exhibit 2.1(a)	Form of the Business Transfer Agreement (Germany)
Exhibit 2.1(b)(i)	Form of the Business Transfer Agreement (USA)
Exhibit 2.1(b)(ii)	Form of the Business Transfer Agreement (Hong Kong)
Exhibit 2.1(b)(iii)	Form of the Business Transfer Agreement (Korea)
Exhibit 2.1(b)(v)	Form of the Employee Transfer Agreement (Shanghai)
Exhibit 2.1(b)(vi)	Form of the Business Transfer Agreement (Singapore)
Exhibit 2.1(c)	Form of the Company Split Plan
Exhibit 3.2.1	September 2016 Balance Sheet
Exhibit 3.2.2	Accounting Principles
Exhibit 6.1(f)	Pro-forma consolidated income statement of the Volt Business as of March 31, 2016
Exhibit 8.8(a)	Form of Transitional Services Agreement
Exhibit 8.8(b)	Terms and conditions of Transitional Trademark License Agreement with NEC
Exhibit 8.8(c)	Form of Transitional Trademark License Agreement with Seller
Exhibit 8.8(d)	Form of Lease Agreement for the Shiroishi Factory
Exhibit 8.8(e)	Form of Service Agreement for the Shiroishi Factory
Exhibit 8.8(f)	Form of Sublease Agreement for Seller’s Tokyo office
Schedules

Schedule 3.3(f)	Purchaser’s bank account information
Schedule 4.2	Seller’s Account
Schedule 4.3(g)	List of Resigning Directors
Schedule 5.2(c)	Details of Customer Due Diligence
Schedule 6.1	Disclosure Letter
Schedule 6.1(g)	List of Material Agreements
Schedule 8.1	List of excluded items from pre-closing restrictive covenants
Schedule 8.2(b)	List of NTPH Loan Agreements
Schedule 8.2(c)	List of Shared Agreements
Schedule 8.2(d)(i)	List of Material Customers
Schedule 9.1(f)	List of Matters of Indemnification by Seller
Schedule 9.1(g)	List of Matters Subject to Indemnification by Seller

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MASTER SALE AND PURCHASE AGREEMENT
This Master Sale And Purchase Agreement (this “Agreement”) is made on February 23, 2017 (the “Signing Date”) by and between NEC TOKIN Corporation, a corporation organized and established under the Laws of Japan, having its principal place of business at 7-1, Kohriyama 6-chome, Taihaku-ku, Sendai-shi, Miyagi 982-8510, Japan (“Seller”), NTJ Holdings 1 Ltd., a corporation organized under the Laws of Japan, having its principal place of business at, 2-1-1, Marunouchi, Chiyoda-ku, Tokyo 100-0005, Japan (“Purchaser”), and Japan Industrial Partners, Inc. a corporation organized under the Laws of Japan, having its principal place of business at 2-1-1, Marunouchi, Chiyoda-ku, Tokyo 100-0005, Japan (“JIP”). Seller and Purchaser are collectively referred to herein as the “Parties” and each individually as a “Party”.

WHEREAS, (i) Seller directly owns 100% of the issued shares in each of NEC TOKIN Electronics (Philippines) Inc. (“NTPH”), NEC TOKIN Europe GmbH (“NTEU”), NEC TOKIN America Inc. (“NTAM”), NEC TOKIN Singapore Pte Ltd (“NTSIN”), NEC TOKIN Korea Co., Ltd. (“NTKOR”) and NEC TOKIN Taiwan Co., Ltd. (“NTTWN”); (ii) NTSIN directly owns 100% of the issued shares in NEC TOKIN Hong Kong Ltd. (“NTHK”); and (iii) NTHK directly owns 100% of the issued shares in NEC TOKIN Shanghai Co. Ltd. (“NTSH”, and collectively with Seller, NTPH, NTEU, NTAM, NTSIN NTKOR, NTTWN and NTHK, the “Volt Operating Companies”);

WHEREAS, each of the Volt Operating Companies, among other businesses, is engaged in the business of manufacturing and selling power relays and signal relays and providing certain services relating to such business (such business and services, collectively, the “Volt Business”); and
WHEREAS, subject to the terms and conditions of this Agreement, Seller wishes to carve out the Volt Business from the businesses of Seller and certain Volt Operating Companies and Seller wishes to transfer to Purchaser, and Purchaser wishes to purchase from Seller, the Volt Business;
NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties and JIP contained herein, the Parties and JIP agree as follows:

ARTICLE I
DEFINITIONS AND USAGE
1.1Definitions. The following terms shall have the following meanings ascribed to them for the purposes of this Agreement.
“Accounting Principles” has the meaning ascribed to it in Section 3.2.
“Affiliates” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person and “Affiliates” and “Affiliated” shall have correlative meanings; provided that, none of the Share Transfer Subsidiaries shall be considered an Affiliate of Seller after the Closing or an Affiliate of Purchaser prior to the Closing. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by”, and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the corporate or management policies of another Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning ascribed to it in the preamble of this Agreement.
“Ancillary Agreements” has the meaning ascribed to it in Section 8.8.
“Base Net Debt” means JPY 803,591,020, which is the amount of Net Debt of the Volt Business on a consolidated basis calculated based on the September 2016 Balance Sheet.
“Base Working Capital” means JPY 1,323,773,035, which is the amount of Working Capital of the Volt Business on a consolidated basis calculated based on the September 2016 Balance Sheet.
“Business Day” means any day other than a Saturday, Sunday or public holiday in Japan.
“CAR” has the meaning ascribed to it in Section 8.7(b).
“Cash” means all cash, cash equivalents and marketable securities held by the Volt Operating Companies or Share Transfer Subsidiaries in relation to the Volt Business, calculated in accordance with, and in a manner consistent with, the Accounting Principles.
“Claim” means any claim by a Party against any other Party in respect of any of the Seller Warranties or Purchaser Warranties (as the case may be), in respect of any breach of any covenant or any other provision of this Agreement or any other document executed or delivered pursuant to this Agreement or the transactions contemplated in this Agreement or such other document, or in respect of any Losses.
“Claim Notice” has the meaning ascribed to it in Section 9.3(a).
“Closing” has the meaning ascribed to it in Section 4.1.
“Closing Balance Sheet” has the meaning ascribed to it in Section 3.3(a).
“Closing Date” has the meaning ascribed to it in Section 4.1.
“Company Split” has the meaning ascribed to it in Section 2.1(c).
“Current Assets” means all accounts receivables and inventories of the Volt Business (excluding for the avoidance of doubt any Cash) calculated in accordance with, and in a manner consistent with, the Accounting Principles.
“Current Liabilities” means all accounts payables of the Volt Business and the accrued liabilities equal to the amount by which the aggregate amount of the purchase prices set forth in Section 2.1 of the respective Volt Business Transfer Agreements exceeds the purchase price set forth in Section 2.1 of the Non-Volt Business Transfer Agreement (excluding for the avoidance of doubt any accrued expenses or any Indebtedness of the Volt Business) calculated in accordance with, and in a manner consistent with, the Accounting Principles.

“Data Room” means the virtual data room operated by Intralinks, Inc. containing documents and written information relating to the Volt Business made available by Seller to Purchaser.
“Deductible” has the meaning ascribed to it in Section 9.6(b)(ii).
“Disclosure Letter” has the meaning ascribed to it in Section 6.1.
“Financial Statements” has the meaning ascribed to it in Section 6.1(f).
“Fairly Disclosed” means disclosed, with sufficient detail and in a sufficiently clear manner to reasonably identify for a reasonable Person the nature and scope of the matter disclosed, and the likelihood and financial impact thereof.
“Fundamental Warranties” means the representations and warranties made by Seller in Sections 6.1(a), 6.1(b) and 6.1(c).
“GAAP” means generally accepted accounting principles in the relevant country or region in effect from time to time.
“Governmental Authorities” means any court, governmental authority, governmental body, or other regulatory or administrative agency, authority or commission of any government of any country, or a self-regulatory organization in any country.
“Governmental Authorization” means any (a) approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law, (b) right granted, given or otherwise made under any contract with any Governmental Authority or (c) notice or other regulatory filing submitted with any Governmental Authority.
“Indebtedness” means (a) all indebtedness of the Volt Business, whether or not contingent, for borrowed money, evidenced by notes, debentures or similar instruments, (b) all Indebtedness of others referred to in foregoing clause (a) that is directly or indirectly guaranteed in any manner by any Volt Operating Company or Share Transfer Subsidiary or that any Volt Operating Company or Share Transfer Subsidiary has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss, in each case to the extent relating to the Volt Business, (c) any amounts owing (whether or not due) under any interest or currency exchange rate swap, cap, collar or similar hedging or rate protection agreements, (d) all capital expenditures payable of the Volt Business, (e) all obligations of the Volt Business created or arising under any conditional sale, earn out or other arrangement for the deferral of the purchase price of any business (other than trade accounts payable), (f) any obligation of the Volt Business under any lease that has been accounted for as a capital lease (or is required to be accounted for as a capital lease under the GAAP), and (g) (i) all liabilities of NewCo (HK) for unused accrued paid leave of the employees to be transferred from NTHK to NewCo (HK), (ii) all liabilities of NewCo (HK) for retirement benefits accrued upon the transfer of employees from NTKOR to NewCo (HK), and (iii) all liabilities of NewCo (SH) for severance payment (经济补偿金) of the employees to be transferred from NTSH to NewCo (SH), in each case of foregoing clauses (a) to (g), calculated in accordance with, and in a manner consistent with, the Accounting Principles; provided that Indebtedness shall also include any accrued and unpaid interest or premiums, prepayment premiums, penalties, make-whole payments or obligations or other similar costs, fees or expenses incurred in connection with the prepayment, repayment, or redemption of payoff of any indebtedness of a type described in foregoing clauses (a) to (g) except for those that may be required to be paid or accrued for the prepayment of loans under the loan agreements set forth in Schedule 8.2(b) (as applicable). For the avoidance of doubt, except for those set forth in foregoing clause (g), Indebtedness shall not include any liabilities for retirement benefits for the employees of the Volt Business.
“Indemnified Party” has the meaning ascribed to it in Section 9.3(a).
“Indemnifying Party” has the meaning ascribed to it in Section 9.3(a).
“Independent Accounting Firm” has the meaning ascribed to it in Section 3.3(c).
“Intellectual Property” means any type of intellectual property in Japan or any other country, including (a) all patents, utility models, copyrights, ancillary copyrights, design rights, trademarks, service marks, trade names, confidential and proprietary information, trade secrets and know-how and (b) all registrations of, or applications for registration of any of the foregoing.
“JIP” has the meaning ascribed to it in the preamble of this Agreement.
“JPY” means Japanese Yen, the lawful currency of Japan.
“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.
“Laws” means, domestic or foreign, any law, statute, decree, order, rule, regulation, ordinance or administrative rules.
“Letter Update” has the meaning ascribed to it in Section 8.5.
“Liens” means any lien, pledge, easement, attachment, encumbrance, mortgage, or other conflicting ownership, conflicting equity, or conflicting security interest.
“Litigation” means any litigation, arbitration, suit, or court or similar proceeding, including criminal actions.
“Long Stop Date” has the meaning ascribed to it in Section 10.1(a)(ii).
“Loss” means any liabilities, losses, damages, fines, penalties, costs or expenses determined in accordance with the Laws of Japan (including reasonable attorney’s fees), but excluding any special, incidental, indirect, exemplary, punitive or consequential losses or loss of opportunities or future profits. For the avoidance of doubt, upon and after the consummation of the Closing, any Loss sustained or incurred by any of NewCo and the Share Transfer Subsidiaries shall be deemed a Loss of Purchaser.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that, individually or in aggregate, has or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, financial condition or assets of the Volt Business taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated in this Agreement; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries relevant to the Volt Business in the geographic regions in which the Volt Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser; (v) any matter of which Purchaser has actual knowledge of the nature, likelihood and financial impact thereof on the Signing Date; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated in this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Volt Business; or (viii) the mere existence of any failure by the Volt Operating Companies to meet any internal or published projections, forecasts or revenue or earnings predictions (for the avoidance of doubt, the event, occurrence, fact, condition or change that caused or contributed to such failure to meet projections, forecasts or revenue or earnings predictions will not be excluded in determining whether a Material Adverse Effect has occurred or may occur); provided further, however, that any event, occurrence, fact, condition or change referred to in foregoing clauses (i), (ii), (iii), or (vi) may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent such event, occurrence, fact, condition or change has or would reasonably be expected to have a substantially disproportionate adverse effect on the business, results of operations, financial condition or assets of the Volt Business relative to other similarly-sized companies engaged in the industries related to the Volt Business (in which case the disproportionate effect or effects may be taken into account in determining whether or not a Material Adverse Effect has occurred).
“Material Agreements” has the meaning ascribed to it in Section 6.1(g).
“Material Customers” has the meaning ascribed to it in Section 8.2(d)(i).
“Material Customer Meetings” has the meaning ascribed to it in Section 8.2(d)(i).
“NEC” means NEC Corporation, a corporation organized and established under the laws of Japan, having its principal place of business at 7-1, Shiba 5-chome, Minato-ku, Tokyo 108-8001, Japan.
“Net Debt” means the net debt of a company (non-consolidated or consolidated basis) or a business as of any date calculated in accordance with the formula below.
Net Debt = Indebtedness minus Cash
“Net Debt Difference” has the meaning ascribed to it in Section 3.3(e).
“NewCo” has the meaning ascribed to it in Section 2.1(c).
“NewCo (AM)” has the meaning ascribed to it in Section 2.1(b).

“NewCo (AM) Shares” means the issued shares in NewCo (AM).
“NewCo (EU)” has the meaning ascribed to it in Section 2.1(a).
“NewCo (HK)” has the meaning ascribed to it in Section 2.1(b).
“NewCo (HK) Shares” means the issued shares in NewCo (HK).
“NewCo (SH)” has the meaning ascribed to it in Section 2.1(b).
“NewCo (SH) Shares” means the issued shares in NewCo (SH).
“NewCo Shares” has the meaning ascribed to it in Section 3.1.
“Non-Volt Business Transfer Agreement” has the meaning ascribed to it in Section 2.1(a).
“Notice of Disagreement” has the meaning ascribed to it in Section 3.3(b).
“NTAM” has the meaning ascribed to it in the preamble of this Agreement.
“NTEU” has the meaning ascribed to it in the preamble of this Agreement.
“NTEU Shares” means the issued shares in NTEU.
“NTHK” has the meaning ascribed to it in the preamble of this Agreement.
“NTKOR” has the meaning ascribed to it in the preamble of this Agreement.
“NTPH” has the meaning ascribed to it in the preamble of this Agreement.
“NTPH Shares” means the issued shares in NTPH.
“NTSH” has the meaning ascribed to it in the preamble of this Agreement.
“NTSIN” has the meaning ascribed to it in the preamble of this Agreement.
“NTTWN” has the meaning ascribed to it in the preamble of this Agreement.
“Party” or “Parties” shall have the meaning ascribed to it in the preamble of this Agreement.
“Person” means any individual, corporation, company, partnership, joint venture, estate, trust, unincorporated organization, Governmental Authority, or any other form of association or entity.
“Pre-Adjustment Purchase Price” has the meaning ascribed to it in Section 3.2.
“Proceedings” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, pending, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority, arbitrator or mediator.

“Proprietary Information” has the meaning ascribed to it in Section 8.12(c).
“Purchaser” has the meaning ascribed to it in the preamble of this Agreement.
“Purchaser Warranties” means the warranties of Purchaser given in Section 7.1.
“Reorganization” has the meaning ascribed to it in Section 2.1.
“Required Consents and Notices” has the meaning ascribed to it in Section 8.4(a).
“Review Period” has the meaning ascribed to it in Section 3.3(b).
“Seller” has the meaning ascribed to it in the preamble of this Agreement.
“Seller Warranties” means the warranties of Seller given in Section 6.1.
“Seller’s Account” has the meaning ascribed to it in Section 4.2.
“Seller’s Knowledge” or any similar knowledge qualification, means the actual knowledge of Shigenori Oyama, Fumihiro Katakura, Akihiko Kowata and Atsushi Kiyokawa, that would have been obtained after due investigation and reasonable inquiry.
“September 2016 Balance Sheet” has the meaning ascribed to it in Section 3.2.
“Share Transfer Subsidiaries” has the meaning ascribed to it in Section 2.1(c).
“Shared Agreements” has the meaning ascribed to it in Section 8.2(c).
“Signing Date” has the meaning ascribed to it in the preamble of this Agreement.
“Status Update” has the meaning ascribed to it in Section 9.3(d).
“Taxes” means all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, property, stamp, registrations, sales, license, payroll, consumption, withholding and franchise taxes and any secondary tax liability, imposed by Japan or any other country or any local government or taxing authority or political subdivision or agency thereof or therein, and such term shall include any interest, penalties or additions attributable to such taxes, charges, fees, levies or other assessments.
“Tax Declarations” has the meaning ascribed to it in Section 6.1(n).
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third Party Claim” has the meaning ascribed to it in Section 9.4(a).
“Total Difference” has the meaning ascribed to it in Section 3.3(e).
“Total Purchase Price” has the meaning ascribed to it in Section 3.2.
“United States” means the country the United States of America.

“Volt Business” has the meaning ascribed to it in the preamble of this Agreement.
“Volt Business Transfer Agreements” has the meaning ascribed to it in Section 2.1(b)(vi).
“Volt Operating Companies” has the meaning ascribed to it in the preamble of this Agreement.
“Working Capital” means the working capital of a company (on an either non-consolidated or consolidated basis) or a business as of any date calculated in accordance with the formula below.
Working Capital = Current Assets minus Current Liabilities
“Working Capital Difference” has the meaning ascribed to it in Section 3.3(e).
1.2Interpretation. Unless otherwise indicated to the contrary herein by context or use hereof: (a) the words “include”, “includes” and “including” when used in this Agreement, shall be deemed to be followed by the phrase “without limitation”, (b) the words “hereby”, “herewith”, “herein”, “hereto”, “hereof” and words of similar import refer to this Agreement as a whole and not to any particular section or paragraph hereof, (c) masculine gender shall also include the feminine and neutral genders, and vice versa, (d) words importing the singular shall also include the plural, and vice versa, (e) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words, including electronic media, in a visible form, (f) all references to “days” mean calendar days and all references to “time” mean Japan Standard Time, (g) the term “or” shall not be deemed to be exclusive, (h) when a reference is made in this Agreement to an Article, Section, Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated, (i) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement, (j) any applicable Law defined or referred to herein or in any agreement or instrument that is referred to herein means such applicable Law as from time to time amended, modified or supplemented, including by succession of comparable successor applicable Laws, and (k) unless otherwise specified, each reference to any contract shall be to such contract as amended, supplemented, waived or otherwise modified from time to time.

ARTICLE II
PRE-CLOSING REORGANIZATION
2.1Reorganization. To prepare for the Closing, Seller shall take the corporate actions set forth in the following clauses (a) through (c) (such actions, collectively, the “Reorganization”) or procure that such actions be taken.
(a)Before the Closing Date, Seller shall establish a new wholly owned subsidiary in Germany (“NewCo (EU)”), and shall cause NTEU and NewCo (EU) to enter into a business transfer agreement regarding the transfer of all rights, title and interest in and to the business of NTEU that are not related to the Volt Business to NewCo (EU), in the form to be agreed upon between Seller and Purchaser by revising the form attached as Exhibit 2.1(a) (the

“Non-Volt Business Transfer Agreement”). The Parties acknowledge that the form of the Non-Volt Business Transfer Agreement attached hereto as Exhibit 2.1(a) has not been completed and, accordingly Seller and Purchaser shall agree to the final form and substance of such agreement including all exhibits, schedules, attachments and ancillary agreements thereto, as soon as practically possible after the Signing Date (but in any event no later than 10 days prior to the Closing Date).
(b)Before the Closing Date, Seller shall (v) establish a new wholly owned subsidiary in the United States (“NewCo (AM)”), (w) establish a new wholly owned subsidiary in Hong Kong (“NewCo (HK)”), (x) cause NewCo (HK) to establish a new wholly owned subsidiary in Shanghai (“NewCo (SH)”), and a branch office in Korea, (y) cause NewCo (SH) to establish a branch office in Shenzhen, and (z) cause:
(i)NTAM and NewCo (AM) to enter into a business transfer agreement regarding the transfer of all rights, title and interest in and to the Volt Business of NTAM to NewCo (AM), in the form to be agreed upon between Seller and Purchaser by revising the form attached as Exhibit 2.1(b)(i);
(ii)NTHK and NewCo (HK) to enter into a business transfer agreement regarding the transfer of all rights, title and interest in and to the Volt Business of NTHK to NewCo (HK), in the form to be agreed upon between Seller and Purchaser by revising the form attached as Exhibit 2.1(b)(ii);
(iii)NTKOR and NewCo (HK) to enter into a business transfer agreement regarding the transfer of all rights, title and interest in and to the Volt Business of NTKOR to NewCo (HK), in the form to be agreed upon between Seller and Purchaser by revising the form attached as Exhibit 2.1(b)(iii);
(iv)NTTWN and NewCo (HK) to enter into an agreement regarding the transfer of an employee to NewCo (HK), in the form to be agreed upon between Seller and Purchaser;
(v)NTSH and NewCo (SH) to enter into an employee transfer agreement regarding the transfer of certain employees including employees located in Shenzhen to NewCo (SH), in the form attached to be agreed upon between Seller and Purchaser by revising the form as Exhibit 2.1(b)(v); and
(vi)NTSIN and NewCo (HK) to enter into a business transfer agreement regarding the transfer of all rights, title and interest in and to the Volt Business of NTSIN to NewCo (HK), in the form to be agreed upon between Seller and Purchaser by revising the form attached as Exhibit 2.1(b)(vi) (the business transfer agreements and employee transfer agreements referenced in Sections 2.1(b)(i), 2.1(b)(ii), 2.1(b)(iii), 2.1(b)(iv), 2.1(b)(vi), and this 2.1(b)(iii) collectively, the “Volt Business Transfer Agreements”). The Parties acknowledge that the forms of the Volt Business Transfer Agreements attached hereto as Exhibits 2.1(b)(i), 2.1(b)(ii), 2.1(b)(iii), 2.1(b)(v), and 2.1(b)(vi) and the agreement set forth in Section 2.1(b)(vi) have not been completed and, accordingly Seller and Purchaser shall agree to the final form and substance of such agreements including all exhibits, schedules, attachments and ancillary agreements thereto, as soon as practically possible after the Signing Date (but in any event no later than 10 days prior to the Closing Date).
(c)On the Closing Date but prior to the Closing, subject to the satisfaction or waiver of the conditions precedent for Seller to consummate the Closing as set out in Sections 5.1(a) and 5.1(b) and Section 5.3, Seller shall (i) complete the business transfers set out in Sections 2.1(a) and 2.1(b) in accordance with all applicable Laws and pursuant to the Non-Volt Business Transfer Agreement and Volt Business Transfer Agreements, and (ii) carry out an incorporation-type company split (shinsetsu bunkatsu) through which Seller shall establish its wholly owned subsidiary company in Japan (“NewCo”) and transfer to NewCo the Volt Business directly operated by Seller and the shares of NTPH, NTEU, NewCo (AM), NewCo (HK) and NewCo (SH) (collectively, the “Share Transfer Subsidiaries”) in accordance with the provisions of the Companies Act of Japan and pursuant to the company split plan (shinsetsu-bunkatsu keikaku) substantially in the form attached as Exhibit 2.1(c) (the “Company Split”). The employees to be treated as the employees set forth in item 2, Paragraph 4 of Exhibit 2 in the company split plan attached as Exhibit 2.1(c) shall be agreed in writing by the Parties as soon as practicable after the Signing Date. Prior to the Closing, Seller shall implement all procedures required under the applicable Laws and take all measures necessary to effect the Company Split in accordance with this Section 2.1(c), including consulting with and providing notice to labor union and employees, passing a shareholders’ approval for the company split plan, conducting creditor objection procedures and applying for the registration of the Company Split with the competent legal bureau; provided that the required procedures to register NewCo as a shareholder of NTPH shall be completed by Seller as soon as practicable after the Closing Date. Seller hereby assigns to NewCo, effective on the effective date of the Company Split, all rights (including appraisal and preemptive rights), emoluments and benefits arising from, or pertaining to it being the registered owner of the NTPH Shares, including the right to: (x) attend all regular or special shareholder meetings on behalf of Seller, (y) receive all dividends that may be declared and other distributions which may be made by NTPH, for the period from the effective date of the Company Split to the date on which NewCo is recorded in the stock transfer book of NTPH as the registered owner of the NTPH Shares.
(d)With respect to the Reorganization, except as explicitly set out in this Agreement, none of the parties subject to or otherwise connected to the Reorganization grants any representations, warranties, guarantees and indemnities under any agreements or documents relating to the Reorganization (including with respect to the Non-Volt Business Transfer Agreement and the Volt Business Transfer Agreements) to the respective counterparties or recipients of such agreements or documents. This Section 2.1(d) takes precedence over and excludes the application of any explicit or implied representations, warranties and indemnities contained in such agreements or documents relating to the Reorganization or under local Law.
(e)Each Party shall not, and shall procure its Affiliates not to, raise any claims or take any other legal action under the relevant agreements or documents relating to the Reorganization against the other Party or the other Party’s Affiliates.

ARTICLE III
SALE OF THE VOLT BUSINESS
3.1Sale of the Volt Business. Subject to the terms and conditions of this Agreement, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller all the shares of NewCo (the “NewCo Shares”) for the consideration set forth in Section 3.2.
3.2Purchase Price. The aggregate purchase price for the NewCo Shares (the “Total Purchase Price”) shall be an amount equal to JPY 48,196,408,980 (Forty Eight Billion One Hundred Ninety Six Million Four Hundred Eight Thousand and Nine Hundred Eighty Japanese Yen) (the “Pre-Adjustment Purchase Price”) subject to the purchase price adjustment in accordance with Section 3.3. The Pre-Adjustment Purchase Price is determined based on the unaudited pro-forma consolidated balance sheet of the Volt Business as of September 30, 2016 attached as Exhibit 3.2.1 (the “September 2016 Balance Sheet”) prepared based on reasonable assumptions regarding allocations to the Volt Business and subject to the qualifications and assumptions and with such adjustments as set forth in Exhibit 3.2.2 (collectively, the “Accounting Principles”), including the Base Net Debt and the Base Working Capital.
3.3Post-Closing Adjustment.
(a)Within forty-five (45) Business Days following the Closing Date, Purchaser shall, acting reasonably and in good faith, (i) prepare and provide Seller with the consolidated balance sheet of NewCo as of March 31, 2017 (or such other date as may be agreed between the Parties in the event that the Closing Date is changed from April 3, 2017) taking into consideration the completion of the Reorganization (the “Closing Balance Sheet”) which is made in accordance with the Accounting Principles and (ii) inform Seller in writing of the amount of Net Debt and Working Capital of NewCo on a consolidated basis to be calculated based on the Closing Balance Sheet.
(b)In the event Seller determines that the Closing Balance Sheet is not correct, Seller may, within thirty (30) Business Days after receipt of the Closing Balance Sheet from Purchaser (the “Review Period”), notify Purchaser of such determination (“Notice of Disagreement”), setting forth in reasonable detail all relevant items, amounts and calculations contained or reflected in the Closing Balance Sheet as to which Seller disagrees and the adjustments thereto which Seller reasonably believes should be made. During the Review Period, Purchaser shall reasonably cooperate with and assist, and cause the Share Transfer Subsidiaries to reasonably cooperate with and assist, Seller in the conduct of its review. Such cooperation and assistance shall include making available all relevant books and records, any supporting documentation for the determinations made in the Closing Balance Sheet and any other relevant information, as reasonably requested by Seller.
(c)If Seller has delivered a Notice of Disagreement, the Parties shall, for a period of thirty (30) Business Days after Purchaser’s receipt of the Notice of Disagreement (or any other period of time agreed in writing by the Parties), use commercially reasonable efforts to reach an agreement on the disputed items, amounts or calculations. If and to the extent that, during such period, the Parties are unable to reach such agreement on all of the disputed items, then the remaining items in disagreement shall be submitted to KPMG AZSA LLC for resolution, acting as an accounting expert and not as an arbitrator, or if that firm is unwilling or unable to serve, Purchaser and Seller shall engage another mutually agreeable independent accounting firm of recognized national standing, which firm is not the regular auditing firm of Purchaser or Seller (such accounting firm, the “Independent Accounting Firm”). Purchaser and Seller shall use their commercially reasonable efforts to cause the Independent Accounting Firm to resolve all disagreements as soon as practicable and in any event within twenty (20) Business Days after the date of appointment. The Independent Accounting Firm may address only those items and amounts which are identified in the Notice of Disagreement as being items which Purchaser and Seller are unable to resolve and the decision of the Independent Accounting Firm for each disputed item must be within the range of values assigned to each such item in the Closing Balance Sheet prepared by Purchaser and the Notice of Disagreement, respectively. The resolution of the dispute by the Independent Accounting Firm shall be final, binding and non-appealable on the Parties. The fees and expenses of the Independent Accounting Firm shall be allocated between Purchaser, on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party, as determined by the Independent Accounting Firm. For purposes of complying with this Section 3.3(c), Purchaser and Seller shall furnish to each other and to the Independent Accounting Firm such work papers and other documents and information relating to the disputed items as the Independent Accounting Firm may request and are available to that Party or its Affiliates (or its independent public accountants) and shall be afforded the opportunity to present to the Independent Accounting Firm any material related to the disputed items and to discuss the items with the Independent Accounting Firm.
(d)The Closing Balance Sheet, and the amount of Net Debt and Working Capital of NewCo on a consolidated basis shall be fixed (i) upon written agreement of the Parties, (ii) when the Review Period lapses without a Notice of Disagreement or (iii) when they are determined pursuant to Section 3.3(c).
(e)The Total Purchase Price shall be adjusted to an amount equal to the Pre-Adjustment Purchase Price (i) minus the Net Debt Difference if the Net Debt Difference is greater than zero, or plus the absolute value of the Net Debt Difference if the Net Debt Difference is less than zero, and (ii) plus the Working Capital Difference if the Working Capital Difference is greater than zero, or minus the absolute value of the Working Capital Difference if the Working Capital Difference is less than zero. No adjustment shall be made with respect to the Net Debt Difference if it is equal to zero or with respect to the Working Capital Difference if it is equal to zero. The “Net Debt Difference” means the amount equal to the amount of Net Debt of the Volt Business on a consolidated basis fixed pursuant to Section 3.3(d) minus the Base Net Debt. The “Working Capital Difference” means the amount equal to the Working Capital of the Volt Business on a consolidated basis fixed pursuant to Section 3.3(d) minus the Base Working Capital. The “Total Difference” is equal to the difference in the Pre-Adjustment Purchase Price minus the Total Purchase Price as adjusted pursuant to this paragraph.
(f)Within five (5) Business Days after the Closing Balance Sheet, and the amount of Net Debt and Working Capital of NewCo on a consolidated basis have been fixed pursuant to Section 3.3(d):

(i)in the case the Total Difference is greater than zero, Seller shall pay to Purchaser an amount equal to the Total Difference; or
(ii)in the case that the Total Difference is less than zero, Purchaser shall pay to Seller an amount equal to the absolute value of the Total Difference.
Such payment shall be made by wire transfer of immediately available funds, free of any bank and other charges, to Seller’s Account (if to be made to Seller) or the bank account specified in Schedule 3.3(f) (if to be made to Purchaser).
3.4Tax Treatment of Total Difference Payment. Adjustment payments made under Section 3.3 shall be treated by the Parties as an adjustment to the Total Purchase Price for Tax purposes, unless otherwise required by Law.

ARTICLE IV
CLOSING
4.1Time and Place of Closing. The consummation of the transfer of the NewCo Shares (the “Closing”) shall take place at the offices of Mori Hamada & Matsumoto, at Marunouchi Park Building, 2-6-1 Marunouchi, Chiyoda-ku, Tokyo, Japan or by electronic transmission between the Parties on April 3, 2017 or at such other place or date as may be agreed between the Parties in writing (such date of the Closing, the “Closing Date”).
4.2Purchaser’s Obligations at Closing. At the Closing, Purchaser shall pay the Pre-Adjustment Purchase Price by wire transfer of immediately available funds, free of any bank and other charges to the bank account specified in Schedule 4.2 (the “Seller’s Account”).
4.3Seller’s Obligations at Closing. At the Closing, Seller shall deliver to Purchaser the following documents:
(a)a certified true copy of the minutes of the resolution adopted by the shareholders meeting of NewCo approving the transfer of the NewCo Shares from Seller to Purchaser;
(b)a document for the requirement of registration of transfer of the NewCo Shares in the Shareholder Registry (Kabunushi Meibo Kakikae Seikyu-sho) duly signed by Seller;
(c)the Ancillary Agreements duly executed by the relevant parties in accordance with Section 8.8;
(d)a certified true copy of the minutes of the board of directors meeting of Seller approving the execution and performance of this Agreement;
(e)certified true copies of the minutes of the resolution adopted by the board of directors (or any other authorized internal organization or authorized individual) of the Volt Operating Companies (other than Seller and NTPH) and the Share Transfer Subsidiaries (other than NTPH) approving the execution and performance of the respective Non-Volt Business Transfer Agreement and Volt Business Transfer Agreements;

(f)documents evidencing (i) an application for registration of the Company Split pursuant to Section 2.1(c) and (ii) acceptance of the application for registration by the legal affairs bureau in charge of the registration;
(g)copies of the resignation letters duly executed by the directors of NewCo and the Share Transfer Subsidiaries listed in Schedule 4.3(g) with respect to the resignation from the office of directors in the relevant companies; and
(h)an original irrevocable proxy under which Seller duly delegates voting rights and all other rights attached to the shares in NTPH to NewCo in a form reasonably satisfactory to Purchaser, and a certified true copy of such irrevocable proxy sent to the corporate secretary of NTPH.
4.4Simultaneous Actions for Closing. All actions and transactions to be carried out at the Closing shall be deemed to occur simultaneously and none of them shall be deemed to have occurred until the conclusion of the Closing in which all such actions and transactions have been properly performed in accordance with the provisions of this Agreement.

ARTICLE V
CLOSING CONDITIONS
5.1Closing Conditions For the Parties. The obligations of the Parties to consummate the Closing shall be subject to the satisfaction or waiver by the Parties of each of the following conditions at or prior to the Closing:
(a)all Required Consents and Notices shall have been obtained or made, as applicable, and remain in full force and effect;
(b)no injunction, restraining order or other order or any other legal or regulatory restraint or prohibition shall be in effect or have been issued or made by any court or any other Governmental Authority which prevents or restricts Closing or the consummation of the transactions and arrangements contemplated in this Agreement; and
(c)the Reorganization shall have been completed.
5.2Closing Conditions For Purchaser’s Obligation. The obligation of Purchaser to consummate the Closing shall be subject to the satisfaction or waiver by Purchaser of each of the following conditions at or prior to the Closing:
(a)Seller shall have performed and complied in all material respects with all covenants, obligations and agreements required in this Agreement to be performed or complied with by Seller;
(b)Each of the Seller Warranties shall have been true and correct in all material respects as of the Closing except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect;

(c)The customer due diligence condition described in Schedule 5.2(c) has been satisfied;
(d)Each of the Ancillary Agreements shall have been entered into in accordance with Section 8.8 and are in full force and effect; and
(e)No matter or event (or series of matters or events) has occurred that, individually or collectively, has a Material Adverse Effect.
5.3Closing Conditions For Seller’s Obligation. The obligation of Seller to consummate the Closing shall be subject to the satisfaction or waiver by Seller of each of the following conditions at or prior to the Closing:
(a)Purchaser shall have performed and complied in all material respects with all covenants, obligations and agreements required in this Agreement to be performed or complied with by Purchaser prior to the Closing; and
(b)each of the Purchaser Warranties shall have been true and correct in all respects as of the Closing except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated in this Agreement.

ARTICLE VI
SELLER WARRANTIES
6.1General. Except as Fairly Disclosed in the Data Room or the disclosure letter attached as Schedule 6.1 (the “Disclosure Letter”), Seller hereby represents and warrants that each of the following statements (the “Seller Warranties”) is true and correct as of the Signing Date and the Closing Date, unless a representation or warranty is specified to be given as of a specific date, in which case, such representation or warranty shall only be made as of such date; provided, however, that any Seller Warranty relating to NewCo, NewCo (AM), NewCo (HK) or NewCo (SH) shall only be made immediately preceding the Closing on the Closing Date even if such Seller Warranty is not specified to be given as of the Closing Date after the completion of the Reorganization.
(a)Organization. The Volt Operating Companies, NewCo, NewCo (AM), NewCo (HK) and NewCo (SH) are duly organized and existing under the Laws of the jurisdiction in which they have been established.
(b)Power and Authority.
(i)Seller has full corporate power and authority to enter into this Agreement and the Ancillary Agreements to which Seller is a party and to perform the transactions contemplated herein or therein. This Agreement and the Ancillary Agreements to which Seller is a party, when executed and performed by Purchaser or NewCo (as the case may be), will constitute valid, binding, and enforceable obligations of Seller except: (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.
(ii)The Volt Operating Companies, NewCo (AM), NewCo (HK) and NewCo (SH) have full corporate power and authority to enter into the Non-Volt Business Transfer Agreement and the Volt Business Transfer Agreements to which they are parties, and to conduct the transactions contemplated under this Agreement, the Non-Volt Business Transfer Agreement and the Volt Business Transfer Agreements to which they are parties. The Non-Volt Business Transfer Agreement and the Volt Business Transfer Agreements will constitute valid, binding, and enforceable obligations of the respective parties thereof except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application that affect the general enforcement of creditors’ rights, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.
(c)Capitalization.
(i)As of the Closing Date, the Company Split has been validly completed, and there are no grounds to invalidate or cancel the Company Split or for the Governmental Authorities to reject the commercial registration of the Company Split, and no actions for such invalidation, cancellation or rejection are pending or, to Seller’s Knowledge, threatened. All issued and outstanding shares of NewCo have been duly authorized, are validly issued, fully paid and non-assessable, all in accordance with any applicable Laws, and the NewCo Shares constitute all issued and outstanding shares of NewCo.
(ii)Seller will on the Closing Date legally and beneficially own all the NewCo Shares, free and clear of any Liens, and will be the sole owner of the NewCo Shares. NewCo will on the Closing Date legally and beneficially own, all the NTPH Shares (save for the shares that will be legally owned and held in trust by the directors of NTPH), NTEU Shares, NewCo (AM) Shares and NewCo (HK) Shares, free and clear of any Liens and will be the sole owner of these shares. NewCo (HK) will on the Closing Date legally and beneficially own all the NewCo (SH) Shares free and clear of any Liens and will be the sole owner of these shares.
(iii)On the Closing Date, except for the agreements relating to the sale and purchase of the NewCo Shares between Seller and Purchaser and the Reorganization or other transactions contemplated in this Agreement, there will be no options, offers, warrants, conversion rights, subscriptions, or agreements or rights of any kind to subscribe for or to purchase, or commitments to increase, the NewCo Shares, the NTPH Shares, the NTEU Shares, the NewCo (AM) Shares, the NewCo (HK) Shares or the NewCo (SH) Shares, or obligating NewCo and the Share Transfer Subsidiaries to grant, extend or enter into any such agreement or commitment.

(d)Insolvency Proceedings. There are no insolvency Proceedings concerning NewCo, the Volt Operating Companies, NewCo (AM), NewCo (HK) or NewCo (SH) pending, nor, to Seller’s Knowledge, threatened.
(e)No Conflicts. The execution and performance of this Agreement by Seller does not violate any of the terms of the articles of incorporation or other internal rules of Seller and the applicable Laws. The execution and performance of the Volt Business Transfer Agreements or the Non-Volt Business Transfer Agreement by the relevant Volt Operating Companies (other than Seller and NTPH) and the relevant Share Transfer Subsidiaries (other than NTPH) do not violate any of the terms of the articles of incorporation or other internal rules of each party thereto and the applicable Laws.
(f)Financial Statements. The September 2016 Balance Sheet and the pro-forma consolidated income statement of the Volt Business as of March 31, 2016, attached as Exhibit 6.1(f) (collectively with the September 2016 Balance Sheet, the “Financial Statements”), have been prepared based on reasonable assumptions and methodologies, in good faith and in accordance with the Accounting Principles. The Financial Statements fairly reflect the status of (i) the assets and liabilities as of the date referred to therein and (ii) the profit and loss of the Volt Business for the period referred to therein. Since March 31, 2016, the Volt Business has been operated in the ordinary course of business in a manner consistent with past practice of the Volt Operating Companies.
(g)Material Agreements. All agreements listed in Schedule 6.1(g) made and entered into with the top seven (7) customers of the Volt Business and to which any of the Volt Operating Companies is a party (collectively the “Material Agreements” and each a “Material Agreement”) (i) have been validly entered into, and (ii) are in full force and effect and enforceable in accordance with their terms. No written notice of termination has been received by the Volt Operating Companies, NewCo, NewCo (AM), NewCo (HK) or NewCo (SH) with respect to any Material Agreement. None of the Volt Operating Companies, NewCo, NewCo (AM), NewCo (HK) or NewCo (SH) nor, to Seller’s Knowledge, any counterparty to any Material Agreement, is in material default or breach under any such Material Agreement. None of such top seven (7) customers has (x) expressed an intent to cancel or otherwise terminate, and (y) has materially decreased or expressed its intention to materially decrease its purchases from the Volt Operating Companies, NewCo, NewCo (AM), NewCo (HK) or NewCo (SH).
(h)Intellectual Property. Each of the Volt Operating Companies, NewCo, NewCo (AM), NewCo (HK) and NewCo (SH) (i) owns or has a right to use all Intellectual Property necessary to operate the Volt Business substantially consistent with past practice, free and clear of any Liens, (ii) does not infringe upon the Intellectual Property of any third party, and (iii) has not received any notice alleging that it has infringed on the Intellectual Property of any third party in connection with the Volt Business. To Seller’s Knowledge, there are no third party infringements with respect to the Intellectual Property of each of the Volt Operating Companies, NewCo, NewCo (AM), NewCo (HK) and NewCo (SH).
(i)Properties and Assets. The Volt Operating Companies, NewCo, NewCo (AM), NewCo (HK) and NewCo (SH) own or have the right to use all material properties and assets (whether real, personal, or mixed and whether tangible or intangible) used in the Volt Business, including all properties and assets reflected in the September 2016 Balance Sheet, other than properties and assets sold or otherwise disposed of in the ordinary course of business since March 31, 2016.
(j)Litigation. None of NewCo, the Volt Operating Companies, NewCo (AM), NewCo (HK) nor NewCo (SH) is party to any pending or, to Seller’s Knowledge, threatened material Proceedings in relation to the Volt Business.
(k)Governmental Authorizations. The Volt Operating Companies, NewCo, NewCo (AM), NewCo (HK) and NewCo (SH) have all the Governmental Authorizations necessary for the conduct of the Volt Business as conducted as of the Signing Date; and each such Governmental Authorization is in full force and effect and the Volt Operating Companies, NewCo, NewCo (AM), NewCo (HK) and NewCo (SH) are in compliance with the terms of such Governmental Authorizations.
(l)Compliance. (i) The Volt Operating Companies, NewCo, NewCo (AM), NewCo (HK) and NewCo (SH) conduct the Volt Business in compliance with all applicable Laws in all material respects, and (ii) none of the Volt Operating Companies, NewCo, NewCo (AM), NewCo (HK) or NewCo (SH) has received any pending written notice of any failure to comply with such Laws or Governmental Authorizations in relation to the Volt Business.
(m)Employment Matters. There is not presently existing or threatened (i) any strike, slowdown, picketing, work stoppage or employee grievance process relating to the Volt Business, or (ii) any Proceeding against or affecting the Volt Operating Companies or Volt Business relating to any alleged material violation of any Laws pertaining to labor relations or employment matters, organizational activity or other labor or employment dispute against or affecting the Volt Business. In connection with the Volt Business and the employees to be transferred to NewCo under the Company Split and to the Share Transfer Subsidiaries (other than NTPH and NTEU) under the Volt Business Transfer Agreements and the employees of NTPH and NTEU, each of the Volt Operating Companies, NewCo and the Share Transfer Subsidiaries is in compliance with all applicable legal requirements (excluding minor incompliances) relating to labor and employment matters including provisions thereof relating to wages, hours of work, equal opportunity, collective bargaining, occupational health and safety, discrimination, immigration and the payment of social security and other taxes, and has not been and is not subject to any adverse rulings, findings or determinations of unlawful employment practices or violations of other related Laws. There are no outstanding unpaid wages to the employees to be transferred to NewCo under the Company Split and to the Share Transfer Subsidiaries (other than NTPH and NTEU) under the Volt Business Transfer Agreements and the employees of NTPH and NTEU.
(n)Taxes. The Volt Operating Companies have prepared and timely filed all material declarations, returns, notices or forms required to be filed by Law in connection with any Taxes (collectively, “Tax Declarations”) and filed such Tax Declarations within the period required under the respective Laws or determined by the respective Tax authority, and such Tax Declarations are true and correct in all material respects. The Volt Operating Companies have timely paid when due all Taxes payable and to Seller’s Knowledge, there are no pending or threatened outstanding, unpaid or unperformed duties in connection with Taxes, and all transactions subject to transfer pricing regulations among the Volt Operating Companies have been effected on an arms-length basis.

(o)Environment. There is no material violation of any Law, Governmental Authorization, Judgment, recommendation, guidance, warning, caution, notice, indication, or any other communication similar to any of the foregoing made by a Governmental Authority relating to environmental matters in connection with the lands, buildings and any other real properties used by Seller in connection with the Volt Business and those used by NTPH. Seller (only in connection with the Volt Business), NewCo and NTPH have obtained and complied with, in all material respects, the terms and conditions of each Governmental Authorization issued, granted or required pursuant to the relevant environmental Laws. There has been no material pollution, contamination or leakage or release of hazardous substances exceeding the limits permitted under applicable environmental Laws, with respect to the real properties to be used by NewCo, the assets to be transferred to NewCo under the Company Split and the assets owned or used by NTPH. Further, with respect only to the soil contamination of the assets owned or used by NTPH, there has been no material pollution, contamination or leakage or release of hazardous substances exceeding the limits permitted under the standards for industrial soil set by the United States Environmental Protection Agency and the relevant Governmental Authority could issue a clean-up order or any order to take remedial measures, or otherwise impose any sanction or penalties in NTPH in reference to such standards.
(p)Accuracy of the Disclosed Information. The statements in the information disclosed by the Volt Operating Companies to Purchaser (including the information disclosed through the Data Room) do not contain any untrue statement with respect to a material fact or omit any facts necessary to make the statements herein or therein, and in light of the circumstances in which they were made, are not misleading in any material respect.
(q)Adequacy of Assets, etc. Together with the services contemplated in the Ancillary Agreements, the assets, Intellectual Properties, employees, and contracts to be transferred to NewCo under the Company Split and to the Share Transfer Subsidiaries (other than NTPH and NTEU) under the Volt Business Transfer Agreements, and those of NTPH and NTEU (other than the assets, Intellectual Properties, employees, and contracts to be transferred from NTEU to NewCo (EU) under the Non-Volt Business Transfer Agreement) include all of the assets, Intellectual Properties, employees and contracts reasonably necessary for Purchaser to carry out the Volt Business on a standalone basis at the locations and substantially in a similar manner in which the Volt Business is carried out as of the Signing Date.

ARTICLE VII
PURCHASER WARRANTIES
7.1General. Purchaser hereby represents and warrants that each of the following statements (the “Purchaser Warranties”) is true and correct as of the Signing Date and the Closing Date, unless a representation or warranty is specified to be given as of a specific date, in which case, such representation or warranty shall only be made as of such date.
(a)Organization. Purchaser is duly organized and existing under the Laws of the jurisdiction in which they have been established.

(b)Power and Authority. Purchaser has full corporate power and authority to enter into this Agreement and to perform the transactions contemplated in this Agreement. This Agreement, when executed and performed by Seller, will constitute valid, binding and enforceable obligations of Purchaser except: (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.
(c)Insolvency Proceedings. There are no insolvency Proceedings concerning Purchaser pending, and to Purchaser’s knowledge, threatened.
(d)No Conflicts. The execution and performance of this Agreement by Purchaser does not violate any of the terms of the articles of incorporation or other internal rules of Purchaser and the applicable Laws.
(e)Litigation. Purchaser is not a party to any pending, material Proceeding which would affect the ability of Purchaser to consummate the transactions contemplated in this Agreement.
(f)Sufficient Available Funds. Purchaser has or has access to sufficient funds irrevocably available to pay the Total Purchase Price and any other payments and costs in connection with this Agreement.
7.2Purchaser’s Acknowledgements.
(a)Section 6.1 contains all of the warranties Seller has made to Purchaser in connection with the transactions contemplated in this Agreement. All statutory guaranties and warranties shall be excluded. Purchaser confirms that it is not relying and has not relied upon any express or implied representations, warranties or guarantees of any nature made by Seller or on behalf of any Seller (except as expressly set out in this Agreement).
(b)Purchaser confirms that it is sophisticated in business and financial matters and has been provided with sufficient opportunity to review documents contained in the Data Room or otherwise furnished in connection with the negotiation of this Agreement and to request and review all other information and clarification Purchaser deems relevant to assess the risks in connection with an acquisition of the Volt Business by means of acquisition of the NewCo Shares before entering into this Agreement.

ARTICLE VIII
COVENANTS
8.1Maintenance of Volt Business. Except for the matters listed in Schedule 8.1, Seller shall, and shall cause the Volt Operating Companies to, carry on the business operations of the relevant Volt Business in all material respects in the ordinary course of business in a manner consistent with past practice during the period from the Signing Date through the Closing Date.
8.2Third Party Approval; Shared Agreements; Material Customer Meetings.

(a)Seller shall, and shall cause the Volt Operating Companies to, use its commercially reasonable efforts to obtain any approval or consent from a third party which shall be required to perform the transactions contemplated in this Agreement and the Ancillary Agreements under any material agreement made and entered into between Seller or any Volt Operating Company on the one hand and such third party on the other hand.
(b)Seller shall, and shall cause NTPH to, use commercially reasonable efforts to obtain the prior written consent from the lenders of the loan agreements set forth in Schedule 8.2(b) consenting to the transactions contemplated in this Agreement.
(c)Prior to the Closing, Seller shall use its commercially reasonable efforts to cause NewCo and the Share Transfer Subsidiaries to enter into new contracts (to be effective on the Closing Date) substituting the contracts to which any of the Volt Operating Companies is a party and which cover the Volt Business and the businesses of the relevant Volt Operating Company other than the Volt Business, including those set forth in Schedule 8.2(c) (the “Shared Agreements”) with the counterparties of those contracts, and on terms that are substantially equivalent to those contracts with the Volt Operating Companies.
(d)Prior to the Closing Date, Seller shall undertake the following actions:
(i)Seller shall have or hold communications, discussions or meetings between the Seller’s key persons, who are involved in the Volt Business and mutually agreed between the Parties, and the Persons separately set forth in Schedule 8.2(d)(i) (the “Material Customers”) for the purpose of discussing (x) the change of ownership in the Volt Business to occur on the Closing and (y) the continuation of transactions between the relevant Material Customers and NewCo and the relevant Share Transfer Subsidiaries after the Closing (“Material Customer Meetings”). At the request of Purchaser, and if deemed appropriate at the reasonable discretion of Seller, Seller shall allow representatives designated by Purchaser to observe, participate or attend (in person or via conference call) the Material Customer Meetings; and
(ii)At or prior to the Material Customer Meetings, Seller shall provide each of the Material Customers with a letter which includes the identity of Purchaser and a summary of the Reorganization and the sale of the NewCo Shares, the form of which shall have been consented to by Purchaser in advance. Purchaser shall use its best efforts to provide information related to Purchaser and JIP as reasonably requested by Seller for its explanation to the Material Customers and to have Purchaser’s representatives observe, participate or attend (in person or via conference call or otherwise) the Material Customer Meetings if so requested by Seller. Seller shall provide Purchaser with an update regarding the content of the communications, discussions or meetings with the Material Customers, including the Material Customers’ reactions to the transactions contemplated hereunder and the Material Customers’ responses in connection with the continuation and purchase volume and other conditions of the transactions with NewCo and the relevant Share Transfer Subsidiaries after the Closing.

8.3Access to Information Prior to the Closing Date. During the period commencing on the Signing Date and ending on the Closing Date, to the extent permitted by applicable Laws, including data protection and privacy as well as antitrust Laws, (a) Purchaser and its duly authorized agents will, upon reasonable and timely request in writing, be allowed reasonable access to information regarding the Volt Business held by the Volt Operating Companies; provided, however, that (x) the access shall not substantially interfere with the regular business activities and work processes of the Volt Operating Companies, (y) the access and the delivery of information shall be reasonably necessary or appropriate in connection with (i) the consummation of the transactions contemplated in this Agreement (including the review of the inter-company financing), or (ii) the preparation of the integration of the Share Transfer Subsidiaries into the group of Purchaser after the Closing, and (z) no access shall be given to any information subject to any attorney-client privilege, and (b) Purchaser and JIP may conduct additional due diligence with respect to the items separately set forth in Schedule 9.1(g) and Seller shall, and shall cause its Affiliates to, cooperate with and provide any information and access to their employees to Purchaser or JIP, upon their, reasonable request, in respect of such due diligence.
8.4Regulatory and Competition Filings.
(a)The Parties shall use its best efforts to obtain from and to file with the Governmental Authorities of the Philippines the Governmental Authorizations required under the applicable antitrust Laws at or prior to the Closing in connection with the transactions contemplated in this Agreement (“Required Consents and Notices”). The Parties hereby confirm that, on or prior to the Signing Date, all required forms and notifications in connection with the Required Consents and Notices have been filed with the relevant Governmental Authorities. Any additional filings made by either Party, if any, shall require the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.
(b)In order to obtain or make the Required Consents and Notices, as applicable, the Parties shall (i) reasonably cooperate in all respects with each other in the preparation of any filing or notification and in connection with any submission, investigation or inquiry, (ii) supply to any Governmental Authority as promptly as practicable any additional information requested pursuant to any applicable Laws and take all other procedural actions required in order to obtain or make any Required Consents and Notices, (iii) promptly provide to the respective other Party’s legal adviser copies of any written communication received or sent (or written summaries of any substantial non-written communication) in connection with any proceeding commenced in order to obtain the Required Consents and Notices (and the legal advisers shall be prohibited from making available such documents to the respective other Party, to the extent the documents include data and information that are sensitive from a competition perspective), and (iv) to the extent permitted under applicable Law, give each other and their respective advisers the opportunity to participate in all meetings and discussions with any Governmental Authority in connection with the Required Consents and Notices.
8.5Supplement to Disclosure Letter. In the event that Seller discovers any fact, event, matter or circumstance that has occurred after the Signing Date and prior to the Closing Date that does not result from a breach of any obligations hereunder by Seller and that shall cause any of the Seller Warranties that were true as of the Signing Date to be no longer true and correct as of the

Closing Date, Seller shall notify Purchaser immediately and in any case at least ten (10) Business Days prior to the Closing Date, and Seller may supplement or amend the Disclosure Letter solely with respect to such fact, event, matter or circumstance (each a “Letter Update”), and each such Letter Update shall be deemed to be incorporated into and to supplement and amend the Disclosure Letter as of the Closing Date; provided, however, that the sole effect of a Letter Update shall be that Seller shall not be liable to Purchaser pursuant to Article IX in respect of any claim to the extent that the facts, events, matters or circumstances giving rise to such claim were Fairly Disclosed in a Letter Update. For the avoidance of doubt, the facts, events, matters or circumstances disclosed in a Letter Update shall not be applicable to the Seller Warranties for the purpose of Section 5.2(b).
8.6Company Documents. After the Closing, Purchaser shall cause NewCo and the Share Transfer Subsidiaries (i) to retain all documents relating to the Volt Business that are relevant to periods prior to the Closing for a period of five (5) years after the Closing Date or such longer period as may be required under applicable Laws, (ii) to give Seller upon written notice reasonable access during normal business hours to such documents for the purposes of preparing Seller’s financial statement, Tax Returns or defending any claim or Proceeding under this Agreement or that may be made or threatened against Seller in relation to the conduct of the Volt Business prior to the Closing and (iii) to reasonably cooperate with Seller in the preparation of Seller’s financial statements for the period that includes the Closing Date and that ended before the Closing Date.
8.7Transfer Taxes.
(a)All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Purchaser when due. Purchaser shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).
(b)Notwithstanding anything to the contrary contained in this Agreement, Seller shall (i) bear all capital gain Taxes arising from the transfer of the NTPH Shares from Seller to NewCo under the Company Split if any or take necessary procedures to be exempted from such capital gain Taxes in accordance with the tax treaty between Japan and the Philippines, and (ii) bear all costs and expenses for obtaining the Certificate Authorizing Registration (“CAR”) issued by the Bureau of Internal Revenue of the Philippines excluding the Documentary Stamp Taxes arising from the said transfer of the NTPH Shares. Seller shall (x) obtain from the proper Regional District Office of the Bureau of Internal Revenue of the Philippines the CAR on the transfer of the NTPH Shares from Seller to NewCo under the Company Split, and (y) deliver such CAR to NewCo as soon as practicable. Promptly upon obtaining the CAR relating to the transfer of the NTPH Shares from Seller to NewCo under the Company Split, Purchaser shall cause NTPH to record in NTPH’s stock transfer book the transfer of the NTPH Shares from Seller to NewCo.
8.8Ancillary Agreements. Seller shall procure that the following respective Persons shall enter into the following agreements (collectively, the “Ancillary Agreements”) on the Closing Date immediately before the Closing.

(a)a transitional services agreement between Seller and NewCo in the form attached as Exhibit 8.8 (a);
(b)a transitional trademark license agreement between NEC and NewCo on the same terms and conditions as set forth in Exhibit 8.8(b);
(c)a transitional trademark license agreement between Seller and NewCo in the form attached as Exhibit 8.8(c);
(d)a lease agreement for the Shiroishi Factory between Seller and NewCo in the form attached as Exhibit 8.8(d);
(e)a service agreement for Shiroishi Factory between Seller and NewCo in the form attached as Exhibit 8.8(e); and
(f)a sublease agreement between Seller and NewCo for Seller’s Tokyo office in the form attached as Exhibit 8.8(f).
8.9Company Name Change. As promptly as practically possible after the Closing Date, Purchaser shall cause the Share Transfer Subsidiaries to, at Purchaser’s sole cost and expense, complete all the measures required to change their tradenames to those not containing the words “NEC”, “Tokin” or any abbreviation or derivation thereof or any other language that may be confusingly similar to such words, send out notices to all customers, vendors and other suppliers of such change of tradenames and furnish Seller with such documents as may reasonably evidence such change of tradenames.
8.10Employment. Purchaser shall, and shall cause NewCo to, for at least two (2) years after the Closing, maintain the employment and the terms of employment (including wage level, bonus payment, social security and pension benefit) of the employees of NewCo substantially equivalent to such employees’ terms of employment as of the Closing Date (excluding cases where there is a commercially reasonable necessity and such termination or amendment will be made pursuant to the procedures required under the applicable Laws). Purchaser shall provide commercially reasonable assistance and negotiate in good faith relevant collective labor agreements if employees of NewCo incorporate labor unions.
8.11General Release. Effective as of the Closing, except for the cases where such act or omission was due to any fraud, fraudulent misrepresentation or criminal activity, Purchaser hereby irrevocably releases and forever discharges each former and current director, statutory auditor, officer or employee of the Volt Operating Companies, NewCo and the Share Transfer Subsidiaries for and from their acts or omissions as a director, statutory auditor, officer or employee of the Volt Operating Companies, NewCo and the Share Transfer Subsidiaries. From and after the Closing Date, Purchaser agrees not to, and not to cause the Share Transfer Subsidiaries to, directly or indirectly (including in a derivative proceeding), assert any claim or demand, or to commence, institute or maintain any claim or Proceeding of any kind against any former and current director, statutory auditor, officer or employee of the Volt Operating Companies, NewCo and the Share Transfer Subsidiaries based upon or with respect to their acts or omissions on or prior to the Closing Date as a director, statutory auditor, officer employee of the Volt Operating Companies, NewCo and the Share Transfer Subsidiaries. Purchaser further covenants, acknowledges and agrees that, notwithstanding anything to the contrary contained in this Agreement: (i) no shareholder of Seller shall have any liability or obligation in respect of this Agreement or any transactions contemplated in this Agreement or with respect to any matter relating to the Volt Operating Companies, NewCo and the Share Transfer Subsidiaries; and (ii) no recourse under or in relation to this Agreement or any transactions contemplated in this Agreement shall be made by Purchaser or any Share Transfer Subsidiary against any former, current or future shareholder of Seller.
8.12Confidentiality.
(a)The Parties understand and agree that all Proprietary Information shall be treated as confidential. The receiving Party shall use the same degree of care as it uses with regard to its own proprietary information to prevent disclosure, use, or publication of the disclosing Party’s or its Affiliates’ Proprietary Information. Proprietary Information of the originating Party or its Affiliates shall be held confidential by the receiving Party unless it is or has been:
(i)obtained legally and freely from a third Person without restriction as to the disclosure of such information;
(ii)independently developed by the receiving Party or its Affiliates at a prior time or in a separate and distinct manner without benefit of any of the Proprietary Information of the disclosing Party or its Affiliates, and documented to be as such;
(iii)made available by the disclosing Party or its Affiliates for general release independent of the receiving Party or its Affiliates;
(iv)made public as required by applicable Laws, court proceedings, or stock exchange regulations; or
(v)within the public domain or later becomes part of the public domain as a result of acts by someone other than the receiving Party or its Affiliates and through no fault or wrongful act of the receiving Party or its Affiliates.
(b)A receiving Party may disclose Proprietary Information of a disclosing Party or its Affiliates to directors, officers, employees, advisors and agents of the receiving Party, including their respective brokers, lenders, potential lenders, insurance carriers, or, in the case that Purchaser is the receiving Party, direct or indirect equity investors of Purchaser, who have specifically agreed in writing to nondisclosure in accordance with the terms and conditions hereof. Any disclosure of Proprietary Information required by legal process shall only be made after providing the disclosing Party with notice thereof in order to permit the disclosing Party to seek an appropriate protective order or exemption. Violation by a Party or its Affiliates or agents of the foregoing provisions shall entitle the disclosing Party or its Affiliates, at its option, to obtain injunctive relief without showing of irreparable harm or injury. This Section 8.12 will be effective for a period of two (2) years after the Closing Date.
(c)For purposes hereof, “Proprietary Information” shall mean the contents of this Agreement and the information created, transferred, recorded, or employed as part of, or otherwise resulting from the negotiations or due diligence and other activities undertaken in preparation for or pursuant to this Agreement, which constitutes the confidential, proprietary, or trade secret information of the disclosing Party or its Affiliates. Proprietary Information may include information relating to the Volt Business or information of a business, organizational, technical, financial, marketing, operational, regulatory, or sales nature and shall include any and all source codes and information relating to services, methods of operation, price lists, customer lists, technology, designs, specifications, or other proprietary information of the business or affairs of a Party or its Affiliates.
(d)Seller and Purchaser agree that, after the Closing, Proprietary Information with respect to the Volt Business shall be deemed Proprietary Information owned by Purchaser, and Seller shall be subject to the confidentiality obligations in this Section 8.12 with respect to such Proprietary Information.
8.13Announcements. Prior to the Closing, each Party agrees not to issue any press release or make any other public announcement relating to this Agreement without the prior written approval of the other Party, except that Seller and Purchaser reserve the right, without the other Party’s prior consent, to make, or enable its Affiliate to make, any public disclosure that is required by applicable securities Laws or stock exchange rules (in which case the disclosing Party agrees to use commercially reasonable efforts to advise the other Party prior to making the disclosure).
8.14JIP Covenants. JIP shall undertake, to the extent practically possible, necessary actions to the funds that are expected to make capital contributions to Purchaser so that Purchaser will be able to have sufficient funds to pay the Pre-Adjustment Purchase Price and the Total Difference (if required) pursuant to this Agreement, together with funds to be borrowed from financial institutions.
8.15Foreign Sales Office. Seller shall procure that the respective Volt Operating Companies shall enter into lease or sublease agreements with the respective Share Transfer Subsidiaries or relevant landlords regarding their sales offices to the extent necessary for the business of the Share Transfer Subsidiaries in the form and substance reasonably satisfactory to both Seller and Purchaser before the Closing Date or on the Closing Date immediately before the Closing.
8.16Taiwan Service Agreement. Seller shall procure that NTTWN and NewCo (HK) shall enter into a service agreement for certain services in Taiwan provided by NTTWN to NewCo (HK) in the form and substance reasonably satisfactory to both Seller and Purchaser before the Closing Date or on the Closing Date immediately before the Closing.

ARTICLE IX
INDEMNIFICATION
9.1Indemnification by Seller. If the Closing occurs, and subject to the limitations expressly set forth in this Article IX (except for clause (e) and clause (g), which shall be subject to the limitations set forth in Section 9.6(c), but shall not be subject to any other limitations set forth in this Article IX), Seller shall indemnify and hold harmless Purchaser from and against any and all Losses incurred by Purchaser arising from (a) any breach of the Seller Warranties, (b) any breach of any covenant of Seller set forth in this Agreement, (c) any Assumed Liabilities and

Transferred Assets (each as defined in the Non-Volt Business Transfer Agreement) with respect to the Non-Volt Business Transfer Agreement, (d) any Excluded Liabilities and Excluded Assets (as defined in the Volt Business Transfer Agreements) with respect to the Volt Business Transfer Agreements, (e) any breaches of antitrust Laws by Seller and its Affiliates relating to electrolytic capacitors sold by Seller and its Affiliates prior to the Closing Date, (f) items separately set forth in Schedule 9.1(f), and (g) items separately set forth in Schedule 9.1(g) (for the avoidance of doubt, with respect to this clause (g), any and all Losses incurred by Purchaser arising from matters referred to in Schedule 9.1(g) include all costs and expenses (including reasonable attorney’s fees) related to a subpoena, deposition or document production in connection thereto).
9.2Indemnification by Purchaser. Subject to the limitations expressly set forth in this Article IX, Purchaser shall indemnify and hold harmless Seller from and against any and all Losses incurred by Seller arising from (a) any breach of the Purchaser Warranties, (b) any breach of any covenant of Purchaser set forth in this Agreement, (c) any fact in connection with any Excluded Liabilities and Excluded Assets (each as defined in the Non-Volt Business Transfer Agreement) with respect to the Non-Volt Business Transfer Agreement that arise after the Closing Date to the extent such Excluded Liabilities and Excluded Assets are not included in the scope of the Seller Warranties, and (d) any fact in connection with any Assumed Liabilities and Transferred Assets (as defined in the Volt Business Transfer Agreements) with respect to the Volt Business Transfer Agreements that arise after the Closing Date to the extent such Assumed Liabilities and Transferred Assets are not included in the scope of the Seller Warranties.
9.3Claim Notice.
(a)A Party that seeks indemnity under this Article IX (an “Indemnified Party”) shall give written notice (a “Claim Notice”) to the Party from whom indemnification is sought (an “Indemnifying Party”) within thirty (30) days after the Indemnified Party first becomes aware of the facts, matter, circumstance or event upon which the Claim is based.
(b)The Claim Notice must contain (i) a description and, if known, the estimated amount of any Losses incurred by the Indemnified Party, and (ii) a reasonable explanation of the basis for the Claim Notice accompanied by reasonable supporting documentation submitted by the Indemnified Party.
(c)After serving of the Claim Notice including a Claim Notice with respect to a Third Party Claim, if the Indemnified Party is Purchaser, Seller and Seller’s representatives shall be granted reasonable access, at reasonable times and on reasonable notice, to the relevant properties, books and records, premises, storage facilities and relevant personnel of Purchaser, NewCo or the Share Transfer Subsidiaries and any other information relating thereto which may reasonably be required to enable Seller and Seller’s representatives to investigate any such fact, matter, circumstance or event upon which the Claim is based.
(d)Without prejudice to the generality of the foregoing clauses (a) to (c), after the Closing, Purchaser shall, and shall cause NewCo and the Share Transfer Subsidiaries to, provide status updates upon reasonable request of Seller regarding the status of the items separately set forth in Schedule 9.1(g) and promptly report to Seller any material progress or other material development related therefrom (such update or report, a “Status Update”). In the event a Claim Notice is delivered by Purchaser to Seller with respect to Section 9.1(g) or Seller reasonably requests based on any Status Update, in addition to the access right under Section 8.6, Purchaser shall give Seller (upon written notice from Seller) reasonable access to documents, technical data or any other information, machinery or other equipment, directors, officers and employees of Purchaser, NewCo or Share Transfer Subsidiaries, and request access to the lawyers, other advisors and agents of Purchaser, NewCo or Share Transfer Subsidiaries, in each case, to the extent reasonably necessary for Seller and Seller’s representatives to evaluate, defend or otherwise make decisions or take actions regarding such Claim. Purchaser shall also reasonably cooperate, or cause NewCo or the Share Transfer Subsidiaries to reasonably cooperate, with Seller and take or cause to be taken any further actions as reasonably requested by Seller in connection with Seller’s evaluation, defense or otherwise making decisions or taking actions regarding such Claims; provided that the party granting access may withhold any document (or portions thereof) or information (A) that is subject to the terms of a non-disclosure agreement with a third party, (B) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such party’s counsel, constitutes a waiver of any such privilege or (C) if the provision of access to such document (or portion thereof) or information, as determined by such party’s counsel, would reasonably be expected to conflict with applicable Laws; provided further, that the party granting access shall make reasonable efforts so that the required access may not be prevented due to any of the foregoing items (A) to (C).
9.4Third Party Claim.
(a)If the Indemnified Party seeks indemnity under this Article IX in response to a claim or Proceeding by another Person not a Party to this Agreement (a “Third Party Claim”), then the Indemnified Party shall promptly give a Claim Notice to the Indemnifying Party within the deadline set forth in Section 9.3(a); provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability under this Agreement except to the extent such delay or deficiency prejudices or otherwise adversely affects the rights of the Indemnifying Party with respect thereto.
(b)In the event of a Third Party Claim, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, assume at any time control of the defense thereof with counsel reasonably satisfactory to the Indemnified Party by giving to the Indemnified Party written notice of its intention to assume control of the defense of such Third Party Claim; provided, however, that the Indemnified Party may participate in the defense of such Third Party Claim with its own counsel at its own expense. If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, the Indemnified Party shall cooperate in the defense or prosecution of the Third Party Claim. With respect to any Third Party Claim relating to the items separately set forth in Schedule 9.1(g), the provisions of this Section 9.4(b) supplements and shall not prejudice the provisions of Section 9.3(d).
(c)The Indemnifying Party shall not agree to any settlement of, or consent to the entry of any Judgment (other than a Judgment of dismissal on the merits without costs) arising from, any such Third Party Claim without the prior written consent of the Indemnified Party (such consent shall not be unreasonably delayed, withheld or made conditional by the Indemnified Party); provided, however, that the consent of the Indemnified Party shall not be required if the Indemnifying

Party agrees in writing to pay any amounts payable pursuant to such settlement or any Judgment and such settlement or Judgment includes a full, complete and unconditional release of the Indemnified Party from further liability. The Indemnified Party shall not agree to any settlement of, or the entry of any Judgment (other than a Judgment of dismissal on the merits without costs) arising from, any such Third Party Claim without the prior written consent of the Indemnifying Party (such consent shall not be unreasonably delayed, withheld or made conditional by the Indemnifying Party); provided, however, that the consent of the Indemnifying Party shall not be required in the case that Purchaser agrees to a settlement of, or consent to the entry of any Judgment, with respect to any Third Party Claim relating to the items separately set forth in Schedule 9.1(g) to the extent that such settlement or Judgment is commercially reasonable.
(d)Without limiting the foregoing, if Seller or any of its Affiliates receives a Claim Notice or Third Party Claim arising out of any litigation matter referred to in Schedule 9.1(g) that is reasonably expected to give rise to a Loss to Purchaser or any of its Affiliates (whether or not subject to indemnification by Seller pursuant to Section 9.1(g)), then (i) Purchaser and its applicable Affiliates shall be entitled to participate in the defense thereof at its and their own expense and (ii) Seller shall not settle or agree to any settlement of, or consent to the entry of any Judgment (other than a Judgment of dismissal on the merits without costs) arising from, any such Claim Notice or Third Party Claim without the prior written consent of Purchaser or its applicable Affiliates (such consent shall not be unreasonably delayed, withheld or made conditional by Purchaser or its applicable Affiliates).
9.5Survival.
(a)All representations and warranties contained in this Agreement, and all covenants and agreements contained in this Agreement that require performance prior to or as of Closing, shall survive the Closing for a period of three (3)-months after the Closing Date; provided, however, that the Fundamental Warranties shall survive the Closing until the third (3rd) anniversary of the Closing Date. Each covenant or agreement contained in this Agreement that by its terms contemplates performance after the Closing Date shall survive the Closing for the period contemplated by the respective terms of such covenant or agreement plus three (3)-months. Notwithstanding the foregoing, any indemnification obligations of Seller arising under Sections 9.1(c) and 9.1(d), and any indemnification obligations of Purchaser arising under Sections 9.2(c) and 9.2(d) shall survive the Closing until the expiry of applicable statute of limitations.
(b)All claims for indemnification under this Agreement must be asserted pursuant to a Claim Notice given prior to the expiration of the applicable survival period set forth in Section 9.5(a).
9.6Limitations on Liability.
(a)General Limitation. Seller shall not be liable under or in connection with this Agreement, and Purchaser shall not be entitled to bring a corresponding Claim, to the extent that:
(i)such liability would not have occurred but for the passing of, or change in, any Law after the Closing Date;
(ii)the relevant Loss results from or is increased by:

(A)
any voluntary act or omission of Purchaser, NewCo or any of the Share Transfer Subsidiaries, or their respective directors, officers, employees, agents or other representatives after the Closing (for the avoidance of doubt, if the relevant Loss is increased by any voluntary act or omission of Purchaser, NewCo or any of the Share Transfer Subsidiaries, or their respective directors, officers, employees, agents or other representatives after the Closing, Purchaser shall not be entitled to bring a corresponding Claim only to the extent so increased, and Purchaser shall not be restricted from bringing a Claim with respect to the amount of the Loss prior to such increase); and/or

(B)
any act or omission prior to the Closing by any of the Volt Operating Companies, NewCo, NewCo (AM), NewCo (HK) or NewCo (SH) specifically permitted in Schedule 8.1 of this Agreement or specifically requested by Purchaser.

(iii)the relevant Loss or liability is taken into account in determining the Working Capital or the Net Debt of NewCo as of the Closing Date and such amount is included in the calculation of the Total Purchase Price (as finally determined pursuant to Section 3.3).
(b)Cap and Deductible. Notwithstanding anything to the contrary contained in this Agreement:
(iv)no indemnification payments shall be made by or on behalf of Seller under this Agreement in respect of any individual claim or series of claims having the same nature or origin where the Losses relating thereto are less than one tenth of one percent (0.1%) of the Total Purchase Price, and such items less than such amount shall not be aggregated for purposes of calculating the Deductible in clause (ii) below;
(v)no indemnification payments shall be made by or on behalf of Seller under this Agreement until the aggregate amount of Losses for which Seller would (but for this clause (ii)) be liable thereunder exceeds one percent (1%) of the Total Purchase Price (such amount being, the “Deductible”), and then only to the extent of such excess over the Deductible;
(vi)the aggregate total amount in respect of which Seller shall be liable to indemnify and hold harmless Purchaser pursuant to this Agreement shall not exceed five percent (5%) of the Total Purchase Price;
(vii)provided, however, that claims for indemnification made in respect of Seller’s breach of its Fundamental Warranties shall not count against the foregoing liability limit but shall instead be limited to the amount of the Total Purchase Price; and

(viii)provided, further, however, that claims for indemnification made pursuant to Sections 9.1(c) 9.1(d), 9.2(c) and 9.2(d) shall not be subject to any limitation set forth in this Section 9.6(b).
(c)Mitigation. The Indemnified Party shall use its commercially reasonable efforts to mitigate any Losses with respect to which it may be entitled to seek indemnification pursuant to this Agreement.
9.7Exclusive Remedy.
(a)From and after the Closing, the sole and exclusive remedy of Purchaser for any matter arising out of the transactions contemplated in this Agreement shall be pursuant to the indemnification obligations set forth in Article IX and, except to the extent Purchaser has asserted a claim for indemnification by giving a Claim Notice in accordance with Section 9.3 prior to the expiration of the applicable survival period set forth in Section 9.5, Purchaser shall have no remedy against Seller for any breach of any provision of this Agreement.
(b)Nothing in this Article IX shall have the effect of limiting or restricting any liability of Seller in respect of a Claim arising as a result of any fraud, or fraudulent misrepresentation by Seller.
9.8Tax Treatment of Indemnification Payment. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Total Purchase Price for Tax purposes, unless otherwise required by Law.

ARTICLE X
TERMINATION
10.1Termination.
(a)Prior to the Closing, this Agreement and the transactions contemplated in this Agreement shall terminate:
(i)upon the unanimous consent in writing of the Parties and JIP;
(ii)by Purchaser upon written notice to Seller, in the event Seller breaches or fails to perform any of its representations, warranties, covenants or agreements contained herein in any material respect; provided that if such breach or failure is curable, Purchaser may only terminate this Agreement upon written notice to Seller if Seller has not cured such breach or failure within the earlier of (A) thirty (30) days after written notification of such breach and (B) May 31, 2017 (the “Long Stop Date”);
(iii)by Seller upon written notice to Purchaser, in the event Purchaser breaches or fails to perform any of its representations, warranties, covenants or agreements contained herein in any material respect; provided that if such breach or failure is curable, Seller may only terminate this Agreement upon written notice to

Purchaser if Purchaser has not cured such breach or failure within the earlier of (A) thirty (30) days after written notification of such breach and (B) the Long Stop Date; and
(iv)in the event that Closing has failed to occur by the Long Stop Date, by a Party upon written notice to the other Party; provided that, this right to terminate shall not be exercisable by a Party whose breach of this Agreement shall have been the cause of, or resulted in, the failure of Closing to occur on or prior to the Long Stop Date.
For the avoidance of doubt, this Agreement shall not be terminable by any Party upon the occurrence of, and after, the Closing.
(b)If this Agreement is terminated pursuant to the provisions of this Section 10.1, then this Agreement shall have no further effect, provided that, no Party shall be relieved of any liability for a breach of this Agreement, nor shall such termination be deemed to constitute a waiver of any available remedy for any such breach; provided further, that, Article IX (Indemnification), Section 10.1(b), Article XI (Miscellaneous) and any other provisions required to make such foregoing sections effective, shall survive the termination of this Agreement.

ARTICLE XI
MISCELLANEOUS
11.1Notices. All notices, requests, demands and other communications hereunder shall be in writing or electronic transmission and shall be delivered by hand or mailed by courier or sent by fax or electronic mail with confirmation of receipt addressed as follows:
(a)If to Seller:

Name:	Mr. Fumihiro Katakura

Title:	Senior Vice President of NEC TOKIN Corporation

Address:	Chiyoda First Building 8-1 Nishi-Kanda 3-chome, Chiyoda-ku, Tokyo101-8362 Japan

E-mail:	f-katakura-ti@nec-tokin.com

Phone:	03-3515-9116
(b)If to Purchaser:

Name:	Koji Muranaka

Title:	Representative Director

Address:	2-1-1, Marunouchi, Chiyoda-ku, Tokyo 100-0005, Japan

E-mail:	muranaka@jipinc.com

Phone:	080-6503-0296

(c)If to JIP:

Name:	Katsu Harashima

Title:	Managing Director

Address:	2-1-1, Marunouchi, Chiyoda-ku, Tokyo 100-0005, Japan

E-mail:	harashima@jipinc.com

Phone:	03-6266-5781
11.2Expenses. Except as otherwise expressly provided in this Agreement, each Party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated in this Agreement; provided, however, that (i) Seller and Purchaser shall bear, on an equal basis, fees and expenses charged by the Governmental Authorities of the Philippines required in order to obtain or make the Required Consents and Notices (except that each Party shall bear its own notarial fees incurred by the notarization of the documents required in order to obtain or make the Required Consents and Notices) and (ii) Purchaser shall bear all notarial fees (other than the notarial fees incurred in connection with the Required Consents and Notices stated in clause (i) above) incurred by the notarization of any documents and instruments required to be notarized in connection with the transactions contemplated in this Agreement (excluding, however, any such payments relating to the business transfer under the Non-Volt Business Transfer Agreement and the Volt Business Transfer Agreements, which shall be borne by Seller). Purchaser shall be responsible for the payment of any transfer Taxes, levies, charges and fees, including any interest, penalty, or additional amount (unless such interest, penalty, or additional amount was caused by Sellers or a Seller’s Affiliate), payable by reason of the transactions contemplated in this Agreement (excluding, however, any of such payments relating to the Company Split) and reimburse Seller for any such payments made by a Seller or any Seller’s Affiliate. Nothing in this Section 11.2 shall affect the allocation of costs and expenses in accordance with the Ancillary Agreements.
11.3Disclosure Letter. Disclosure of any items in any section of the Disclosure Letter shall be deemed disclosure by Seller with respect to each other section of the Disclosure Letter to the extent it is reasonably apparent to a reasonable Person that the disclosure in such any section reasonably relates to the subject matter of such other section. Matters reflected in any section or subsection of the Disclosure Letter are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any section or subsection of the Disclosure Letter shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Laws or Governmental Authorization shall be construed as an admission or indication that such a breach or violation exists or has actually occurred.
11.4Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of Japan. The application of the UN Convention on Contracts for the International Sale of Goods (CISG) shall be excluded.
11.5Controlling Language. Except for Exhibit 2.1(c), Exhibit 8.8(c), Exhibit 8.8 (d) and Exhibit 8.8(e) which shall be prepared in the Japanese language, the English language version of this Agreement shall be controlling in all respects; provided that where a Japanese term has been inserted in parentheses and/or italics, such Japanese term alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement.
11.6Entire Agreement.

(a)This Agreement comprises the entire agreement between the Parties and JIP concerning the subject matter hereof and supersede and replace all oral and written agreements and declarations of intention made by the Parties and JIP in connection with the subject matter thereof.
(b)On the Closing Date, Seller and Purchaser shall terminate, with immediate effect the confidentiality agreement entered between them dated August 10 2016.
11.7Assignment. Neither Party may assign any rights or claims hereunder to any Person without the prior written consent of the other Party. For the avoidance of doubt, Purchaser may assign its rights and obligations and contractual position hereunder to NewCo upon the merger between NewCo and Purchaser. In the event that all or substantial part of Seller’s business is transferred to or assumed by its shareholder or a third party, unless otherwise instructed by Purchaser, Seller shall have this Agreement transferred to or assumed by the relevant acquirer of the business.
11.8Amendments and Supplements. This Agreement may be amended or supplemented or the performance of a provision hereof waived only in writing, including any amendment to this provision.
11.9Jurisdiction. The Parties and JIP hereby agree that the Tokyo District Court has exclusive jurisdiction as the court of first instance with respect to any dispute whatsoever arising out of or in connection with this Agreement.
11.10Default Interest. In the event that a Party is in default with payments under this Agreement, such Party shall pay default interest from the respective payment date until, but not including, the day actual payment is made at a rate of ten percent per annum.
11.11Specific Performance. The Parties and JIP agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms of this Agreement and that the Parties shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.
11.12Severability. Should any provision or portion of this Agreement be held unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding. Instead of the unenforceable or invalid provision or portion such provision shall be deemed agreed which comes as close as possible to the intentions of the Parties and JIP as expressed in this Agreement.
11.13Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the Parties and JIP have executed and delivered this Agreement as of the Signing Date.

NEC Tokin Corporation

By:__/s/ Per-Olof Loof_____________________ Name: Per-Olof Loof Title: Representative Director and Chairman of the Board of Directors

PURCHASER

NTJ Holdings 1 Ltd.,

By:__/s/ Koji Muranaka_____________________ Name: Koji Muranaka Title: Representative Director

JIP

Japan Industrial Partners, Inc.

By:__/s/ Hidemi Moue_____________________ Name: Hidemi Moue Title: CEO

Exhibit 2.1(a)	Form of the Business Transfer Agreement (Germany)

PROJECT VOLT

BUSINESS TRANSFER AGREEMENT
(Germany)

dated April 13, 2017

BUSINESS TRANSFER AGREEMENT
(Germany)
This Business Transfer Agreement (Germany) (this “BTA Germany”) is made on April 13, 2017 (the “Signing Date”) by and between NEC TOKIN Europe GmbH (corporate name to be changed to “EM Devices Europe GmbH“ upon Closing), a limited liability company organized and established under the Laws of Germany, having its principal place of business at Hellersbergstrasse 14, 41460 Neuss, Germany (“Seller”) and TOKIN Europe GmbH, a limited liability company organized under the Laws of Germany, having its principal place of business at Hellersbergstrasse 14, 41460 Neuss, Germany (“Purchaser”). Seller and Purchaser are also referred to herein collectively as the “Parties” and each individually as a “Party”.

PREAMBLE
WHEREAS, (i) NEC TOKIN Corporation (“NECT”) directly owns 100% of the issued shares in each of NEC TOKIN Electronics (Philippines) Inc., Seller, NEC TOKIN America Inc., NEC TOKIN Singapore Pte Ltd (“NTSIN”) and NEC TOKIN Korea Co., Ltd.; (ii) NTSIN directly owns 100% of the issued shares in NEC TOKIN Hong Kong Ltd. (“NTHK”); and (iii) NTHK directly owns 100% of the issued shares in NEC TOKIN Shanghai Co. Ltd. (collectively, the “Volt Operating Companies”);
WHEREAS, each of the Volt Operating Companies, among other businesses, is engaged in the business of manufacturing and selling power relays and signal relays and providing certain services relating to such business (such business and services, collectively, the “Volt Business”)
WHEREAS, subject to the terms and conditions of the Master Sale and Purchase Agreement entered into among NECT, NTJ Holdings 1 Ltd., a corporation organized under the Laws of Japan, having its principal place of business at, 2-1-1, Marunouchi, Chiyoda-ku, Tokyo 100-0005, Japan (the “Ultimate Purchaser”), and Japan Industrial Partners, Inc. a joint stock company organized under the Laws of Japan, having its principal place of business at 2-1-1, Marunouchi, Chiyoda-ku, Tokyo 100-0005, Japan dated as of February 23, 2017 (the “Master Agreement”), NECT wishes to carve out the Volt Business from the businesses of NECT, and NECT wishes to transfer to Ultimate Purchaser, and Ultimate Purchaser wishes to purchase from NECT, the Volt Business;
WHEREAS, each of Seller and Purchaser is a wholly owned subsidiary of NECT as of the date hereof, and all the shares of Seller will be owned indirectly by Ultimate Purchaser upon consummation of the Closing; and
WHEREAS, as part of the pre-Closing Reorganization, Seller wishes to sell certain rights, title and interest in and to the Transferred Business, and Purchaser agrees to purchase such rights, title and interest in and to the Transferred Business and to assume certain liabilities in accordance with the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties contained in this BTA Germany the Parties agree as follows:

ARTICLE I
Definitions

1.1Master Agreement Definitions. For purposes of this BTA Germany, to the extent any capitalized terms are used but not defined herein, such terms shall have the meaning set forth in the Master Agreement.
1.2Other Definitions. The following terms shall have the following meanings ascribed to them for the purposes of this BTA Germany
“Assumed Liabilities” means the liabilities of Seller as set forth in Schedule A
“Purchase Price” has the meaning ascribed to it in Section 2.1.
“Transferred Assets” means the assets as set forth in Schedule A.
“Transferred Business” means, collectively, the Transferred Assets, Transferred Contracts, Transferred Employees and Assumed Liabilities.
“Transferred Contracts” means the contracts as set forth in Schedule A.
“Transferred Employees” means the employees as set forth in Schedule A.
1.3Excluded Liabilities and Excluded Assets. In connection with this BTA Germany, the Excluded Assets referred to in Section 9.1 of the Master Agreement means the assets of Seller other than the Transferred Assets, and the Excluded Liabilities referred to therein means the liabilities of Seller (whether known or unknown, express or implied, primary or secondary, direct or indirect, accrued or non-accrued, absolute or contingent or otherwise, whether due or to become due and whether arising before or after the Closing, including indemnification liabilities, product warranty or other contingent liabilities related to products sold to customers) other than the Assumed Liabilities.
1.4Interpretation. Unless otherwise indicated to the contrary herein by context or use hereof: (a) the words “include”, “includes” and “including” when used in this BTA Germany, shall be deemed to be followed by the phrase “without limitation”, (b) the words “hereby”, “herewith”, “herein”, “hereto”, “hereof” and words of similar import refer to this BTA Germany as a whole and not to any particular section or paragraph hereof, (c) masculine gender shall also include the feminine and neutral genders, and vice versa, (d) words importing the singular shall also include the plural, and vice versa, (e) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words, including electronic media, in a visible form, (f) all references to “days” mean calendar days and all references to “time” mean Japan Standard Time, (g) the term “or” shall not be deemed to be exclusive, (h) when a reference is made in this BTA Germany to an Article, Section, Schedule, such reference is to an Article or Section of, or a Schedule to, this BTA Germany unless otherwise indicated, (i) the headings for this BTA Germany are for reference purposes only and do not affect in any way the meaning or interpretation of this BTA Germany, (j) any applicable Law defined or referred to herein or in any agreement or instrument that is referred to herein means such applicable Law as from time to time amended, modified or supplemented, including by succession of comparable successor applicable Laws, and (k) unless otherwise specified, each reference to any contract shall be to such contract as amended, supplemented, waived or otherwise modified from time to time.

ARTICLE II
SALE AND transfer of Transferred Business

2.1Sale of the Transferred Business. Subject to the terms and conditions of this BTA Germany and the fulfilment of the Condition Precedent pursuant to Article 3.1, (i) Seller hereby sells to Purchaser, and Purchaser hereby accepts the purchase from Seller of, all of Seller’s title to, or the expectancy right (Anwartschaftsrecht) of, or assigns any other right to, as the case may be, the Transferred Assets with in rem effect (mit dinglicher Wirkung) as of the Closing Date; and (ii) Purchaser hereby agrees to assume (verpflichtet sich zu übernehmen), with commercial effect (mit wirtschaftlicher Wirkung) as of the Closing Date, all contracts, contractual relationships and offers for contractual relationships regarding the Transferred Contracts and to assume the Assumed Liabilities, for an aggregate consideration equal to the value of the inventories and fixed assets of the Non-Volt Business which are listed in Attachment A2 calculated in accordance with the Accounting Principles (the “Purchase Price”). The Purchase Price is a net amount which does not include value added tax (VAT). If the transactions contemplated under this BTA Germany are subject to VAT, Purchaser shall pay such VAT to Seller at the same day the Purchase Price becomes payable. Seller shall furnish the Purchaser with an invoice in accordance with the German VAT Act.
2.2Purchaser’s Obligation after Closing. On the date that is 90 days after the Closing Date or any other date the Parties may mutually agree upon in writing, Purchaser shall pay the Purchase Price by wire transfer of immediately available funds, without deduction for any bank and other charges, to the bank account designated by Seller.
2.3Transfer of the Transferred Business. Seller, subject to the terms and conditions of this BTA Germany, the fulfilment of the Condition Precedent pursuant to Article 3.1 and the payment of the Purchase Price, hereby transfers the Transferred Assets to Purchaser. Purchaser hereby accepts the transfer thereof in accordance with the foregoing sentence. Seller shall transfer possession (Besitz) to the Transferred Assets to Purchaser on the Closing Date. If and to the extent Purchaser does not take direct possession (unmittelbarer Besitz) of any Transferred Assets, the Seller shall, as from the Closing Date, hold those Transferred Assets for the account, the risk and the expense of the Purchaser and as agent (Besitzmittler) for the Purchaser and shall deal with such Transferred Assets in accordance with the reasonable instruction received from Purchaser. If and to the extent Purchaser does not take direct possession of any Transferred Assets which are not in direct possession of Seller on the Closing Date, Seller shall instruct the persons in possession thereof to hold them, as from the Closing Date, on the account, the risk and at the expense of the Purchaser and as agent (Besitzmittler) for the Purchaser. Subject to the terms and conditions of this BTA Germany, the fulfilment of the Condition Precedent pursuant to Article 3.1 and the payment of the Purchase Price, the Seller hereby assigns to the Purchaser all claims for the return (Herausgabeansprüche) of such Transferred Assets against such third parties. Purchaser hereby accepts the assignment thereof in accordance with the foregoing sentence. Subject to the terms and conditions of this BTA Germany, the fulfilment of the Condition Precedent pursuant to Article 3.1 and the payment of the Purchase Price, Purchaser hereby assumes the Transferred Contracts and the Assumed Liabilities with in rem effect (mit dinglicher Wirkung) as of the Closing Date, with regard to the Transferred Contract subject to any required third-party consent and with full discharge of Seller as original contractual party (im Wege der Vertragsübernahme mit befreiender Wirkung). Seller hereby agrees to the assumption of the Transferred Contracts and the Assumed Liabilities by Purchaser in accordance with the foregoing sentence.
2.4Seller’s Obligation at Closing. At the Closing, Seller shall deliver the following documents to Purchaser:

(i)Originals of the employment contracts of Transferred Employees and personnel files.
(ii)Originals of the Transferred Contracts.
2.5Purchaser’s Entitlement. Purchaser shall be entitled to the benefit of the Transferred Business on and after the Closing Date; and any payment relating to, or connected with, the Transferred Business on and after the Closing Date and that is received by Seller on and after the Closing Date shall be paid to Purchaser immediately upon receipt (and shall be held in trust by Seller for the benefit of Purchaser pending such payment).
2.6No Representations and Warranties. No representation, warranty, guarantee or indemnity of any nature under or in connection with the Transferred Business or this BTA Germany shall be granted by any Party to the other Party or its Affiliates under this BTA Germany, provided that no claims of a Party due to willful deceit (arglistige Täuschung) or own intentional behavior (Vorsatz) of the other Party shall be excluded.
ARTICLE III
Condition Precedent
3.1Condition Precedent. The obligations of the Parties under this BTA Germany, and the completion of the transactions contemplated herein, are conditioned upon the satisfaction or waiver of the conditions precedent for NECT to consummate the Closing as set out in Sections 5.1 (a), Section 5.1(b) and Section 5.3 of the Master Agreement.
ARTICLE IV
Covenants

4.1Transferred Contracts.
(i)Seller shall use commercially reasonable efforts to obtain any approval or consent from any third party which is required to perform the transactions contemplated in this BTA Germany under any Transferred Contracts. For the avoidance of doubt, except to the extent Seller fails to use commercially reasonable efforts, any failure to obtain any such consent, or any circumstances resulting from any such failure shall not constitute a breach of Seller’s obligation hereunder. Seller and Purchaser further agree that Sec. 415 para. 3 of the German Civil Code (Bürgerliches Gesetzbuch) applies in the case that the consent of the relevant third parties to an assumption (Schuldübernahme) with discharging effect is not obtained.
(ii)This BTA Germany shall not operate to assign any right or obligation with respect to a Transferred Contract, if any attempt to assign such right or obligation without the consent of any relevant party or obligee thereto would constitute a breach of the Transferred Contract or would in any way affect the rights of Seller thereunder. If such consent is not obtained on or prior to the Closing Date, Seller shall cooperate with Purchaser and act as agent for Purchaser under a reasonable arrangement to obtain for Purchaser the full benefit of an assignment of the rights or obligations under such Transferred Contract.
4.2Transferred Employees. Seller shall use commercially reasonable efforts to procure that the Transferred Employees (a) accept and sign resignation letters effective as of the Closing Date, by which the Transferred Employees shall state that they shall resign from Seller as of the Closing Date and waive their entitlement to any applicable severance benefits or under any other claims against Seller, and (b) accept and execute employment contracts with Purchaser on substantially the same terms and conditions as those applied to such Transferred Employees by Seller as of the Signing Date, and which shall be effective as of the Closing Date. For the avoidance of doubt, except to the extent Seller fails to use commercially reasonable efforts, any failure to procure any such resignation letters or employment contracts, or any circumstances resulting from such failure, shall not constitute a breach of Seller’s obligation hereunder.
ARTICLE V
Miscellaneous

5.1Limited Purpose. This BTA Germany is solely for the purposes of the purchase, sale and transfer of the Transferred Business in compliance with local Law. This BTA Germany shall be interpreted in a manner consistent with the Master Agreement, except to the extent required by mandatory local Law, in order to consummate the transactions contemplated in this BTA Germany and the Master Agreement. The Parties covenant and agree to give effect to the intent of the Master Agreement to the fullest extent permissible under local Law. This BTA Germany shall not in any way modify, amend or constitute a waiver of any provision of, or any other document related to the transactions contemplated by, the Master Agreement.
5.2No Additional Remedies. After the Closing, the sole and exclusive remedy for any and all claims, damages or other matters based upon, relating to or arising from this BTA Germany or the transactions contemplated hereby, including in the case of fraud, shall be the remedies set forth in the Master Agreement only, and no Person, including any Party’s Affiliates, shall have any other entitlement, remedy or recourse, whether in contract, tort, strict liability, equitable remedy or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by Law, provided that no claims of a Party due to willful deceit (arglistige Täuschung) or own intentional behavior (Vorsatz) of the other Party shall be excluded.
5.3Effective Date and Termination.
(i)This BTA Germany shall take effect on and from the Signing Date.
(ii)This BTA Germany shall be terminated automatically without need for further action if the Master Agreement is terminated for any reason.
(iii)This BTA Germany may not be terminated by any Party for any reason after the Closing, provided that no claims of a Party due to willful deceit (arglistige Täuschung) or own intentional behavior (Vorsatz) of the other Party shall be excluded.
(iv)In the event of the termination of this BTA Germany, each Party shall promptly return, delete or otherwise destroy all confidential information provided by the other Party in connection with this BTA Germany. Furthermore, neither Party shall have any liability or further obligation to the other Party, except that Sections 1.4 and ARTICLE V shall survive the termination of this BTA Germany.
5.4Notices. All notices, requests, demands and other communications hereunder shall be in writing or electronic transmission and shall be delivered by hand or mailed by courier or sent by fax or electronic mail with confirmation of receipt addressed as follows:

(a)If to Seller:
Akihiro Kaito
Managing Director
FAX: 49-2131-1866-60
Email: a-kaito-wr@nec-tokin.com
(b)If to Purchaser:
Akihiro Kaito
Managing Director
FAX: 49-2131-1866-18
Email: a-kaito-wr@nec-tokin.com

5.5Expenses. Except as otherwise expressly provided in this BTA Germany, each Party shall bear its own costs and expenses incurred in connection with this BTA Germany and the transactions contemplated in this BTA Germany. Purchaser shall be responsible for the payment of any transfer Taxes, levies, charges and fees, including any interest, penalty, or additional amount, payable by reason of the transactions contemplated in this BTA Germany (excluding, however, any of such payments relating to the Company Split or other payment payable by reason solely attributable to Seller or its Affiliates) and reimburse Seller for any such payments made by Seller. Nothing in this Section 5.5 shall affect the allocation of costs and expenses in accordance with the Ancillary Agreements and the Master Agreement.
5.6Governing Law. This BTA Germany shall be governed by and construed in accordance with the Laws of Japan, provided, however, that to the extent required by mandatory German law, this BTA Germany shall be governed by and construed in accordance with the laws of Germany. The application of the UN Convention on Contracts for the International Sale of Goods (CISG) shall be excluded.
5.7Controlling Language. The English language version of this BTA Germany shall be controlling in all respects; provided that where a German term has been inserted in parentheses and/or italics, such term (and not its English equivalent term) shall be authoritative for the purpose of the interpretation of its English equivalent term in this BTA Germany.
5.8Entire Agreement. The Master Agreement and this BTA Germany comprises the entire agreement between the Parties and their Affiliates concerning the subject matter hereof and supersedes and replaces all oral and written agreements and declarations of intention made by the Parties or their Affiliates in connection with the contractual negotiations. In the event of any conflict or inconsistency between the terms of the Master Agreement and this BTA Germany, the terms of the Master Agreement will control.
5.9Assignment. Neither Party may assign any rights or claims hereunder without the prior written consent of the other Party.

5.10Amendments and Supplements. This BTA Germany may be amended or supplemented or the performance of a provision hereof waived only in writing executed by all Parties and the Ultimate Purchaser, including any amendment to this provision, unless notarization is required.
5.11Dispute Resolution. The Parties shall refer all disputes to NECT and Ultimate Purchaser so that they can resolve the dispute in accordance with the method of dispute resolution as provided in the Master Agreement.
5.12Exclusion of Set-Off, Retention Rights. Except as expressly provided otherwise in the Master Agreement or in this BTA Germany, neither Party shall be entitled to (i) set-off any rights or claims it may have under this BTA Germany against any rights or claims of another Party, or (ii) refuse to perform any obligation it may have under this BTA Germany on the ground that it has a right of retention, unless the rights or claims of the relevant Party for set-off or retention have been acknowledged in writing by the other Party or have been confirmed by a final decision in accordance with Section 5.11.
5.13Severability. Should any provision or portion of this BTA Germany be held unenforceable or invalid for any reason, the remaining provisions and portions of this BTA Germany shall be unaffected by such holding. Instead of the unenforceable or invalid provision or portion, such provision shall be deemed agreed which comes as close as possible to the intention of the Parties as expressed in the Master Agreement and this BTA Germany. The same shall apply if the Parties inadvertently did not address certain issues in this BTA Germany, which subsequently become relevant.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed and delivered this Business Transfer Agreement as of the Signing Date.

NEC TOKIN Europe GmbH

By:_______________________ Name: Akihiro Kaito Title: Managing Director

TOKIN Europe GmbH

By:_______________________ Name: Akihiro Kaito Title: Managing Director

Exhibit 2.1(b)(i)	Form of the Business Transfer Agreement (USA)

PROJECT VOLT

BUSINESS TRANSFER AGREEMENT
(USA)

dated April 13, 2017

BUSINESS TRANSFER AGREEMENT
(USA)
This Business Transfer Agreement (USA) (this “BTA USA”) is made on April 13, 2017 (the “Signing Date”) by and between NEC TOKIN America Inc., a corporation organized and established under the Laws of the State of California, having its principal place of business at 2560 North First Street, Suite 100, San Jose, California 95131, U.S.A. (“Seller”) and EM Devices USA Inc., a corporation organized under the Laws of the State of California, having its principal place of business at 2560 North First Street, Suite 100, San Jose, California 95131, U.S.A. (“Purchaser”). Seller and Purchaser are also referred to herein collectively as the “Parties” and each individually as a “Party”.

PREAMBLE
WHEREAS, (i) NEC TOKIN Corporation (“NECT”) directly owns 100% of the issued shares in each of NEC TOKIN Electronics (Philippines) Inc., NEC TOKIN Europe GmbH, Seller, NEC TOKIN Singapore Pte Ltd (“NTSIN”) and NEC TOKIN Korea Co., Ltd.; (ii) NTSIN directly owns 100% of the issued shares in NEC TOKIN Hong Kong Ltd. (“NTHK”); and (iii) NTHK directly owns 100% of the issued shares in NEC TOKIN Shanghai Co. Ltd. (collectively, the “Volt Operating Companies”);
WHEREAS, each of the Volt Operating Companies, among other businesses, is engaged in the business of manufacturing and selling power relays and signal relays and providing certain services relating to such business (such business and services, collectively, the “Volt Business”);
WHEREAS, subject to the terms and conditions of the Master Sale and Purchase Agreement entered into among NECT, NTJ Holdings 1 Ltd., a corporation organized under the Laws of Japan, having its principal place of business at, 2-1-1, Marunouchi, Chiyoda-ku, Tokyo 100-0005, Japan (the “Ultimate Purchaser”), and Japan Industrial Partners, Inc. a joint stock company organized under the Laws of Japan, having its principal place of business at 2-1-1, Marunouchi, Chiyoda-ku, Tokyo 100-0005, Japan dated as of February 23, 2017 (the “Master Agreement”), NECT wishes to carve out the Volt Business from the businesses of NECT, and NECT wishes to transfer to Ultimate Purchaser, and Ultimate Purchaser wishes to purchase from NECT, the Volt Business;
WHEREAS, each of Seller and Purchaser is a wholly owned subsidiary of NECT as of the date hereof, and all the shares of Purchaser will be owned indirectly by Ultimate Purchaser upon consummation of the Closing; and
WHEREAS, as part of the pre-Closing Reorganization, Seller wishes to sell certain rights, title and interest in and to the Transferred Business, and Purchaser agrees to purchase such rights, title and interest in and to the Transferred Business and to assume certain liabilities in accordance with the terms and conditions of this BTA USA.
NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties contained in this BTA USA, the Parties agree as follows:

ARTICLE I
Definitions

1.1Master Agreement Definitions. For purposes of this BTA USA, to the extent any capitalized terms are used but not defined herein, such terms shall have the meaning set forth in the Master Agreement.
1.2Other Definitions. The following terms shall have the following meanings ascribed to them for the purposes of this BTA USA.
“Assignment and Assumption Agreement” has the meaning ascribed to it in Section 2.3(ii).
“Assumed Liabilities” means the liabilities of Seller as set forth in Schedule A.
“Employment Offers” has the meaning ascribed to it in Section 4.2(i).
“Purchase Price” has the meaning ascribed to it in Section 2.1.
“Transferred Assets” means the assets as set forth in Schedule A.
“Transferred Business” means, collectively, the Transferred Assets, Transferred Contracts, Transferred Employees and Assumed Liabilities.
“Transferred Contracts” means the contracts as set forth in Schedule A.
“Transferred Employees” has the meaning ascribed to it in Section 4.2(i).
1.3Excluded Liabilities and Excluded Assets. In connection with this BTA USA, the Excluded Assets referred to in Section 9.1 of the Master Agreement means the assets of Seller other than the Transferred Assets, and the Excluded Liabilities referred to therein means the liabilities of Seller (whether known or unknown, express or implied, primary or secondary, direct or indirect, accrued or non-accrued, absolute or contingent or otherwise, whether due or to become due and whether arising before or after the Closing, including indemnification liabilities, product warranty or other contingent liabilities related to products sold to customers) other than the Assumed Liabilities.
1.4Interpretation. Unless otherwise indicated to the contrary herein by context or use hereof: (a) the words “include”, “includes” and “including” when used in this BTA USA, shall be deemed to be followed by the phrase “without limitation”, (b) the words “hereby”, “herewith”, “herein”, “hereto”, “hereof” and words of similar import refer to this BTA USA as a whole and not to any particular section or paragraph hereof, (c) masculine gender shall also include the feminine and neutral genders, and vice versa, (d) words importing the singular shall also include the plural, and vice versa, (e) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words, including electronic media, in a visible form, (f) all references to “days” mean calendar days and all references to “time” mean Japan Standard Time, (g) the term “or” shall not be deemed to be exclusive, (h) when a reference is made in this BTA USA to an Article, Section, Schedule, such reference is to an Article or Section of, or an Schedule to, this BTA USA unless otherwise indicated, (i) the headings for this BTA USA are for reference purposes only and do not affect in any way the meaning or interpretation of this BTA USA, (j) any applicable Law defined or referred to herein or in any agreement or instrument that is referred to herein means such applicable Law as from time to time amended, modified or supplemented, including by succession of comparable successor applicable Laws, and (k) unless otherwise specified, each reference to any contract shall be to such contract as amended, supplemented, waived or otherwise modified from time to time.
ARTICLE II
SALE AND transfer of Transferred Business

2.1Sale and Transfer of the Transferred Business. Subject to the terms and conditions of this BTA USA and the fulfillment of the conditions precedent pursuant to Article 3.1, on the Closing Date, (i) Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s right, title and interest in and to the Transferred Business, free and clear of any Liens; and (ii) Purchaser shall assume all Assumed Liabilities, for an aggregate consideration equal to the value of the inventories of the Volt Business and fixed assets primarily related to the Volt Business as of the Closing Date calculated in accordance with the Accounting Principle (the “Purchase Price”).
2.2Purchaser’s Obligation at and after Closing. At the Closing, Purchaser shall execute and deliver to Seller the Assignment and Assumption Agreement (defined below). On the date that is 90 days after the Closing Date or any other date the Parties may mutually agree upon in writing, Purchaser shall pay the Purchase Price by wire transfer of immediately available funds, without deduction for any bank and other charges, to the bank account designated by Seller.
2.3Seller’s Obligation at Closing. At the Closing, Seller shall execute and deliver the following documents to Purchaser:
(i)a bill of sale evidencing the sale, transfer and assignment of the Transferred Assets to Purchaser, free and clear of any Liens, in form and substance reasonably satisfactory to both Seller and Purchaser;
(ii)an assignment and assumption agreement for the assignment and assumption by Purchaser of the Transferred Contracts and Assumed Liabilities, free and clear of any Liens, in form and substance reasonably satisfactory to both Seller and Purchaser (the “Assignment and Assumption Agreement”);
(iii)originals of the Transferred Contracts; and
(iv)copies of all personnel files related to the Transferred Employees(to the extent written authorizations to release such copies, if required under any applicable Law (including any Law of the State of California (statutory, common or otherwise)), have been obtained from the Transferred Employees).
2.4Purchaser’s Entitlement. Purchaser shall be entitled to the benefit of the Transferred Business, free and clear of any Liens, on and after the Closing Date; and any payment relating to, or connected with, the Transferred Business conducted on and after the Closing Date and that is received by Seller on and after the Closing Date shall be paid to Purchaser immediately upon receipt (and shall be held in trust by Seller for the benefit of Purchaser pending such payment).
2.5No Representations and Warranties. No representation, warranty, guarantee or indemnity of any nature under or in connection with the Transferred Business or this BTA USA has been granted by any Party to the other Party or its Affiliates under this BTA USA.

ARTICLE III
Condition Precedent

3.1Condition Precedent. The obligations of the Parties under this BTA USA, and the completion of the transactions contemplated herein, are conditioned upon the satisfaction or waiver of the conditions precedent for NECT to consummate the Closing as set out in Sections 5.1 (a), Section 5.1(b) and Section 5.3 of the Master Agreement.

ARTICLE IV
Covenants

4.1Transferred Contracts.
(i)Seller shall use commercially reasonable efforts to obtain any approval or consent from any third party which is required to perform the transactions contemplated in this BTA USA under any Transferred Contracts. The execution and delivery of this BTA USA by Seller and the performance of its obligations hereunder will not result in the creation or imposition of any Lien on any Transferred Assets. For the avoidance of doubt, except to the extent Seller fails to use commercially reasonable efforts, any failure to obtain any such consent, or any circumstances resulting from any such failure shall not constitute a breach of Seller’s obligation hereunder.
(ii)This BTA USA shall not operate to assign any right or obligation with respect to a Transferred Contract, if any attempt to assign such right or obligation without the consent of any relevant party or obligee thereto would constitute a breach of the Transferred Contract. If such consent is not obtained on or prior to the Closing Date, Seller shall cooperate with Purchaser and act as agent for Purchaser under a reasonable arrangement to obtain for Purchaser the full benefit of an assignment of the rights or obligations under such Transferred Contract.
4.2Transferred Employees.
(i)Seller shall use commercially reasonable efforts to procure that the employees listed on Schedule A hereto accept the offers of “at-will” employment made by Purchaser (the “Employment Offers”) (such employees who accept the Employment Offers are referred to herein as the “Transferred Employees”), such employment to be effective as of the Closing Date. The Parties agree that the Employment Offers will have base salary and other terms and conditions that are substantially the same as or comparable to those that apply to the employment of the Transferred Employees by Seller as of the Signing Date. Furthermore, Seller shall use commercially reasonable efforts to procure that the Transferred Employees each sign an authorization to release copies of their personnel files, if required under any applicable Law (including any Law of the State of California (statutory, common or otherwise)). For the avoidance of doubt, except to the extent Seller fails to use commercially reasonable efforts, any failure to procure any such acceptance of the Employment Offers or authorization to release copies of their personnel files, or any circumstances resulting from such failure, shall not constitute a breach of Seller’s obligation hereunder.

(i)Seller shall cause the Transferred Employees to be terminated from employment with Seller as of the Closing Date. On or before the Closing Date, Seller shall pay all amounts owed or payable by Seller to the Transferred Employees as of the Closing Date, including accrued and unused vacation time.
(ii)After the Closing, Seller and Purchaser shall discuss in good faith the potential transfer of two additional employees from Seller to Purchaser. In the event that Seller and Purchaser agree on such transfer, Sections 4.2(i) and 4.2(ii) shall apply mutatis mutandis.
4.3Further Assurances. Following the Closing, Seller shall, and shall cause its Affiliates and its Affiliates’ representatives to, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by Purchaser, to confirm and assure the rights and obligations provided for in this BTA USA and render effective the consummation of the transactions contemplated hereby, or otherwise to carry out the intent and purposes of this BTA USA.

ARTICLE V
Miscellaneous

5.1Limited Purpose. This BTA USA is solely for the purposes of the purchase, sale and transfer of the Transferred Business in compliance with local Law. This BTA USA shall be interpreted in a manner consistent with the Master Agreement, except to the extent required by mandatory local Law, in order to consummate the transactions contemplated in this BTA USA and the Master Agreement. The Parties covenant and agree to give effect to the intent of the Master Agreement to the fullest extent permissible under local Law. This BTA USA shall not in any way modify, amend or constitute a waiver of any provision of, or any other document related to the transactions contemplated by, the Master Agreement.
5.2No Additional Remedies. After the Closing, the sole and exclusive remedy for any and all claims, damages or other matters based upon, relating to or arising from this BTA USA or the transactions contemplated hereby, including in the case of fraud, shall be the remedies set forth in the Master Agreement only, and no Person, including any Party’s Affiliates, shall have any other entitlement, remedy or recourse, whether in contract, tort, strict liability, equitable remedy or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by Law.

5.3Effective Date and Termination.
(i)This BTA USA shall take effect on and from the Signing Date.
(ii)This BTA USA shall be terminated automatically without need for further action if the Master Agreement is terminated for any reason.
(iii)This BTA USA may not be terminated by any Party for any reason after the Closing.
(iv)In the event of the termination of this BTA USA, each Party shall promptly return, delete or otherwise destroy all confidential information provided by the other Party in connection with this BTA USA. Furthermore, neither Party shall have any liability or further obligation to the other Party, except that Section 1.4 and ARTICLE V shall survive the termination of this BTA USA.
5.4Notices. All notices, requests, demands and other communications hereunder shall be in writing or electronic transmission and shall be delivered by hand or mailed by courier or sent by fax or electronic mail with confirmation of receipt addressed as follows:
(a)    If to Seller:
Yoshio Ito
President & CEO
Fax: 1-408-324-1497
Email: yito-us@nec-tokin.com
(b)    If to Purchaser:
Akihiro Kaito
President
Fax:
Email:

5.5Expenses. Except as otherwise expressly provided in this BTA USA, each Party shall bear its own costs and expenses incurred in connection with this BTA USA and the transactions contemplated in this BTA USA. Purchaser shall be responsible for the payment of any transfer Taxes, levies, charges and fees, including any interest, penalty, or additional amount, payable by reason of the transactions contemplated in this BTA USA (excluding, however, any of such payments relating to the Company Split or other payment payable by reason solely attributable to Seller or its Affiliates) and reimburse Seller for any such payments made by Seller. Nothing in this Section 5.5 shall affect the allocation of costs and expenses in accordance with the Ancillary Agreements and the Master Agreement.

5.6Governing Law. This BTA USA shall be governed by and construed in accordance with the Laws of Japan; provided, however, that to the extent required by mandatory laws of the State of California, this BTA USA shall be governed by and construed in accordance with the laws of the State of California. The application of the UN Convention on Contracts for the International Sale of Goods (CISG) shall be excluded.
5.7Controlling Language. The English language version of this BTA USA shall be controlling in all respects; provided that where a non-English term has been inserted in parentheses and/or italics, such term (and not its English equivalent term) shall be authoritative for the purpose of the interpretation of its English equivalent term in this BTA USA.
5.8Entire Agreement. The Master Agreement and this BTA USA comprises the entire agreement between the Parties and their Affiliates concerning the subject matter hereof and supersedes and replaces all oral and written agreements and declarations of intention made by the Parties or their Affiliates in connection with the contractual negotiations. In the event of any conflict or inconsistency between the terms of the Master Agreement and this BTA USA, the terms of the Master Agreement will control.
5.9Assignment. Neither Party may assign any rights or claims hereunder without the prior written consent of the other Party.
5.10Amendments and Supplements. This BTA USA may be amended or supplemented or the performance of a provision hereof waived only in writing executed by all Parties and the Ultimate Purchaser, including any amendment to this provision, unless notarization is required.
5.11Dispute Resolution. The Parties shall refer all disputes to NECT and the Ultimate Purchaser so that they can resolve the dispute in accordance with the method of dispute resolution as provided in the Master Agreement.
5.12Exclusion of Set-Off, Retention Rights. Except as expressly provided otherwise in the Master Agreement or in this BTA USA, neither Party shall be entitled to (i) set-off any rights or claims it may have under this BTA USA against any rights or claims of another Party, or (ii) refuse to perform any obligation it may have under this BTA USA on the ground that it has a right of retention, unless the rights or claims of the relevant Party for set-off or retention have been acknowledged in writing by the other Party or have been confirmed by a final decision in accordance with Section ý5.11.
5.13Severability. Should any provision or portion of this BTA USA be held unenforceable or invalid for any reason, the remaining provisions and portions of this BTA USA shall be unaffected by such holding. Instead of the unenforceable or invalid provision or portion, such provision shall be deemed agreed which comes as close as possible to the intention of the Parties as expressed in the Master Agreement and this BTA USA. The same shall apply if the Parties inadvertently did not address certain issues in this BTA USA, which subsequently become relevant.
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IN WITNESS WHEREOF, the Parties have executed and delivered this Business Transfer Agreement as of the Signing Date.

NEC TOKIN America Inc.

By:_______________________ Name: Yoshio Ito Title: President & CEO

EM Devices USA Inc.
By:_______________________ Name: Akihiro Kaito Title: President

Exhibit 2.1(b)(ii)    Form of the Business Transfer Agreement (HongKong)

PROJECT VOLT

BUSINESS TRANSFER AGREEMENT
(Hong Kong)

dated April 13, 2017

BUSINESS TRANSFER AGREEMENT
(Hong Kong)
This Business Transfer Agreement (Hong Kong) (this “BTA Hong Kong”) is made on April 13, 2017 (the “Signing Date”) by and between NEC TOKIN Hong Kong Ltd., a limited liability company organized and established under the Laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), having its principal place of business at 1513-1515, Level 15, Tower II, Grand Central Plaza, 138 Shatin Rural Committee Road, Shatin, New Territories, Hong Kong (“Seller”) and EM Devices Hong Kong Limited, a limited liability company organized under the Laws of Hong Kong, having its principal place of business at Unit Nos. 1513-1515, Level 15, Tower II, Grand Central Plaza, 138 Shatin Rural Committee Road, Shatin, New Territories, Hong Kong (“Purchaser”). Seller and Purchaser are also referred to herein collectively as the “Parties” and each individually as a “Party”.

PREAMBLE
WHEREAS, (i) NEC TOKIN Corporation (“NECT”) directly owns 100% of the issued shares in each of NEC TOKIN Electronics (Philippines) Inc., NEC TOKIN Europe GmbH, NEC TOKIN America Inc., NEC TOKIN Singapore Pte Ltd (“NTSIN”) and NEC TOKIN Korea Co., Ltd.; (ii) NTSIN directly owns 100% of the issued shares in the Seller; and (iii) Seller directly owns 100% of the issued shares in NEC TOKIN Shanghai Co. Ltd. (collectively, the “Volt Operating Companies”);
WHEREAS, each of the Volt Operating Companies, among other businesses, is engaged in the business of manufacturing and selling power relays and signal relays and providing certain services relating to such business (such business and services, collectively, the “Volt Business”)
WHEREAS, subject to the terms and conditions of the Master Sale and Purchase Agreement entered into among NECT, NTJ Holdings 1 Ltd., a corporation organized under the Laws of Japan, having its principal place of business at, 2-1-1, Marunouchi, Chiyoda-ku, Tokyo 100-0005, Japan (the “Ultimate Purchaser”), and Japan Industrial Partners, Inc. a joint stock company organized under the Laws of Japan, having its principal place of business at 2-1-1, Marunouchi, Chiyoda-ku, Tokyo 100-0005, Japan dated as of February 23, 2017 (the “Master Agreement”), NECT wishes to carve out the Volt Business from the businesses of NECT, and NECT wishes to transfer to Ultimate Purchaser, and Ultimate Purchaser wishes to purchase from NECT, the Volt Business;
WHEREAS, each of Seller and Purchaser is a wholly owned subsidiary of NECT as of the date hereof, and all the shares of Purchaser will be owned indirectly by Ultimate Purchaser upon consummation of the Closing; and
WHEREAS, as part of the pre-Closing Reorganization, Seller wishes to sell certain rights, title and interest in and to the Transferred Business, and Purchaser agrees to purchase such rights, title and interest in and to the Transferred Business and to assume certain liabilities in accordance with the terms and conditions of this BTA Hong Kong.
NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties contained in this BTA Hong Kong the Parties agree as follows:

ARTICLE I
Definitions

1.1Master Agreement Definitions. For purposes of this BTA Hong Kong, to the extent any capitalized terms are used but not defined herein, such terms shall have the meaning set forth in the Master Agreement.
1.2Other Definitions. The following terms shall have the following meanings ascribed to them for the purposes of this BTA Hong Kong.
“Assumed Liabilities” means the liabilities of Seller as set forth in Schedule A.
“Purchase Price” has the meaning ascribed to it in Section 2.1.
“Transferred Assets” means the assets as set forth in Schedule A.
“Transferred Business” means, collectively, the Transferred Assets, Transferred Contracts, Transferred Employees and Assumed Liabilities.
“Transferred Contracts” means the contracts as set forth in Schedule A.
“Transferred Employees” means the employees as set forth in Schedule A.
1.3Excluded Liabilities and Excluded Assets. In connection with this BTA Hong Kong, the Excluded Assets referred to in Section 9.1 of the Master Agreement means the assets of Seller other than the Transferred Assets, and the Excluded Liabilities referred to therein means the liabilities of Seller (whether known or unknown, express or implied, primary or secondary, direct or indirect, accrued or non-accrued, absolute or contingent or otherwise, whether due or to become due and whether arising before or after the Closing, including indemnification liabilities, product warranty or other contingent liabilities related to products sold to customers) other than the Assumed Liabilities.
1.4Interpretation. Unless otherwise indicated to the contrary herein by context or use hereof: (a) the words “include”, “includes” and “including” when used in this BTA Hong Kong, shall be deemed to be followed by the phrase “without limitation”, (b) the words “hereby”, “herewith”, “herein”, “hereto”, “hereof” and words of similar import refer to this BTA Hong Kong as a whole and not to any particular section or paragraph hereof, (c) masculine gender shall also include the feminine and neutral genders, and vice versa, (d) words importing the singular shall also include the plural, and vice versa, (e) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words, including electronic media, in a visible form, (f) all references to “days” mean calendar days and all references to “time” mean Japan Standard Time, (g) the term “or” shall not be deemed to be exclusive, (h) when a reference is made in this BTA Hong Kong to an Article, Section, Schedule, such reference is to an Article or Section of, or a Schedule to, this BTA Hong Kong unless otherwise indicated, (i) the headings for this BTA Hong Kong are for reference purposes only and do not affect in any way the meaning or interpretation of this BTA, (j) any applicable Law defined or referred to herein or in any agreement or instrument that is referred to herein means such applicable Law as from time to time amended, modified or supplemented, including by succession of comparable successor applicable Laws, and (k) unless otherwise specified, each reference to any contract shall be to such contract as amended, supplemented, waived or otherwise modified from time to time.

ARTICLE II
SALE AND transfer of TRANSFERRED BUSINESS

2.1Sale and Transfer of the Transferred Business. Subject to the terms and conditions of this BTA Hong Kong and the fulfillment of the conditions precedent pursuant to Article 3.1, on the Closing Date, (i) Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s right, title and interest in and to the Transferred Business, free and clear of any Liens; and (ii) Seller shall transfer or novate to Purchaser, and Purchaser shall assume, all Assumed Liabilities, for an aggregate consideration equal to the value of the inventories of the Volt Business and fixed assets primarily related to the Volt Business (excluding any real or immovable property) minus the long service payment and unused accrued paid leave for the Transferred Employees actually transferred to Purchaser as of the Closing Date calculated in accordance with the Accounting Principles (the “Purchase Price”). The Purchase Price is a net amount which does not include any tax, levy, duty or impost or any other charges, deductions or withholdings in the nature of tax, including value added tax and any and all penalties, fines, fees, charges and interest relating to or to any failure to file any return required for the purposes of such tax, levy, duty, impost, charge, deduction or withholding (collectively, “Tax”). If any of the transactions contemplated under this BTA Hong Kong are subject to any Tax, such Tax shall be borne solely by Purchaser, and Purchaser shall reimburse Seller any and all amounts paid by Seller in respect of such Tax. Seller shall furnish Purchaser with such supporting documentation evidencing such payment as Seller may consider appropriate (if any).
2.2Purchaser’s Obligation after Closing. On the date that is 90 days after the Closing Date or any other date the Parties may mutually agree upon in writing, Purchaser shall pay the Purchase Price by wire transfer of immediately available funds, without deduction for any bank and other charges, to the bank account designated by Seller.
2.3Seller’s Obligation at Closing. At the Closing, Seller shall:
(i)deliver or cause to be delivered all Transferred Assets which are capable of transfer by delivery to the order of Purchaser, and/or let Purchaser into possession of the Transferred Assets;
(ii)deliver or cause to be delivered to Purchaser originals of the employment contracts of, and personnel files relating to, the Transferred Employees who have executed employment contracts with Purchaser in accordance with Section 4.2 below; and
(iii)deliver or cause to be delivered to Purchaser originals of the Transferred Contracts, in respect of which the transfer and novation by Seller to Purchaser has been approved or consented to by any relevant party or obligee as envisaged in Section 4.1 below.
2.4Purchaser’s Entitlement. Purchaser shall be entitled to the benefit of the Transferred Business, free and clear of any Liens, on and after the Closing Date; and any payment relating to, or connected with, the Transferred Business on and after the Closing Date and that is received by Seller on and after the Closing Date shall be paid to Purchaser immediately upon receipt (and shall be held in trust by Seller for the benefit of Purchaser pending such payment).
2.5No Representations and Warranties. No representation, warranty, guarantee or indemnity of any nature under or in connection with the Transferred Business or this BTA Hong Kong has been granted by any Party to the other Party or its Affiliates under this BTA Hong Kong.

ARTICLE III
Condition Precedent

3.1Condition Precedent. The obligations of the Parties under this BTA Hong Kong, and the completion of the transactions contemplated herein, are conditioned upon the satisfaction or waiver of the conditions precedent for NECT to consummate the Closing as set out in Sections 5.1 (a), Section 5.1(b) and Section 5.3 of the Master Agreement.

ARTICLE IV
Covenants

4.1Transferred Contracts.
(i)Seller shall use commercially reasonable efforts to obtain any approval or consent from any party or obligee which is required to perform the transactions contemplated in this BTA Hong Kong under any Transferred Contracts, including that required for Seller to assign, transfer or novate all of its rights, benefits, obligations and liabilities in connection with any Transferred Contracts to Purchaser. The execution and delivery of this BTA Hong Kong by Seller and the performance of its obligations hereunder will not result in the creation or imposition of any Lien on any Transferred Assets. For the avoidance of doubt, except to the extent Seller fails to use commercially reasonable efforts, any failure to obtain any such approval or consent, or any circumstances resulting from any such failure shall not constitute a breach of Seller’s obligation hereunder.
(ii)This BTA Hong Kong shall not operate to assign any right or benefit or transfer or novate any obligation or liability with respect to a Transferred Contract, if any attempt to assign such right or benefit or transfer or novate such obligation or liability without the approval or consent of any relevant party or obligee would constitute a breach of the Transferred Contract or would constitute a breach of applicable Law. If such approval or consent is not obtained on or prior to the Closing Date, or such assignment, transfer or novation would be in breach of applicable Law, Seller shall cooperate with Purchaser and act as agent for Purchaser under a reasonable arrangement to obtain for Purchaser the full benefit and burden of an assignment, transfer and novation of the rights, benefits, obligations and liabilities in connection with such Transferred Contract, to the extent (a) Seller is able to do so without breaching the terms upon which Seller acquired or incurred the relevant rights, benefits, obligations and/or liabilities and (b) permitted by applicable Law.
4.2Transferred Employees.
(i)Seller shall use commercially reasonable efforts to procure that the Transferred Employees (a) accept and sign resignation letters effective as of the Closing Date, by which the Transferred Employees shall state that they shall resign from Seller as of the Closing Date and waive their entitlement to any applicable severance benefits or under any other claims against Seller, and (b) accept and execute employment contracts with Purchaser on substantially the same terms and conditions as those applied to such Transferred Employees by the Seller as of the Signing Date, and which shall be effective as of the Closing Date. For the avoidance of doubt, except to the extent Seller fails to use commercially reasonable efforts, any failure to procure any such resignation letters or employment contracts, or any circumstances resulting from such failure, shall not constitute a breach of Seller’s obligation hereunder.
(ii)After the Closing, Seller and Purchaser shall use commercially reasonable efforts to cause four additional employees set forth in Schedule B to be transferred from Seller to Purchaser on

October 1st, 2017 or any other date the Parties may mutually agree upon in writing, along with any long service payment and unused accrued paid leave with respect to such employees actually transferred to Purchaser. Section 4.2(i) shall apply mutatis mutandis upon such employee transfer.
4.3Further Assurances. Following the Closing, Seller shall, and shall cause its Affiliates and its Affiliates’ representatives to, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by Purchaser, to confirm and assure the rights and obligations provided for in this BTA Hong Kong and render effective the consummation of the transactions contemplated hereby, or otherwise to carry out the intent and purposes of this BTA Hong Kong.
ARTICLE V
Miscellaneous

5.1Limited Purpose. This BTA Hong Kong is solely for the purposes of the purchase, sale and transfer of the Transferred Business in compliance with local Law. This BTA Hong Kong shall be interpreted in a manner consistent with the Master Agreement, except to the extent required by mandatory local Law, in order to consummate the transactions contemplated in this BTA Hong Kong and the Master Agreement. The Parties covenant and agree to give effect to the intent of the Master Agreement to the fullest extent permissible under local Law. This BTA Hong Kong shall not in any way modify, amend or constitute a waiver of any provision of, or any other document related to the transactions contemplated by, the Master Agreement.
5.2No Additional Remedies. After the Closing, the sole and exclusive remedy for any and all claims, damages or other matters based upon, relating to or arising from this BTA Hong Kong or the transactions contemplated hereby, including in the case of fraud, shall be the remedies set forth in the Master Agreement only, and no Person, including any Party’s Affiliates, shall have any other entitlement, remedy or recourse, whether in contract, tort, strict liability, equitable remedy or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by Law.
5.3Effective Date and Termination.
(i)This BTA Hong Kong shall take effect on and from the Signing Date.
(ii)This BTA Hong Kong shall be terminated automatically without need for further action if the Master Agreement is terminated for any reason.
(iii)This BTA Hong Kong may not be terminated by any Party for any reason after the Closing.
(iv)In the event of the termination of this Agreement, each Party shall promptly return, delete or otherwise destroy all confidential information provided by the other Party in connection with this BTA Hong Kong. Furthermore, neither Party shall have any liability or further obligation to the other Party, except that Section 1.4 and ARTICLE V shall survive the termination of this BTA Hong Kong.
5.4Notices. All notices, requests, demands and other communications hereunder shall be in writing or electronic transmission and shall be delivered by hand or mailed by courier or sent by fax or electronic mail with confirmation of receipt addressed as follows:

(a)    If to Seller:
Tsutomu Hirataka
Managing Director
FAX: 852-2375-2508
Email: t-hirataka-uf@nec-tokin.com
(b)    If to Purchaser:
Katsumi Nakano
First Director
FAX:
Email:

5.5Expenses. Except as otherwise expressly provided in this BTA Hong Kong, each Party shall bear its own costs and expenses incurred in connection with this BTA Hong Kong and the transactions contemplated in this BTA Hong Kong; provided, however, that Seller shall bear all notarial fees incurred by the notarization of any documents and instruments required to be notarized in connection with the transactions contemplated in this BTA Hong Kong. Purchaser shall be responsible for the payment of any transfer Taxes, levies, charges and fees, including any interest, penalty, or additional amount, payable by reason of the transactions contemplated in this BTA Hong Kong (excluding, however, any of such payments relating to the Company Split or other payment payable by reason solely attributable to Seller or its Affiliates) and reimburse Seller for any such payments made by Seller. Nothing in this Section 5.5 shall affect the allocation of costs and expenses in accordance with the Ancillary Agreements and the Master Agreement.
5.6Governing Law. This BTA Hong Kong shall be governed by and construed in accordance with the Laws of Japan; provided, however, that to the extent required by mandatory Hong Kong law, this BTA Hong Kong shall be governed by and construed in accordance with the laws of Hong Kong. The application of the UN Convention on Contracts for the International Sale of Goods (CISG) shall be excluded
5.7Controlling Language. The English language version of this BTA Hong Kong shall be controlling in all respects; provided that where a non-English term has been inserted in parentheses and/or italics, such term (and not its English equivalent term) shall be authoritative for the purpose of the interpretation of its English equivalent term in this BTA Hong Kong.
5.8Entire Agreement. The Master Agreement and this BTA Hong Kong comprises the entire agreement between the Parties and their Affiliates concerning the subject matter hereof and supersedes and replaces all oral and written agreements and declarations of intention made by the Parties or their Affiliates in connection with the contractual negotiations. In the event of any conflict or inconsistency between the terms of the Master Agreement and this BTA Hong Kong, the terms of the Master Agreement will control.

5.9Assignment. Neither Party may assign any rights or claims hereunder without the prior written consent of the other Party.
5.10Amendments and Supplements. This BTA Hong Kong may be amended or supplemented or the performance of a provision hereof waived only in writing executed by all Parties and the Ultimate Purchaser, including any amendment to this provision, unless notarization is required.
5.11Dispute Resolution. The Parties shall refer all disputes to NECT and Ultimate Purchaser so that they can resolve the dispute in accordance with the method of dispute resolution as provided in the Master Agreement.
5.12Exclusion of Set-Off, Retention Rights. Except as expressly provided otherwise in the Master Agreement or in this BTA Hong Kong, neither Party shall be entitled to (i) set-off any rights or claims it may have under this BTA Hong Kong against any rights or claims of another Party, or (ii) refuse to perform any obligation it may have under this BTA Hong Kong on the ground that it has a right of retention, unless the rights or claims of the relevant Party for set-off or retention have been acknowledged in writing by the other Party or have been confirmed by a final decision in accordance with Section ý5.11.
5.13Severability. Should any provision or portion of this BTA Hong Kong be held unenforceable or invalid for any reason, the remaining provisions and portions of this BTA Hong Kong shall be unaffected by such holding. Instead of the unenforceable or invalid provision or portion, such provision shall be deemed agreed which comes as close as possible to the intention of the Parties as expressed in the Master Agreement and this BTA Hong Kong. The same shall apply if the Parties inadvertently did not address certain issues in this BTA Hong Kong, which subsequently become relevant.
5.14Third Party Rights. Save for NECT and the Ultimate Purchaser (each of which shall be entitled to enforce Section 5.11 above), the application of the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) is expressly excluded and no person who is not a party to this BTA Hong Kong shall be entitled to enforce any right or term of this BTA Hong Kong pursuant to the Contracts (Rights of Third Parties) Ordinance.
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IN WITNESS WHEREOF, the Parties have executed and delivered this Business Transfer Agreement as of the Signing Date.

NEC TOKIN Hong Kong Ltd.

By:_______________________ Name: Tsutomu Hirataka Title: Managing Director

EM Devices Hong Kong Limited

By:_______________________ Name: Katsumi Nakano Title: First Director

Exhibit 2.1(b)(iii)	Form of the Business Transfer Agreement (Korea)

PROJECT VOLT

BUSINESS TRANSFER AGREEMENT
(Korea)

dated April 13, 2017

BUSINESS TRANSFER AGREEMENT
(Korea)
This Business Transfer Agreement (Korea) (this “BTA Korea”) is made on April 13, 2017 (the “Signing Date”) by and between NEC TOKIN Korea Ltd., a corporation organized and established under the Laws of Korea, having its principal place of business at 518 Korea City Air-Terminal Building, 22, Teheran-ro 87 gil, Gangnam-gu, Seoul 06164, Korea (“Seller”) and EM Devices Hong Kong Limited, a limited liability company organized under the Laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), having its principal place of business at Unit Nos. 1513-1515, Level 15, Tower II, Grand Central Plaza, 138 Shatin Rural Committee Road, Shatin, New Territories, Hong Kong (“Purchaser”). Seller and Purchaser are also referred to herein collectively as the “Parties” and each individually as a “Party”.

PREAMBLE
WHEREAS, (i) NEC TOKIN Corporation (“NECT”) directly owns 100% of the issued shares in each of NEC TOKIN Electronics (Philippines) Inc., NEC TOKIN Europe GmbH, NEC TOKIN America Inc., NEC TOKIN Singapore Pte Ltd (“NTSIN”) and the Seller; (ii) NTSIN directly owns 100% of the issued shares in NEC TOKIN Hong Kong Ltd. (“NTHK”); and (iii) NTHK directly owns 100% of the issued shares in NEC TOKIN Shanghai Co. Ltd. (collectively, the “Volt Operating Companies”);
WHEREAS, each of the Volt Operating Companies, among other businesses, is engaged in the business of manufacturing and selling power relays and signal relays and providing certain services relating to such business (such business and services, collectively, the “Volt Business”)
WHEREAS, subject to the terms and conditions of the Master Sale and Purchase Agreement entered into among NECT, NTJ Holdings 1 Ltd., a corporation organized under the Laws of Japan, having its principal place of business at, 2-1-1, Marunouchi, Chiyoda-ku, Tokyo 100-0005, Japan (the “Ultimate Purchaser”), and Japan Industrial Partners, Inc. a joint stock company organized under the Laws of Japan, having its principal place of business at 2-1-1, Marunouchi, Chiyoda-ku, Tokyo 100-0005, Japan dated as of February 23, 2017 (the “Master Agreement”), NECT wishes to carve out the Volt Business from the businesses of NECT, and NECT wishes to transfer to Ultimate Purchaser, and Ultimate Purchaser wishes to purchase from NECT, the Volt Business;
WHEREAS, each of Seller and Purchaser is a wholly owned subsidiary of NECT as of the date hereof, and all the shares of Purchaser will be owned indirectly by Ultimate Purchaser upon consummation of the Closing; and
WHEREAS, as part of the pre-Closing Reorganization, Seller wishes to sell certain rights, title and interest in and to the Transferred Business, and Purchaser agrees to purchase such rights, title and interest in and to the Transferred Business and to assume certain liabilities in accordance with the terms and conditions of this BTA Korea.
NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties contained in this BTA Korea the Parties agree as follows:

ARTICLE I
Definitions

1.1Master Agreement Definitions. For purposes of this BTA Korea, to the extent any capitalized terms are used but not defined herein, such terms shall have the meaning set forth in the Master Agreement.
1.2Other Definitions. The following terms shall have the following meanings ascribed to them for the purposes of this BTA Korea.
“Assumed Liabilities” means the liabilities of Seller as set forth in Schedule A.
“Purchase Price” has the meaning ascribed to it in Section 2.1.
“Transferred Assets” means the assets as set forth in Schedule A.
“Transferred Business” means, collectively, the Transferred Assets, Transferred Employees and Assumed Liabilities.
“Transferred Employees” means the employees as set forth in Schedule A.
1.3Excluded Liabilities and Excluded Assets. In connection with this BTA Korea, the Excluded Assets referred to in Section 9.1 of the Master Agreement means the assets of Seller other than the Transferred Assets, and the Excluded Liabilities referred to therein means the liabilities of Seller (whether known or unknown, express or implied, primary or secondary, direct or indirect, accrued or non-accrued, absolute or contingent or otherwise , whether due or to become due and whether arising before or after the Closing, including indemnification liabilities, product warranty or other contingent liabilities related to products sold to customers) other than the Assumed Liabilities.
1.4Interpretation. Unless otherwise indicated to the contrary herein by context or use hereof: (a) the words “include”, “includes” and “including” when used in this BTA Korea, shall be deemed to be followed by the phrase “without limitation”, (b) the words “hereby”, “herewith”, “herein”, “hereto”, “hereof” and words of similar import refer to this BTA Korea as a whole and not to any particular section or paragraph hereof, (c) masculine gender shall also include the feminine and neutral genders, and vice versa, (d) words importing the singular shall also include the plural, and vice versa, (e) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words, including electronic media, in a visible form, (f) all references to “days” mean calendar days and all references to “time” mean Japan Standard Time, (g) the term “or” shall not be deemed to be exclusive, (h) when a reference is made in this BTA Korea to an Article, Section, Schedule, such reference is to an Article or Section of, or a Schedule to, this BTA Korea unless otherwise indicated, (i) the headings for this BTA Korea are for reference purposes only and do not affect in any way the meaning or interpretation of this BTA, (j) any applicable Law defined or referred to herein or in any agreement or instrument that is referred to herein means such applicable Law as from time to time amended, modified or supplemented, including by succession of comparable successor applicable Laws, and (k) unless otherwise specified, each reference to any contract shall be to such contract as amended, supplemented, waived or otherwise modified from time to time.

ARTICLE II
SALE AND transfer of Transferred business

2.1Sale and Transfer of the Transferred Business. Subject to the terms and conditions of this BTA Korea and the fulfillment of the conditions precedent pursuant to Article 3.1, on the Closing Date, (i) Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s right, title and interest in and to the Transferred Business, free and clear of any Liens; and (ii) Purchaser shall assume all Assumed Liabilities, for an aggregate consideration equal to the value of the inventories of the Volt Business and fixed assets primarily related to the Volt Business minus the liability for retirement benefits accrued upon the transfer of Transferred Employees from Seller to Purchaser as of the Closing Date calculated in accordance with the Accounting Principles (the “Purchase Price”). The Purchase Price is a net amount which does not include value added tax (VAT). If the transactions contemplated under this BTA Korea are subject to VAT, Purchaser shall pay such VAT to Seller at the same day the Purchase Price becomes payable. Seller shall furnish the Purchaser with an invoice in accordance with the applicable VAT law. If the Seller receives the refund of the VAT from the tax authority after the completion of the transaction, the Seller shall not be liable for any additional responsibilities related to the VAT, other than the provision of the refunded VAT to the Purchaser (i.e., any surtax will be responsibility of the Purchaser).
2.2Purchaser’s Obligation after Closing. On the date that is 90 days after the Closing Date or any other date the Parties may mutually agree upon in writing, Purchaser shall pay the Purchase Price by wire transfer of immediately available funds, without deduction for any bank and other charges, to the bank account designated by Seller.
2.3Seller’s Obligation at Closing. At the Closing, for the Transferred Employees, Seller shall deliver (a) the approval or consent pursuant to Section 4.1(a) and (b) the original copies of the employment contracts of the Transferred Employees and personnel files to the Purchaser.
2.4Purchaser’s Entitlement. Purchaser shall be entitled to the benefit of the Transferred Business, free and clear of any Liens, on and after the Closing Date; and any payment relating to, or connected with, the Transferred Business on and after the Closing Date and that is received by Seller on and after the Closing Date shall be paid to Purchaser immediately upon receipt (and shall be held in trust by Seller for the benefit of Purchaser pending such payment).
2.5No Representations and Warranties. No representation, warranty, guarantee or indemnity of any nature under or in connection with the Transferred Business or this BTA Korea has been granted by any Party to the other Party or its Affiliates under this BTA Korea.
ARTICLE III
Condition Precedent

3.1Condition Precedent. The obligations of the Parties under this BTA Korea, and the completion of the transactions contemplated herein, are conditioned upon the satisfaction or waiver of the conditions precedent for NECT to consummate the Closing as set out in Sections 5.1 (a), Section 5.1(b) and Section 5.3 of the Master Agreement.

ARTICLE IV
Covenants

4.1Transferred Employees. Seller shall use commercially reasonable efforts to procure that the Transferred Employees (a) accept and sign resignation letters effective as of the Closing Date, by which the Transferred Employees shall state that they shall resign from Seller as of the Closing Date and waive any claims against Seller except for the applicable severance benefits under the Laws of Korea, if applicable and (b) accept and execute employment contracts with Purchaser on substantially the same terms and conditions as those applied to such Transferred Employees by the Seller as of the Signing Date, and which shall be effective as of the Closing Date. For the avoidance of doubt, except to the extent Seller fails to use commercially reasonable efforts, any failure to procure any such resignation letters or employment contracts, or any circumstances resulting from such failure, shall not constitute a breach of Seller’s obligation hereunder.
4.2Further Assurances. Following the Closing, Seller shall, and shall cause its Affiliates and its Affiliates’ representatives to, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by Purchaser, to confirm and assure the rights and obligations provided for in this BTA Korea and render effective the consummation of the transactions contemplated hereby, or otherwise to carry out the intent and purposes of this BTA Korea.
ARTICLE V
Miscellaneous

5.1Limited Purpose. This BTA Korea is solely for the purposes of the purchase, sale and transfer of the Transferred Business in compliance with local Law. This BTA Korea shall be interpreted in a manner consistent with the Master Agreement, except to the extent required by mandatory local Law, in order to consummate the transactions contemplated in this BTA Korea and the Master Agreement. The Parties covenant and agree to give effect to the intent of the Master Agreement to the fullest extent permissible under local Law. This BTA Korea shall not in any way modify, amend or constitute a waiver of any provision of, or any other document related to the transactions contemplated by, the Master Agreement.
5.2No Additional Remedies. After the Closing, the sole and exclusive remedy for any and all claims, damages or other matters based upon, relating to or arising from this BTA Korea or the transactions contemplated hereby, including in the case of fraud, shall be the remedies set forth in the Master Agreement only, and no Person, including any Party’s Affiliates, shall have any other entitlement, remedy or recourse, whether in contract, tort, strict liability, equitable remedy or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by Law.
5.3Effective Date and Termination.

(i)This BTA Korea shall take effect on and from the Signing Date.
(ii)This BTA Korea shall be terminated automatically without need for further action if the Master Agreement is terminated for any reason.
(iii)This BTA Korea may not be terminated by any Party for any reason after the Closing.
(iv)In the event of the termination of this BTA Korea, each Party shall promptly return, delete or otherwise destroy all confidential information provided by the other Party in connection with this BTA Korea. Furthermore, neither Party shall have any liability or further obligation to the other Party, except that Section 1.4 and ARTICLE V shall survive the termination of this BTA Korea.
5.4Notices. All notices, requests, demands and other communications hereunder shall be in writing or electronic transmission and shall be delivered by hand or mailed by courier or sent by fax or electronic mail with confirmation of receipt addressed as follows:
(a)    If to Seller:
CHO HAN-SEUL
CEO
FAX: 82-2-551-3650
Email: hans-cho@nec-tokin.com
(b)    If to Purchaser:

Katsumi Nakano
First Director
FAX:
Email:

5.5Expenses. Except as otherwise expressly provided in this BTA Korea, each Party shall bear its own costs and expenses incurred in connection with this BTA Korea and the transactions contemplated in this BTA Korea. Purchaser shall be responsible for the payment of any transfer Taxes, levies, charges and fees, including any interest, penalty, or additional amount , payable by reason of the transactions contemplated in this BTA Korea (excluding, however, any of such payments relating to the Company Split or other payment payable by reason solely attributable to Seller or its Affiliates) and reimburse Seller for any such payments made by Seller. Nothing in this Section 5.5 shall affect the allocation of costs and expenses in accordance with the Ancillary Agreements and the Master Agreement.
5.6Governing Law. This BTA Korea shall be governed by and construed in accordance with the Laws of Japan; provided, however, that to the extent required by mandatory Korean law, this BTA

Korea shall be governed by and construed in accordance with the laws of Korea. The application of the UN Convention on Contracts for the International Sale of Goods (CISG) shall be excluded
5.7Controlling Language. The English language version of this BTA Korea shall be controlling in all respects; provided that where a non-English term has been inserted in parentheses and/or italics, such term (and not its English equivalent term) shall be authoritative for the purpose of the interpretation of its English equivalent term in this BTA Korea.
5.8Entire Agreement. The Master Agreement and this BTA Korea comprises the entire agreement between the Parties and their Affiliates concerning the subject matter hereof and supersedes and replaces all oral and written agreements and declarations of intention made by the Parties or their Affiliates in connection with the contractual negotiations. In the event of any conflict or inconsistency between the terms of the Master Agreement and this BTA Korea, the terms of the Master Agreement will control.
5.9Assignment. Neither Party may assign any rights or claims hereunder without the prior written consent of the other Party.
5.10Amendments and Supplements. This BTA Korea may be amended or supplemented or the performance of a provision hereof waived only in writing executed by all Parties and the Ultimate Purchaser, including any amendment to this provision, unless notarization is required.
5.11Dispute Resolution. The Parties shall refer all disputes to NECT and Ultimate Purchaser so that they can resolve the dispute in accordance with the method of dispute resolution as provided in the Master Agreement.
5.12Exclusion of Set-Off, Retention Rights. Except as expressly provided otherwise in the Master Agreement or in this BTA Korea, neither Party shall be entitled to (i) set-off any rights or claims it may have under this BTA Korea against any rights or claims of another Party, or (ii) refuse to perform any obligation it may have under this BTA Korea on the ground that it has a right of retention, unless the rights or claims of the relevant Party for set-off or retention have been acknowledged in writing by the other Party or have been confirmed by a final decision in accordance with Section ý5.11.
5.13Severability. Should any provision or portion of this BTA Korea be held unenforceable or invalid for any reason, the remaining provisions and portions of this BTA Korea shall be unaffected by such holding. Instead of the unenforceable or invalid provision or portion, such provision shall be deemed agreed which comes as close as possible to the intention of the Parties as expressed in the Master Agreement and this BTA Korea. The same shall apply if the Parties inadvertently did not address certain issues in this BTA Korea, which subsequently become relevant.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed and delivered this Business Transfer Agreement as of the Signing Date.

NEC TOKIN Korea Ltd.,

By:_______________________ Name: CHO HAN-SEUL Title: CEO

EM Devices Hong Kong Limited,

By:_______________________ Name: : Katsumi Nakano Title: First Director

Exhibit 2.1(b)(v)	Form of the Employee Transfer Agreement (Shanghai)

EMPLOYEE TRANSFER AGREEMENT
(Shanghai)

dated April 13, 2017

EMPLOYEE TRANSFER AGREEMENT
(Shanghai)
This Employee Transfer Agreement (Shanghai) (this “ETA Shanghai”) is made on April 13, 2017 (the “Signing Date”) by and among NEC TOKIN Shanghai Co., Ltd., a limited liability company organized and established under the laws of the People's Republic of China (“China”), having its principal place of business at Room 301-302, Metro Plaza, No.555 Loushanguan Road, Changning District, Shanghai, China 200051 (“Transferor”), and EM Devices Shanghai Co., Ltd., a limited liability company organized and established under the Laws of China, having its principal place of business at Room 303, Metro plaza, No.555 Loushanguan Road, Changning District, Shanghai, China, 200051 (“Transferee”). Transferor and Transferee are also referred to herein collectively as the “Parties” and each individually as a “Party”.
WHEREAS, Transferor wishes to transfer the employment of the employees set forth in Appendix 1 (the “Employees”) to Transferee, and Transferee agrees to assume the employment of Employees (collectively, the “Transfer”).
NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties contained in this ETA Shanghai, the Parties agree as follows:
Article 1 Obligations on the Transfer Date
Subject to the terms and conditions of this ETA Shanghai, on such transfer date as indicated in the right column opposite to his/her name in Appendix 1 or such other date as maybe otherwise agreed by Transferor and Transferee (the “Transfer Date”), (i) Transferor shall terminate the employment relationship between Transferor and Employees by entering into the termination agreement set forth in Appendix 2; (ii) Transferee shall establish a new employment relationship with Employees by entering into a new employment contract set forth in Appendix 3 with Employees; (iii) Transferor shall cause Employees to return to Transferor all documents, materials, or other media containing information (collectively, the “Information”) relating to any business of Transferor other than the business of selling power relay and signal relay, as requested by Transferor; and (iv) Transferor shall cause Employees to retain the Information which Transferor deems as necessary for the business of selling power relay and signal relay.

Article 2 Obligations on and after the Transfer Date

After the Transfer Date, Transferor will not be responsible for performing any obligation as an employer of Employees, including but not limited to the payment of any salary, welfare and allowance, and social insurance to or for Employees, except as separately agreed between the Transferor and Employees in Section 6 of the Employment Termination Agreement, and Transferee will be responsible for performing its obligation as an employer of Employees, including but not limited to the payment of the salary, welfare and allowance, and social insurance (including the calendar month during which the Transfer Date occurs) to or for Employees, any failure of which shall be the sole liability of Transferee. On and after the date immediately following the Transfer Date, (i) Transferee shall assume and be solely responsible for all accrued but unused vacation (including carry-over vacation) and sick leave entitlements, if applicable, of Employees attributable to periods before the Transfer Date; (ii) Employees shall not act on behalf of, or in the name of, Transferor; (iii) if NTJ Holdings 1 Ltd., a corporation organized under the laws of Japan, having its principal place of business at 2-1-1, Marunouchi, Chiyoda-ku, Tokyo 100-0005, Japan, or Japan Industrial Partners, Inc., a corporation organized under the laws of Japan, having its principal place of business at 2-1-1, Marunouchi, Chiyoda-ku, Tokyo 100-0005, Japan requests any of the Employees engage in an interview, provide an explanation or take any necessary action in connection with the establishment of a new employment relationship between Transferee and Employees in furtherance of the Transfer, Transferor shall take all actions necessary to cause such Employees to comply with such request; and (iv) before April 14, 2017 or such date as may be otherwise agreed between Transferor and Transferee in writing, Transferor will remit the amount indicated in Appendix 4 as the reserve for Transferee to pay severance fee to Employees as needed to Transferee, and Transferee shall be solely liable for any issue arising out of or in connection with any severance fee.

Article 3 Transferee’s Acknowledgements
Transferee hereby confirms and agrees that the Transfer is made on an “as-is” basis, and that Transferor shall not make any representation, warranty, guarantee or indemnity of any nature as to the knowledge, working capacity, ability, morality, and health of Employees. Transferee shall not make any claim against Transferor, and shall not have any entitlement, remedy or recourse, whether in contract, tort, strict liability or otherwise, for any loss or damage, whether direct or indirect, incurred by it due to any act or inaction by Employees.

Article 4 Effect
This ETA Shanghai shall take effect on and from the Signing Date and may be terminated unilaterally by Transferor before the Transfer Date for a reasonable reason by giving notice to Transferee.

Article 5 Governing Law
This ETA Shanghai shall be governed by and construed in accordance with the Laws of Japan; provided, however, that to the extent required under Chinese law, this ETA Shanghai shall be governed by and construed in accordance with the laws of the People’s Republic of China.

Article 6 Controlling Language
The English language version of this ETA Shanghai shall be controlling in all respects.

Article 7 Entire Agreement
This ETA Shanghai comprises the entire agreement between the Parties concerning the subject matter hereof and supersede and replace all oral and written agreements and declarations of intention made by the Parties in connection with the subject matter thereof.

Article 8 Dispute Resolution
Transferor and Transferee hereby agree that the Tokyo District Court has exclusive jurisdiction as the court of first instance with respect to any dispute whatsoever arising out of or in connection with this ETA Shanghai.

Article 9 Counterparts
This ETA Shanghai may be executed in two counterparts, each of which when executed shall constitute a duplicate original, but all of which together shall be deemed to be one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed and delivered this ETA Shanghai as of the Signing Date.

Transferor

NEC TOKIN Shanghai Co., Ltd.

Name: Hirataka Tsutomu (平½高ß務Õ)

Title: Legal Representative

IN WITNESS WHEREOF, the Parties have executed and delivered this ETA Shanghai as of the Signing Date.

Transferee

EM Devices Shanghai Co., Ltd.

Name: Yamazaki Tomohiro (山½崎é智Ç弘ë)

Title: Legal Representative

Appendix 2

PROJECT VOLT

EMPLOYMENT TERMINATION AGREEMENT
(Shanghai)

dated [•], 2017

Employment Termination Agreement
(Shanghai)
This Employment Termination Agreement (Shanghai) (this “ETA Shanghai”) is made on [•], 2017 (the “Signing Date”) by and between NEC TOKIN Shanghai Co. Ltd., a limited liability company organized and established under the Laws of the People's Republic of China (“China”), having its principal place of business at Room 301-302, Metro Plaza, No.555 Loushanguan Road, Changning District, Shanghai, China 200051 (“Employer”) and [name of employee] (ID no. [ ]) (“Employee”). Employer and Employee are also referred to herein collectively as the “Parties” and each individually as a “Party”.
WHEREAS, to support the transfer of Employer business of selling power relays and signal relays and providing certain services relating to such business (the “Business”), Employer wishes to transfer the employmnet of Employee to EM Devices Shanghai Co., Ltd., a limited liability company organized under the Laws of China, having its principal place of business at Room 303, Metro plaza, No.555 Loushanguan Road, Changning District, Shanghai, China, 200051 (“New Employer”), and Employee agrees to terminate its employment with Employer and to be employed by New Employer, and where applicable, if Employee is employed by Employer’fs Shenzhen Branch, Employee agrees to terminate its employment with Employer’fs Shenzhen Brach and to be employed by New Employer’fs Shenzhen Brach and this ETA Shanghai shall be applicable in full force.
Employer and Employee hereby agree as follows:

1.
Employee’fs employment with Employer shall terminate on [April 3, 2017] (“Termination Date”) by mutual consultation and consent. The employment contract entered into by and between Employer, or its Shenzhen Brach if applicable, and Employee dated [ ] (“Former Employment Contract”) shall be terminated on the Termination Date.

2.	On the Termination Date, Employee shall return to Employer all documents, materials, or other media containing information relating to any business of Employer other than the Business.

3.
On and after the Termination Date, Employer will not be responsible for performing any obligation as an employer of Employee, including but not limited to paying any salary, welfare and allowance, and social insurance to or for Employee.

4.
Employee hereby agrees that Employer will not pay any severance pay (经济补¹偿金 in Chinese) to Employee on the Termination Date and will not pay to Employee any compensation to Employee regarding any accrued but unused vacation (including carry-over vacation) and sick leave entitlements, if applicable, of Employee attributable to periods before the Termination Date. The working years of Employee with Employer will be assumed by New Employer.

5.	On and after the Termination Date, Employee shall not act on behalf of, or in the name of, Employer.

6.
Employee hereby acknowledges and agrees that Employer has fully performed its obligation as an employer of Employee, including but not limited to duly payment of (a) all salaries, overtime wages, bonuses, welfare and allowance payable till the Termination Date, and (b) social insurance contributions for the calendar months until the calendar month immediately preceding to the calendar month which the Termination Date belongs to, as agreed under the Former Employment Contract and as required by applicable laws and regulations

7.
Employee hereby acknowledges and agrees that all disputes arising out of or in connection with his/her employment with Employer, if any, have been settled in full, and Employer shall have no further obligations whatsoever to Employee, and Employee fully, unconditionally, irrevocably and forever releases Employer and its officers and directors, and agrees not to sue or bring any legal proceedings against Employer and its officers and directors for any and all claims, liabilities, obligations and damages, or causes of actions, both known or unknown, relating to or arising from Employee’fs employment relationship with Employer.

8.	This ETA Shanghai shall take effect on and from the Signing Date and may be terminated unilaterally by Employer before the Termination Date by giving notice to Employee.

9.	This ETA Shanghai shall be governed by and construed in accordance with the Laws of the People’fs Republic of China.

10.	The English language version of this ETA Shanghai shall be controlling in all respects.

11.
This ETA Shanghai comprises the entire agreement between the Parties concerning the subject matter hereof and supersede and replace all oral and written agreements and declarations of intention made by the Parties in connection with the subject matter thereof.

12.
All disputes, controversies or differences which may arise between the Parties out of or in relation to or in connection with this ETA Shanghai shall be settled by arbitration in the Employment Dispute Arbitration Commission in Changning District, Shanghai, or in Luohu District, Shenzhen, where applicable.

13.
This ETA Shanghai may be executed in two counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute one agreement. Each of the Parties shall hold one counterpart.

(Signature page to follow)

(Signature page)
Employer
NEC TOKIN Shanghai Co. Ltd.
Name:
Title:

Employee
Name:

Exhibit 2.1(b)(vi)    Form of the Business Transfer Agreement (Singapore)

PROJECT VOLT

BUSINESS TRANSFER AGREEMENT
(Singapore)

dated April 13, 2017

BUSINESS TRANSFER AGREEMENT
(Singapore)
This Business Transfer Agreement (Singapore) (this “BTA Singapore”) is made on April 13, 2017 (the “Signing Date”) by and between NEC TOKIN Singapore Pte Ltd, a limited liability company organized and established under the Laws of Singapore, having its principal place of business at 150 Changi Road, #04-02 Guthrie Building, Singapore 419973 (“Seller”) and EM Devices Hong Kong Limited, a limited liability company organized under the Laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), having its principal place of business at Unit Nos. 1513-1515, Level 15, Tower II, Grand Central Plaza, 138 Shatin Rural Committee Road, Shatin, New Territories, Hong Kong (“Purchaser”). Seller and Purchaser are also referred to herein collectively as the “Parties” and each individually as a “Party”.

PREAMBLE
WHEREAS, (i) NEC TOKIN Corporation (“NECT”) directly owns 100% of the issued shares in each of NEC TOKIN Electronics (Philippines) Inc., NEC TOKIN Europe GmbH, NEC TOKIN America Inc., the Seller and NEC TOKIN Korea Co., Ltd.; (ii) the Seller directly owns 100% of the issued shares in NEC TOKIN Hong Kong Ltd. (“NTHK”); and (iii) NTHK directly owns 100% of the issued shares in NEC TOKIN Shanghai Co. Ltd. (collectively, the “Volt Operating Companies”);
WHEREAS, each of the Volt Operating Companies, among other businesses, is engaged in the business of manufacturing and selling power relays and signal relays and providing certain services relating to such business (such business and services, collectively, the “Volt Business”)
WHEREAS, subject to the terms and conditions of the Master Sale and Purchase Agreement entered into between NECT, NTJ Holdings 1 Ltd., a corporation organized under the Laws of Japan, having its principal place of business at, 2-1-1, Marunouchi, Chiyoda-ku, Tokyo 100-0005, Japan (the “Ultimate Purchaser”), and Japan Industrial Partners, Inc. a joint stock company organized under the Laws of Japan, having its principal place of business at 2-1-1, Marunouchi, Chiyoda-ku, Tokyo 100-0005, Japan dated as of February 23, 2017 (the “Master Agreement”), NECT wishes to carve out the Volt Business from the businesses of NECT, and NECT wishes to transfer to Ultimate Purchaser, and Ultimate Purchaser wishes to purchase from NECT, the Volt Business;
WHEREAS, each of Seller and Purchaser is a wholly owned subsidiary of NECT as of the date hereof, and all the shares of Purchaser will be owned indirectly by Ultimate Purchaser upon consummation of the Closing; and
WHEREAS, as part of the pre-Closing Reorganization, Seller wishes to sell certain rights, title and interest in and to the Transferred Business, and Purchaser agrees to purchase such rights, title and interest in and to the Transferred Business and to assume certain liabilities in accordance with the terms and conditions of this BTA Singapore.
NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties contained in this BTA Singapore the Parties agree as follows:

ARTICLE I
Definitions

1.1Master Agreement Definitions. For purposes of this BTA Singapore, to the extent any capitalized terms are used but not defined herein, such terms shall have the meaning set forth in the Master Agreement.
1.2Other Definitions. The following terms shall have the following meanings ascribed to them for the purposes of this BTA Singapore.
“Assumed Liabilities” means the liabilities of Seller as set forth in Schedule A.
“Purchase Price” has the meaning ascribed to it in Section 2.1.
“Transferred Assets” means the assets as set forth in Schedule A.
“Transferred Business” means, collectively, the Transferred Assets and Assumed Liabilities.
1.3Excluded Liabilities and Excluded Assets. In connection with this BTA Singapore, the Excluded Assets referred to in Section 9.1 of the Master Agreement means the assets of Seller other than the Transferred Assets, and the Excluded Liabilities referred to therein means the liabilities of Seller (whether known or unknown, express or implied, primary or secondary, direct or indirect, accrued or non-accrued, absolute or contingent or otherwise, whether due or to become due and whether arising before or after the Closing, including indemnification liabilities, product warranty or other contingent liabilities related to products sold to customers) other than the Assumed Liabilities.
1.4Interpretation. Unless otherwise indicated to the contrary herein by context or use hereof: (a) the words “include”, “includes” and “including” when used in this BTA Singapore, shall be deemed to be followed by the phrase “without limitation”, (b) the words “hereby”, “herewith”, “herein”, “hereto”, “hereof” and words of similar import refer to this BTA Singapore as a whole and not to any particular section or paragraph hereof, (c) masculine gender shall also include the feminine and neutral genders, and vice versa, (d) words importing the singular shall also include the plural, and vice versa, (e) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words, including electronic media, in a visible form, (f) all references to “days” mean calendar days and all references to “time” mean Japan Standard Time, (g) the term “or” shall not be deemed to be exclusive, (h) when a reference is made in this BTA Singapore to an Article, Section, Schedule, such reference is to an Article or Section of, or a Schedule to, this BTA Singapore unless otherwise indicated, (i) the headings for this BTA Singapore are for reference purposes only and do not affect in any way the meaning or interpretation of this BTA, (j) any applicable Law defined or referred to herein or in any agreement or instrument that is referred to herein means such applicable Law as from time to time amended, modified or supplemented, including by succession of comparable successor applicable Laws, and (k) unless otherwise specified, each reference to any contract shall be to such contract as amended, supplemented, waived or otherwise modified from time to time.
ARTICLE II
SALE AND transfer of Transferred Business

2.1Sale and Transfer of the Transferred Business. Subject to the terms and conditions of this BTA Singapore and the fulfillment of the conditions precedent pursuant to Article 3.1, on the Closing Date, (i) Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s right, title and interest in and to the Transferred Business, free and clear of any Liens; and (ii) Purchaser shall assume all Assumed Liabilities, for an aggregate consideration equal to the value of the inventories of the Volt Business as of the Closing Date calculated in accordance with the Accounting Principles (the “Purchase Price”). The Purchase Price is a net amount which does not include goods and services tax (GST). If the transactions contemplated under this BTA Singapore are subject to GST, Purchaser shall pay such GST to Seller at the same day the Purchase Price becomes payable. Seller shall furnish the Purchaser with an invoice in accordance with the applicable GST law.
2.2Purchaser’s Obligation after Closing. On the date that is 90 days after the Closing Date or any other date the Parties may mutually agree upon in writing, Purchaser shall pay the Purchase Price by wire transfer of immediately available funds, without deduction for any bank and other charges, to the bank account designated by Seller.
2.3Purchaser’s Entitlement. Purchaser shall be entitled to the benefit of the Transferred Business, free and clear of any Liens, on and after the Closing Date; and any payment relating to, or connected with, the Transferred Business on and after the Closing Date and that is received by Seller on and after the Closing Date shall be paid to Purchaser immediately upon receipt (and shall be held in trust by Seller for the benefit of Purchaser pending such payment).
2.4No Representations and Warranties. No representation, warranty, guarantee or indemnity of any nature under or in connection with the Transferred Business or this BTA Singapore has been granted by any Party to the other Party or its Affiliates under this BTA Singapore.
ARTICLE III
Condition Precedent

3.1Condition Precedent. The obligations of the Parties under this BTA Singapore, and the completion of the transactions contemplated herein, are conditioned upon the satisfaction or waiver of the conditions precedent for NECT to consummate the Closing as set out in Sections 5.1 (a), Section 5.1(b) and Section 5.3 of the Master Agreement.

ARTICLE IV
Miscellaneous

4.1Limited Purpose. This BTA Singapore is solely for the purposes of the purchase, sale and transfer of the Transferred Business in compliance with local Law. This BTA Singapore shall be interpreted in a manner consistent with the Master Agreement, except to the extent required by mandatory local Law, in order to consummate the transactions contemplated in this BTA Singapore and the Master Agreement. The Parties covenant and agree to give effect to the intent of the Master Agreement to the fullest extent permissible under local Law. This BTA Singapore shall not in any way modify, amend or constitute a waiver of any provision of, or any other document related to the transactions contemplated by, the Master Agreement.
4.2No Additional Remedies. After the Closing, the sole and exclusive remedy for any and all claims, damages or other matters based upon, relating to or arising from this BTA Singapore or the transactions contemplated hereby, including in the case of fraud, shall be the remedies set forth in the Master Agreement only, and no Person, including any Party’s Affiliates, shall have any other entitlement, remedy or recourse, whether in contract, tort, strict liability, equitable remedy or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by Law.

4.3Effective Date and Termination.
(i)This BTA Singapore shall take effect on and from the Signing Date.
(ii)This BTA Singapore shall be terminated automatically without need for further action if the Master Agreement is terminated for any reason.
(iii)This BTA Singapore may not be terminated by any Party for any reason after the Closing.
(iv)In the event of the termination of this BTA Singapore, each Party shall promptly return, delete or otherwise destroy all confidential information provided by the other Party in connection with this BTA Singapore. Furthermore, neither Party shall have any liability or further obligation to the other Party, except that Section 1.4 and ARTICLE IV shall survive the termination of this BTA Singapore.
4.4Notices. All notices, requests, demands and other communications hereunder shall be in writing or electronic transmission and shall be delivered by hand or mailed by courier or sent by fax or electronic mail with confirmation of receipt addressed as follows:
(a)    If to Seller:
Satoshi Yonezawa
Managing Director
FAX: 65-6345-6016
Email: s-yonezawa-te@nec-tokin.com
(b)    If to Purchaser:
Katsumi Nakano
First Director
FAX:
Email:

4.5Expenses. Except as otherwise expressly provided in this BTA Singapore, each Party shall bear its own costs and expenses incurred in connection with this BTA Singapore and the transactions contemplated in this BTA. Purchaser shall be responsible for the payment of any transfer Taxes, levies, charges and fees, including any interest, penalty, or additional amount (unless such interest, penalty, or additional amount was caused by Sellers or a Seller’s Affiliate), payable by reason of the transactions contemplated in this BTA Singapore (excluding, however, any of such payments relating to the Company Split or other payment payable by reason solely attributable to Seller or its Affiliates) and reimburse Seller for any such payments made by Seller. Nothing in this Section 5.5 shall affect the allocation of costs and expenses in accordance with the Ancillary Agreements and the Master Agreement.

4.6Governing Law. This BTA Singapore shall be governed by and construed in accordance with the Laws of Japan; provided, however, that to the extent required by Singapore law, this BTA Singapore shall be governed by and construed in accordance with the laws of Singapore. The application of the UN Convention on Contracts for the International Sale of Goods (CISG) shall be excluded.
4.7Controlling Language. The English language version of this BTA Singapore shall be controlling in all respects; provided that where a non-English term has been inserted in parentheses and/or italics, such term (and not its English equivalent term) shall be authoritative for the purpose of the interpretation of its English equivalent term in this BTA Singapore.
4.8Entire Agreement. The Master Agreement and this BTA Singapore comprises the entire agreement between the Parties and their Affiliates concerning the subject matter hereof and supersedes and replaces all oral and written agreements and declarations of intention made by the Parties or their Affiliates in connection with the contractual negotiations. In the event of any conflict or inconsistency between the terms of the Master Agreement and this BTA Singapore, the terms of the Master Agreement will control.
4.9Assignment. Neither Party may assign any rights or claims hereunder without the prior written consent of the other Party.
4.10Amendments and Supplements. This BTA Singapore may be amended or supplemented or the performance of a provision hereof waived only in writing executed by all Parties and the Ultimate Purchaser, including any amendment to this provision, unless notarization is required.
4.11Dispute Resolution. The Parties shall refer all disputes to NECT and Ultimate Purchaser so that they can resolve the dispute in accordance with the method of dispute resolution as provided in the Master Agreement.
4.12Exclusion of Set-Off, Retention Rights. Except as expressly provided otherwise in the Master Agreement or in this BTA Singapore, neither Party shall be entitled to (i) set-off any rights or claims it may have under this BTA Singapore against any rights or claims of another Party, or (ii) refuse to perform any obligation it may have under this BTA Singapore on the ground that it has a right of retention, unless the rights or claims of the relevant Party for set-off or retention have been acknowledged in writing by the other Party or have been confirmed by a final decision in accordance with Section ý5.11.
4.13Severability. Should any provision or portion of this BTA Singapore be held unenforceable or invalid for any reason, the remaining provisions and portions of this BTA Singapore shall be unaffected by such holding. Instead of the unenforceable or invalid provision or portion, such provision shall be deemed agreed which comes as close as possible to the intention of the Parties as expressed in the Master Agreement and this BTA Singapore. The same shall apply if the Parties inadvertently did not address certain issues in this BTA Singapore, which subsequently become relevant.
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IN WITNESS WHEREOF, the Parties have executed and delivered this Business Transfer Agreement as of the Signing Date.

NEC TOKIN Singapore Pte Ltd.

By:_______________________ Name: Satoshi Yonezawa Title: Managing Director

EM Devices Hong Kong Limited

By:_______________________ Name: Katsumi Nakano Title: First Director

Exhibit 3.2.1 September 2016 Balance Sheet

Exhibit 3.2.1 September 2016 Balance Sheet

Carve-out balance sheet
		Consolidation
JPY in million		Sep-2016
Cash and Cash equivalent		1,466
Accounts Receivable		1,218
Inventories		1,856
Other current assets		308
Total current assets		4,849
Property,plant and equipment		6,281
Investments and other noncurrent assets		91
Total noncurrent assets		6,373
Total assets		11,221

Short term debt		819
Notes and account payable		1,751
Other current liabilities		589
Total current liabilities		3,159
Long term debts		1,344
Liabilitiy for retirement benefits		560
Other noncurrent obligations		20
Total noncurrent liabilities		1,924
Total liabilities		5,083
Total stockholders' equity		6,138
Total liabilities and stockholders' equity		11,221

Currency conversions;	Volt sale ratio
Using the respective exchange rates specified in the September 2016.	NTEU	95.2%
1 PHP=2.09 JPY	NTAM	71.7%
1 EUR=113.19 JPY	NTHK	47.4%
1 USD=101.05 JPY	NTSIN	21.2%
1 HKD=13.03 JPY	NTKOR	84.6%
1 SGD=73.95 JPY
1 KRW=0.09 JPY

Exhibit 3.2.2    Accounting Principles

Exhibit 3.2.2
Accounting Principles

The “Accounting Principles” are the generally accepted accounting principles in Japan as applied by Seller when Seller prepared the Financial Statements as of the date or for the period referred to therein, which are, among other things, subject to the following assumptions, qualifications, and adjustments.

1.	The scope of the Volt Business consists of the following:

a.	Assets, liabilities, contracts and employees primarily related to the Volt Business and as set out in the Volt Business Transfer Agreements or the Company Split Plan;

b.
Assets, liabilities, contracts and employees of NTEU except for the assets, liabilities, contracts and employees that are not related to the Volt Business and as set out in the Non-Volt Business Transfer Agreement; and

c.	All assets, liabilities, contracts and employees of NTPH.

2.	Assumptions regarding allocations to the Volt Business:

a.	The September 2016 Balance Sheet and March 2016 Income Statement have not been audited in accordance with auditing standards generally accepted in Japan.

b.	Line items in the September 2016 Balance Sheet:

i.
Currency conversions: Accounts receivables and accounts payables denominated in foreign currencies, and assets and liabilities of NTEU, NTAM, NTSIN, NTKOR, NTHK and NTSH (collectively, “Overseas Sales Companies”) are converted using the respective exchange rates specified in the September 2016 Balance Sheet. For the preparation of the Closing Balance Sheet, the relevant spot exchange rates as of the Closing Date shall apply.

ii.
Overseas Sales Companies: All items on the September 2016 Balance Sheet relating to Overseas Sales Companies (except for accounts receivables and inventories) are allocated by the Volt Business sales ratio (the percentage of sales of the Volt Business to the total sales of each Overseas Sales Company) specified in the September 2016 Balance Sheet.

iii.	Loans: Intercompany loan between Seller and NTPH will be transferred to NewCo.

iv.
Liabilities for retirement benefits: The unpaid balance of the pension benefit obligations is for the employees of Seller primarily related to the Volt Business as of March 31, 2016. Such unpaid balance does not include the pension benefit obligations for employees who are not primarily related to the Volt Business such as corporate staff, sales staff and seconded employees of Seller in Overseas Sales Companies.

c.	Line items in the March 2016 Income Statement

i.	Currency conversions and revenues and expenses of Overseas Sales Companies are converted using the respective exchange rates specified in the March 2016 Income Statement.

ii.
Allocated Corporate Expense: The fiscal year 2016 Allocated Corporate Expense is adjusted to a stand-alone basis based on a workload analysis of each corporate division such as Human Resources / General Affairs, Business Support (PR, Legal, Trade), Accounting and Finance and Procurement which is providing services to the Volt Business.

iii.	IT Cost: The allocated IT cost is replaced by the estimate of a stand-alone base IT cost including network cost, hardware cost, SAP maintenance cost and application development cost etc. for the Volt Business except for NTEPH which has its own IT platform

iv.	Brand fee: The brand fee is subtracted from the March 2016 Income Statement.

v.
SG&A of Overseas Sales Company: Selling and Generally Administrative Expenses of the Overseas Sales Companies is allocated by the headcount ratio (the percentage of the number of employees of each of the Overseas Sales Companies primarily related to the Volt Business to the number of all employees of each of the Overseas Sales Companies) for fixed costs and the sales ratio (the percentage of sales of each of the Overseas Sales Companies to the total sales of each of the Overseas Sales Companies) for variable costs, both specified in the September 2016 Balance Sheet.

3.	Other qualifications, assumptions, and adjustments:
Part of the assets and liabilities included in the September 2016 Balance Sheet are not subject to transfer as provided below:

i.	Accounts Receivable: Accounts receivable will not be transferred except for the accounts receivable related to the Volt Business owed by Seller to NTEU and the accounts receivable of NTPH and NTEU.

ii.	Inventory: All inventories related to the Volt Business will be transferred.

iii.	Accounts Payable: Accounts payable will not be transferred except for the accounts payable related to the Volt Business owed by Seller to NTPH and the accounts payable of NTPH and NTEU.

iv.
Others: Cash and cash equivalent, other current assets, investments and other non-current assets, other current liabilities, liability for retirement benefits and other non-current obligation of Overseas Sales Companies except for NTEU will not be transferred.

Exhibit 6.1(f) Pro-forma consolidated income statement of the Volt Business as of March 31, 2016

Exhibit 6.1(f) March 2016 Income Statement

Adjusted pro-forma profit and loss statement

JPY in million		Mar-2016
Sales (Total)		18,962
Change in inventory		(208)
Material cost		(9,279)
Variable labor cost		(1,574)
Other Variable Cost		(455)
Variable cost		(11,516)
Depreciation cost		(2,882)
Fixed labor cost		(1,692)
Fixed labor cost		(1,158)
Other labor cost		(533)
Utilities cost		(705)
Allocated corporate expense		(591)
Other fixed cost		616
Maintenance expense		(414)
Sales of disposal		598
Capitalized support fee		881
Others		(449)
Others		(67)
Lease expense		(83)
Rent expense		(34)
Communication expense		(22)
Fee and commission		(229)
Outsource fee		(99)
Supplies expense		(37)
COGS adjustment account		(17)
Other adjustmnt account		1,412
Fixed cost		(5,253)
Total cost(Kichi-renketsu)		(16,769)
Overseas sales company change in inventory		196
Overseas sales company SGA		(819)
Variable cost		(216)
Fixed cost		(603)
Operating profit		1,571
D&A		2,965
EBITDA		4,535
EBITDA margin		23.9%

Currency conversions; Monthly sales in foreign currencies are translated at the average monthly exchange rate (TTM).	Volt sale ratio
	NTEU	95.2%
	NTAM	71.7%
	NTHK	47.4%
	NTSIN	21.2%
	NTKOR	84.6%

Exhibit 8.8(a)	Form of Transitional Services Agreement

TRANSITIONAL SERVICES AGREEMENT

This Transitional Services Agreement (this “Agreement”) is made on April 14, 2017 (the “Signing Date”) by and between NEC TOKIN Corporation, a corporation organized and established under the laws of Japan, having its principal place of business at 7-1, Kohriyama 6-chome, Taihaku-ku, Sendai-shi, Miyagi 982-8510, Japan (“Seller”) and EM Devices Corporation, a corporation organized under the laws of Japan, having its principal place of business at 1-1 Asahi-Cho 7- Chome, Shiroishi, Miyagi 989-0223 Japan (“Company”). Seller and Company are collectively referred to herein as the “Parties” and each individually as a “Party”.
WHEREAS, the Parties acknowledge that Seller, NTJ Holdings 1 Ltd., a corporation organized under the laws of Japan (“Purchaser”), and Japan Industrial Partners, Inc., a corporation organized under the laws of Japan (“JIP”) made and entered into a Master Sale and Purchase Agreement dated as of February 23, 2017 (the “MSPA”), pursuant to which (i) Seller has agreed to carve out the businesses of manufacturing and selling power relays and signal relays and certain services relating to such businesses (such businesses and services, collectively, the “Volt Business”) from the other businesses of Seller by carrying out an incorporation-type company split (shinsetsu bunkatsu) through which Seller shall establish Company as its wholly owned subsidiary, and (ii) Seller has agreed to transfer to Purchaser, and Purchaser has agreed to purchase from Seller, all the shares of Company, subject to the terms and conditions of the MSPA; and
WHEREAS, in connection with the consummation of the transactions contemplated by the MSPA, the Parties acknowledge that Seller, Purchaser, and JIP have agreed that each Party will provide by itself or through its Affiliates certain transitional services to the other Party and its Affiliates for a limited period of time on the terms and conditions provided in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties contained herein, the Parties agree as follows:

ARTICLE I
DEFINITIONS
1.1Definitions. The following terms shall have the following meanings ascribed to them for the purposes of this Agreement.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person and “Affiliates” and “Affiliated” shall have correlative meanings; provided, that the Share Transfer Subsidiaries (as defined in the MSPA) shall be considered an Affiliate of Company after the Closing.
“Business Day” means a day (other than Saturday or Sunday) in which banking institutions located in the jurisdiction of Seller and the jurisdiction of Company are open for banking business.
“Closing” has the meaning as defined in the MSPA.
“Closing Date” has the meaning as defined in the MSPA.
“Damages” means any and all liabilities, losses, damages, fines, penalties, awards, judgments and reasonable, actual and documented costs and expenses (including reasonable attorneys' fees, court costs and litigation costs).

“Laws” means any domestic or foreign law, statute, decree, order, rule, regulation, ordinance or administrative rule.
“Person” means any individual, corporation, company, partnership, joint venture, estate, trust, unincorporated organization, governmental authority, or any other form of association or entity.
“Provider” means, with respect to a Service, a Person from among Seller and its Affiliates, or Company or its Affiliates, who shall provide the Service in accordance with this Agreement and as designated in Exhibit 2.1.1.
“Recipient” means, with respect to a Service, a Person from among Company and its Affiliates, or Seller and its Affiliate, to whom the Service shall be provided in accordance with this Agreement and as designated in Exhibit 2.1.1.
“Service” or “Services” means those services as set forth in Exhibit 2.1.1.
“Statement of Work Schedule” means the detailed terms and conditions pursuant to which each Service is to be provided and more specifically set forth in Exhibit 2.1.2.
1.2Obligation of Affiliates. In this Agreement, any obligation of an Affiliate of a Party shall be construed as an obligation of the relevant Party to cause that Affiliate to perform or comply with such obligations.
ARTICLE II
SERVICES

2.1During the Term (as defined below), Provider shall provide to Recipient the Services described in Exhibit 2.1.1 with standard of care no less than such degree of care exercised by such Providers when performing such Service for their own operations in accordance with the terms and conditions set forth in this Agreement and the Statement of Work Schedule as set forth in Exhibit 2.1.2.
2.2Without limiting the Provider’s obligations set forth in Section 2.1, the Services shall be provided in a scope, nature and manner that is substantially the same as the scope, nature and manner in which equivalent Services were generally provided before the Closing. The Services shall not include (i) any service that is not expressly set forth in any Statement of Work Schedule or (ii) any Service for which the term has expired, unless extended by the written agreement of the Parties.
2.3Notwithstanding the foregoing, Provider shall be excused from providing a Service if and to the extent that (i) such Service cannot be provided as a result of the applicable Recipient’s failure to perform any obligation under this Agreement, (ii) it is unable to provide such Service because necessary consents, licenses or approvals cannot be obtained or (iii) the provision of such Service would be a breach of applicable Laws; provided, that in the case of (ii) and (iii) above, Provider shall consult with Recipient in good faith to take measures reasonably necessary to realize substantially the same economic effect as if the relevant Service can be provided in accordance with this Agreement.
2.4Cooperation. Each Party and its Affiliates shall cooperate with the other Party or the relevant Provider or Recipient in all matters relating to the provision and receipt of the Services.
2.5Correction of Processing Errors. Recipient is responsible for (i) the accuracy and completeness of all data or information submitted by Recipient to Provider for processing or transmission in connection with the Services (“Data”) and (ii) any errors in and with respect to data or information obtained from Provider to the extent caused by any inaccurate or incomplete Data submitted by Recipient.
ARTICLE III
SERVICE FEE

3.1Service Fee. With respect to each Service, Recipient shall, (i) pay to relevant Provider the fees for the Service which are set forth in each Statement of Work Schedule (“Service Fee”), in accordance with the relevant Statement of Work Schedule, and (ii) reimburse to relevant Provider all reasonable out-of-pocket expenses and disbursements, including prepaid third-party costs and expenses, incurred by Provider in connection with a Service and not previously paid or advanced by Recipient (the “Expenses”).
3.2Terms of Payment. For each month during the Term, Provider will submit an invoice (“Invoice”) to the relevant Recipient for all Services performed by such Provider to such Recipient during such month (i) containing a brief description of the Services and (ii) setting forth the Service Fees and the Expenses for such Services that accrued during such month. Recipient shall pay to the relevant Provider all invoiced amounts for the Services (in the currency denominated in the applicable Statement of Work Schedule) within 10 (ten) Business Days of Recipient’s receipt of the Invoice from Provider. Unless otherwise set forth in the applicable Statement of Work Schedule, all payments under this Agreement shall be made by electronic funds transfer of immediately available funds to the designated bank account of Provider.
3.3Taxes. The Service Fees are exclusive of any national, state, municipal, or other foreign government taxes, duties, excises, tariffs, fees, assessments or levies, including any stamp duty or similar tax (“Taxes”), now or hereinafter imposed on the performance or delivery of the Services. Any Taxes imposed on the performance or delivery of Services provided by Provider to Recipient are the responsibility of Recipient, except that, in the case of consumption, services, ad valorem or similar tax on the Service Fees, Provider shall add such tax to the amount of the Service Fees to be paid by Recipient to Provider, and Provider shall then remit such tax to the appropriate governmental authority.
ARTICLE IV
LIMITATION OF LIABILITY

4.1Acknowledgments. The Parties acknowledge that (i) Provider disclaim all express and implied representations and warranties concerning the Services, and (ii) Provider is not ordinarily in the business of providing the Services to third parties and are not professional suppliers of the Services. Provider shall not be liable for any failure to provide Services or any Damages caused thereby other than that caused by or attributable to willful misconduct or gross negligence on the part of Provider.
4.2Limitation of Liability. Regardless of the circumstances under which any Damages caused by or attributable to Provider have arisen, all liability for any Service shall cease six (6) months after the provision of such Service. In no case, shall Provider be liable for any Damages which do not have reasonable causation (soutou inga kankei) with breaches in issue.
ARTICLE V
FORCE MAJEURE

5.1Excuse. Except for any payment obligation of any of the Parties or its Affiliates, if any of the Parties or their respective Affiliates is hindered, delayed or prevented from performing its obligations under this Agreement (including obligations to cause Provider, Recipient and other Affiliates to perform any act pursuant to the terms of this Agreement), or if such performance is rendered impossible by reason of any force majeure event (including fire, explosion, earthquake, storm, flood, drought, embargo, war or other hostility, strike, lockout or other labor disturbance, mechanical breakdown, governmental action or any other cause whatsoever that is beyond the reasonable control of such Party, each a “Force Majeure Event”), then, subject to Sections 5.2 and 5.3, the Party who was, or whose Affiliate was, hindered, delayed or prevented from performing its obligations shall not be liable to the other Party for the resulting failure to carry out the obligations hereunder for so long as such Force Majeure Event continues.
5.2Mitigation. A Party seeking to be excused, or for its Affiliate to be excused, from performance of obligations hereunder as a result of a Force Majeure Event shall be excused only to the extent such performance is delayed or prevented by such Force Majeure Event; provided, that such Party shall continue to employ commercially reasonable efforts to overcome such Force Majeure Event and mitigate Damages to the other Party. Each Party or its Affiliate shall resume performance of its obligations hereunder as soon as practicable upon the abatement of such Force Majeure Event.
5.3Notice. Should any of the Parties or their respective Affiliates be prevented from or delayed in, or become aware that it is likely to be prevented from or delayed in, carrying out its obligations under this Agreement due to a Force Majeure Event, such Party shall promptly give to the other Party written notice setting forth the details of such Force Majeure Event.
ARTICLE VI
TERM AND TERMINATION

6.1Term. This Agreement shall commence on the Closing Date upon the consummation of the Closing and shall expire on the date on which the last of all Services set forth in all Statement of Work Schedules have been terminated or expired (the “Term”), unless (i) terminated earlier pursuant to the provisions of this Article VI, or (ii) extended by written agreement of the Parties with respect to any one or more of the Services or parts thereof.
6.2Default. If any of the Parties or their respective Affiliates fails to perform any of its material duties or obligations pursuant to this Agreement (including obligations to cause Provider, Recipient and other Affiliates to perform any act pursuant to the terms of this Agreement), and such failure is not cured within fifteen (15) days after written notice to such Party by the non-defaulting Party specifying the nature of such failure, the non-defaulting Party may terminate this Agreement in respect of any or all of the Services to be provided to Recipient by Provider immediately upon further written notice to the other Party.
6.3Provision of Each Service. Provision of any or all of the Services provided by Provider to Recipient shall be cancelled and terminated upon Provider’s receipt of Recipient’s written cancellation notice (or such longer period as may be set forth in the relevant Statement of Work Schedule with respect to a particular Service) in the format attached as Exhibit 6.3 (“Cancellation Notice”) at least thirty (30) days prior to the date set out in the Cancellation Notice (the “Cancellation Date”), on the Cancellation Date.
6.4Termination. Each Party has the right to immediately terminate this Agreement by giving written notice of termination to the other Party at any time upon or after the occurrence of any of the events set forth below in relation to the other Party:

(a)the filing of a petition for bankruptcy, liquidation, civil rehabilitation, corporate reorganization or any analogous procedure under any Laws, the passing of a resolution for the winding up or liquidation or the assignment for the benefit of its creditors;
(b)the filing of a petition for attachment, provisional attachment, provisional injunction, compulsory execution or public auction or any analogous procedure under any Laws;
(c)the failure to pay or the inability to pay, or an admission in writing of its inability to pay its debts generally as they become due, or the suspension of payments on its indebtedness generally, and the failure to resume payments within at least six (6) months from the date such payments cease;
(d)the cessation of, or the preparation to cease carrying on, entirely or substantially, its primary business; or
(e)a receiver, liquidator, assignee or trustee is appointed (or a similar procedure is invoked) under any Laws with respect to the entire or any substantial part of the undertaking, property or assets of such Party, and such appointment lasts for six (6) months or more.
6.5Effect of Termination. Except as otherwise set forth in this Agreement, upon the termination of this Agreement for any reason, all rights and obligations of the Parties under this Agreement (including rights to demand the other Party to cause, and obligations to cause, Provider, Recipient and other Affiliates to perform any act pursuant to the terms of this Agreement) shall cease and shall be of no further force or effect; provided, that the rights and obligations accrued up to such termination shall remain.
6.6Survival. The provisions of Section 1.1 (Definitions), Section 3.3 (Taxes), Article IV (Limitation of Liability), Article V (Force Majeure), Section 6.5 (Effect of Termination), Article VII (Confidentiality) and Article VIII (Miscellaneous) and any other provisions to enable the survival of such Sections and Articles shall survive the termination of this Agreement.
ARTICLE VII
CONFIDENTIALITY

7.1The Parties understand and agree that all Proprietary Information shall be treated as confidential. The receiving Party and its Affiliates which receive Proprietary Information as Provider or Recipient (“Receiving Affiliates”) shall use the same degree of care as the receiving Party or any Receiving Affiliates respectively uses with regard to their own proprietary information to prevent disclosure, use, or publication of the disclosing Party’s or the disclosing Party’s Affiliates’ Proprietary Information. Proprietary Information of the originating Party or its Affiliates shall be held confidential by the receiving Party and Receiving Affiliates unless it is or has been:
(a)obtained legally and freely from a third Person without restriction as to the disclosure of such information;
(b)independently developed by the receiving Party or its Affiliates at a prior time or in a separate and distinct manner without benefit of any of the Proprietary Information of the disclosing Party or its Affiliates, and documented to be as such;
(c)made available by the disclosing Party or its Affiliates for general release independent of the receiving Party or its Affiliates;

(d)made public as required by applicable Laws, court proceedings, or stock exchange regulations; or
(e)within the public domain or later becomes part of the public domain as a result of acts by a Person other than the receiving Party or its Affiliates and through no fault or wrongful act of the receiving Party or its Affiliates.
7.2A receiving Party and Receiving Affiliates may disclose Proprietary Information of a disclosing Party or its Affiliates to directors, officers, employees, advisors and agents of the receiving Party, including their respective brokers, lenders, or insurance carriers, or, in the case that Company is the receiving Party, JIP, Purchaser and direct or indirect equity investors of Purchaser, who have specifically agreed in writing to nondisclosure in accordance with the terms and conditions hereof. Any disclosure of Proprietary Information required by legal process shall only be made after providing the disclosing Party with notice thereof in order to permit the disclosing Party to seek an appropriate protective order or exemption. Violation by a Party or its Affiliates or agents of the foregoing provisions shall entitle the disclosing Party or its Affiliates, at its option, to obtain injunctive relief without showing of irreparable harm or injury. This Article IX will be effective for a period of three (3) years after the termination of this Agreement.
7.3For purposes hereof, “Proprietary Information” shall mean the contents of this Agreement and the information created, transferred, recorded, or employed as part of, or otherwise resulting from, the activities undertaken pursuant to this Agreement, which constitutes the confidential, proprietary, or trade secret information of the disclosing Party or its Affiliates. Proprietary Information include any information of a business, organizational, technical, financial, marketing, operational, regulatory, or sales nature and shall include any and all source codes and information relating to services, methods of operation, price lists, customer lists, technology, designs, specifications, or other proprietary information of the business or affairs of a Party or its Affiliates.
ARTICLE VIII
MISCELLANEOUS

8.1Notices. All notices, requests, demands and other communications hereunder shall be in writing or electronic transmission and shall be delivered by hand or mailed by courier or sent by fax or electronic mail with confirmation of receipt addressed as follows:
(a)If to Seller:
NEC TOKIN Corporation
Chiyoda First Building 8-1 Nishi-Kanda 3-Chome,Chiyoda-ku, Tokyo 101-8362, Japan
Attention: Senior Vice President General Manager
Fumihiro Katakura
Fax number: 03-3515-9139
E-mail: f-katakura-ti@nec-tokin.com

(b)If to Company:
EM Devices Corporation
1-1 Asahi-Cho 7-Chome, Shiroishi, Miyagi 989-0223, Japan
Attention: Director
Akihiko Kowata
Fax number: 0224-26-6447
E-mail: akihiko.kowata@em-devices.com

8.2Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of Japan. The application of the UN Convention on Contracts for the International Sale of Goods (CISG) shall be excluded.
8.3Controlling Language. The English language version of this Agreement shall be controlling in all respects; provided, that where a Japanese term has been inserted in parentheses and/or italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement.
8.4Entire Agreement. This Agreement and the MSPA constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the Parties, oral and written, with respect to the subject matter hereof.
8.5Assignment. Neither Party may assign any rights or claims hereunder to any Person without the prior written consent of the other Party. Notwithstanding the foregoing, Company may assign its rights and obligations and contractual position hereunder to Purchaser upon the merger between Company and Purchaser. In the event that all or substantial part of Seller’s business is transferred to or assumed by its shareholder or a third party during the term of this Agreement, unless otherwise instructed by Company, Seller shall have this Agreement transferred to or assumed by the relevant acquirer of the business.
8.6Amendments and Supplements. This Agreement may be amended or supplemented or the performance of a provision hereof waived only in writing, including any amendment to this provision.
8.7Dispute Resolution. The Parties hereby agree that the Tokyo District Court has exclusive jurisdiction as the court of first instance with respect to any dispute whatsoever arising out of or in connection with this Agreement.
8.8Default Interest. In the event that a Party is in default with payments under this Agreement, such Party shall pay default interest from the respective payment date until, but not including, the day actual payment is made at a rate of ten percent per annum.
8.9Severability. Should any provision or portion of this Agreement be held unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding. Instead of the unenforceable or invalid provision or portion, the provision which comes as close as possible to the intentions of the Parties as expressed in this Agreement shall be deemed agreed.
8.10Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Signing Date by their respective officers thereunto duly authorized.

NEC Tokin Corporation

By:_______________________ Name: Fumihiro Katakura Title: Senior Vice President General Manager

EM Devices Corporation

By:_______________________ Name: Akihiko Kowata Title: Director

EXHIBIT 2.1.1
STATEMENTS OF WORK LIST

Service in Japan

Service Location	Service Provider	Service Recipient	Service Profile	SoWs Reference
Japan	NEC Tokin Corp.	EM Devices Corp.	Payroll and Social insurances	HR-1
Japan	EM Devices Corp.	NEC Tokin Corp.	Payroll and Social insurances	HR-2
Japan	NEC Tokin Corp.	EM Devices Corp.	Accounting, corporate tax, finance and IT related operation	ACT170213

Service Outside of Japan

Service Location	Service Provider	Service Recipient	Service Profile	SoWs Reference
USA	NEC TOKIN America Inc.	EM Devices USA Inc.	Accounting, finance, GA and HR
Hong Kong	NEC TOKIN Hong Kong Ltd.	EM Devices Hong Kong Ltd.	Accounting, finance, GA and HR
Shangai	NEC TOKIN Shanghai Co., Ltd.	EM Devices Shanghai Co., Ltd.	Accounting, finance, GA and HR
Shengzhen	Shenzhen Branch of NEC TOKIN Shanghai Co., Ltd.	Shenzhen Branch of EM Devices Shanghai Co., Ltd.	Accounting, finance, GA and HR
Korea	NEC TOKIN Korea Co., Ltd.	Korea Branch of EM Devices Hong Kong Ltd.	Accounting, finance, GA and HR
Hong Kong	EM Devices Hong Kong Ltd.	NEC TOKIN Hong Kong Ltd.	GA and HR
Germany	EM Devices Europe GmbH	TOKIN Europe GmbH	Accounting, finance, GA and HR

EXHIBIT 2.1.2
Statement of Work Schedule 1
Service in Japan

SoWs（Reference):	HR-1
Service Provider:	NEC Tokin Corporation
Service Recipient	EM Devices Corporation
Service Location:	1-1 Asahi-Cho 7- Chome, Shiroishi, Miyagi 989-0223 Japan
Description of Service:
¯ Design and implementation for annual bonuses and merit increase
¯ Monthly operations of salary calculation for executive and domestic employees
¯ Supporting for inhabitant tax, income tax application procedures and daily operations
¯ Supporting for social insurance, labor insurance application procedures and daily operations
¯ Management of retirement allowance point and retirement procedures
¯ Supporting for DB pension, DC pension application procedures and daily system operation
¯ Handling of overseas seconded employees
¯ Education and consulting service for EM device new starters

Service Fee:	582,000JPY per month
Term:	6 Months
Project Manager:	NEC Tokin Corporation：F Hiroaki @Yamamura
Other Agreed Terms (if any)
After the completion of initial TSA term, both parties would evaluate the degree of knowhow transfer from TOKIN Corp. to EM Devices Corp. If it is not enough, both parties may agree to extend and revise TSA terms and condition.

SoWs（Reference):	HR-2
Service Provider:	EM Devices Corporation
Service Recipient	NEC Tokin Corporation
Service Location:	1-1 Asahi-Cho 7- Chome, Shiroishi, Miyagi 989-0223 Japan
Description of Service:
¯ Manage commuting allowance calculation
¯ Produce various monthly labor cost data
¯ Produce various invoice to outside companies where TOKIN employees dispatched.
¯ Attendance record management.
¯ Checking overtime work data based on the threshold
¯ Dormitory management and Company house management
¯ Support employees who needs to relocate

Service Fee:	160,000JPYper month
Term:	6 Months
Project Manager:	EM Devices Corporation：F Hiroshi Miyagai
Other Agreed Terms (if any)
After the completion of initial TSA term, both parties would evaluate the degree of knowhow transfer from EM Devices Corp. to TOKIN Corp. If it is not enough, both parties may agree to extend and revise TSA terms and condition

SoWs（Reference):	ACT170213
Service Provider:	NEC Tokin Corporation
Service Recipient	EM Devices Corporation
Service Location:	1-1 Asahi-Cho 7-Chome, Shiroishi, Miyagi 989-0223 Japan
Description of Service:
¯ Design and creation of consolidated package (MS Excel base).
¯ Support to complete consolidated package.
¯ Support to complete VAT application.
¯ General support for accounting and tax related operation.
¯ Reporting of consolidated summary by division.
¯ General ledger related operation to close the end of month.
¯ Inventory related operation (Evaluation, Physical inventory and others).
¯ Fixed assets related operation (Evaluation, Physical inventory and others).
¯ Analyze and reply questionnaires from government office.
¯ Authorization of RINGI documents.
¯ Payments and other cash balance control related operation include foreign currency operation.
¯ Analyze and forecast cash flow.
¯ Control of fire and marine insurance.
¯ Analysis and reporting of cash flow.
¯ Design and support of pension plan related operation.
¯ Support SOX and other internal control related operation.
¯ Support for SAP daily bases operation.
¯ Education for SAP, SmartBIZ authorization system and travel expense system.
¯ SAP master maintenance.
¯ Set SAP schedule to close the end of month.
¯ SAP program customization.
¯ Support and consult for IT network, data storage system, e-mail system and others.
¯ Other accounting, corporate related taxation, finance and IT related operation.

Service Fee:	2,401,000JPY per month
Term:	6 Months start from April, 2017.
Project Manager:	NEC Tokin Corporation: Makoto Okuda EM Devices Corporation: Hajime Sasaki
Other Agreed Terms (if any)
After the completion of initial TSA term, both parties would evaluate the degree of knowhow transfer from TOKIN Corp. to EM Devices Corp. If it is not satisfied and agreed it by the both parties, they may agree to extend the term of TSA.

Service Outside of Japan

Service Provider:	NEC TOKIN America Inc.
Service Recipient	EM Devices USA Inc.
Service Location:
Description of Service:	Job items	Jobs in detail
	AR Collection	Aging Check & Collection activity

Reconciliation
Collection Meeting
Report
Cash Flow	CF Report for headquarter
Daily cash management List
confirm daily
Bank	Reconciliation
AP posting	registration expense invoice on SAP
Payment	Payment by check
Payment by ACH
Netting (payment of AP trade)	Payment data confirmation
P-Card(company credit card)	management P-Card system
registration all transaction on SAP
collection monthly report from the card holder
payment
Credit Memo	issue Credit Memo
issue Debit Memo
Monthclosing	Sales and Purchase closing on SAP
DI Commission
Depreciation
NEC Brand Fee
Service Fee
Freight in fee report
COGS Inventory
Sales Commission (On Shore)
Sales Commission (On Shore, Off Shore, POS)
Payroll
accrual
prepaid
Inventory
COGS
Sales
Report
DIVA
Logistics Report
Personnel Report
Analysis of PL
Quarter closing	quarter closing report
AR allowance
Inventory allowance
Freight Inventory
Inventory	Physical inventory count
Confirmation physical scrap
scrap
Fixed assets	management of fixed assets
Physical inventory count

	Monitoring	quarterly monitoring
	TAX (annual)	Federal and state tax return
	TAX (quarterly)	prepay Federal and state tax
	TAX (local)	sales & use tax, property tax
	Audit	Accounting Audit by Nagano/Morita LLP
	Transfer Price filing	Transfer Pricing report
	Administration	Office space administration
Ordering office supplies for operations
	Background screening	investigative consumer reports (Hire-Safe)
	Benefit	Dental Insurance
Group health benefit
HSA Bank service
Vision service plan agreement
	Broker	Benefits broker
Business broker
Financial broker
	Compliance	Helpline
	Corporate credit	Corporate credit card
	Human Resources	Compensation reviews
Employee relations
Illness & Injury Prevention
Job descriptions
Leaves of Absence (LOA) administration
Legal Postings
Performance Management
Policies
Records retention
Staffing
Terminations
	Mail	Mail
	Payroll	Payroll Related Services including taxes
	Retirement	Retirement benefit
	Security / Access	Access & alarm system for space
	Storage	document and e-data storage offsite
	Sublease	Office sublease - CA
	Technical Support	Computer consulting & maintenance service
Copier & printer service
In-house technical support
Technical support for landline phone system
	Training	Service Agreement - access to online training
	Travel agency	Flights, hotels and passport services.
	Wireless	Wireless phone & data Plan
Service Fee:	15,604 USD per month
Term:	6 months (April 1, 2017 to September 30, 2017)
Project Manager:
Other Agreed Terms (if any)

SoWs（Reference):
Service Provider:	NEC TOKIN Hong Kong Ltd.
Service Recipient	EM Devices Hong Kong Ltd.
Service Location:
Description of Service:	Job items	Jobs in detail
	AR	Daily management
Report
	AP	Daily management
Report
	Cash Flow	Daily management
Report
	Shipping Voucher	Daily management
Report
	Month-End Closing	Close HKG accounting
Consolidation with Shanghai accounting
	Tax	Calculation and Report
	Audit	Corresponding to EY
	Administration	Manangement (Nakano, Director)
	HR	Manangement (Nakano, Director)
	IT	Manangement (Nakano, Director)
Service Fee:	7,546USD per month
Term:	6 months (April 1, 2017 to September 30, 2017)
Project Manager:
Other Agreed Terms (if any)

SoWs（Reference):
Service Provider:	NEC TOKIN Shanghai Co., Ltd.
Service Recipient	EM Devices Shanghai Co., Ltd.
Service Location:
Description of Service:	Job items	Jobs in detail
	AR	Daily management
Report
	AP	Daily management
Report
	Cash Flow	Daily management
Report
	Month-End Closing	Close Shanghai accounting
Report to HKHQ
	Tax	Calculation and Report
	Audit	Corresponding to MYTS
	Administration	Office space administration
Ordering office supplies for operations
	HR	Employee relations
Job descriptions
	IT	Copier & printer service
In-house technical support
	Ad Hoc and others	Other general affair
Service Fee:	2,082USD per month
Term:	6 months (April 1, 2017 to September 30, 2017)
Project Manager:
Other Agreed Terms (if any)

SoWs（Reference):
Service Provider:	Shenzhen Branch of NEC TOKIN Shanghai Co., Ltd.
Service Recipient	Shenzhen Branch of EM Devices Shanghai Co., Ltd.
Service Location:
Description of Service:	Job items	Jobs in detail
	AR	Daily management
Report
	AP	Daily management
Report
	Cash Flow	Daily management
Report
	Month-End Closing	Close Shenzhen accounting
Report to HKHQ
	Administration	Office space administration
Ordering office supplies for operations
	HR	Employee relations
Job descriptions
	IT	Copier & printer service
In-house technical support
	Ad Hoc and others	Other general affair
Service Fee:	372USD per month
Term:	6 months (April 1, 2017 to September 30, 2017)
Project Manager:
Other Agreed Terms (if any)

SoWs（Reference):
Service Provider:	NEC TOKIN Korea Co., Ltd.
Service Recipient	Korea Branch of EM Devices Hong Kong Ltd.
Service Location:
Description of Service:	Job items	Jobs in detail
	AR Collection	Aging Check & Collection activity
Reconciliation
Collection Meeting
Report
	Cash Flow	CF Report for headquarter
	Payment	Payment by check
Payment by ACH
	Monthclosing	NEC Brand Fee
Freight in fee report
COGS Inventory
Sales Commission (On Shore)
Payroll
Inventory

COGS
Sales
Report
DIVA
Logistics Report
Personnel Report
Analysis of PL
	Quarter closing	quarter closing report
	Fixed assets	management of fixed assets
Physical inventory count
	Monitoring	quarterly monitoring
	TAX (annual)	Federal and state tax return
	TAX (quarterly)	prepay Federal and state tax
	TAX (local)	sales & use tax, property tax
	Audit	Accounting Audit by Nagano/Morita LLP
	Transfer Price filing	Transfer Pricing report
	Administration	Office space administration
Ordering office supplies for operations
	Benefit	Group health benefit
	Compliance	Helpline
	Corporate credit	Corporate credit card
	Human Resources	Performance Management
Policies
Records retention
Terminations
	Mail	Mail
	Payroll	Payroll Related Services including taxes
	Retirement	Retirement benefit
	Storage	document and e-data storage offsite
	Sublease	Office sublease - CA
	Technical Support	Computer consulting & maintenance service
In-house technical support
	Training	Service Agreement - access to online training
	Travel agency	Flights, hotels and passport services.
Service Fee:	2,340,973Won per month
Term:	6 months (April 1, 2017 to September 30, 2017)
Project Manager:
Other Agreed Terms (if any)

SoWs（Reference):
Service Provider:	EM Devices Hong Kong Ltd.
Service Recipient	NEC TOKIN Hong Kong Ltd.
Service Location:
Description of Service:	Job items	Jobs in detail
	Administration	Office space administration
Ordering office supplies for operations
	HR	Employee relations
Job descriptions
	IT	Copier & printer service
In-house technical support
	Ad Hoc and others	Other general affair
Service Fee:	5,104 USD per month
Term:	6 months (April 1, 2017 to September 30, 2017)
Project Manager:
Other Agreed Terms (if any)

SoWs（Reference):
Service Provider:	EM Devices Europe GmbH
Service Recipient	TOKIN Europe GmbH
Service Location:
Description of Service:	Job items	Jobs in detail
	AR Collection	Aging check & collection activity
Reconciliation
Report
	Cash Flow	CF report for headquarter
Daily cash management List
	AP posting	Registration expense invoice on SAP
	Payment	Payment by electric banking
	Month closing	Sales and purchase closing on SAP
Design-in commission
Depreciation
NEC brand fee
Service Fee
Freight in fee report
COGS Inventory
Sales Commission (On Shore)
Sales Commission (On Shore, Off Shore, POS)
Payroll
Accrual
Prepaid
Report of PL, BS, COGS, inventory
DIVA
Logistics Report
Personnel Report
Analysis of PL
	Quarter closing	Quarter closing report
AR allowance
Inventory allowance
Freight Inventory
	IT	Network maintenance support
	HR	Employee relations
Jon description
	Administration	Office management support
	Others	Miscellaneous
Service Fee:	5,930EUR per month
Term:	6 months (April 1, 2017 to September 30, 2017)
Project Manager:
Other Agreed Terms (if any)

EXHIBIT 6.3
CANCELLATION NOTICE FORM

Statement of Work Schedule Reference
Provider
Cancellation Date
Description of Services to Be Canceled

Recipient Representative	Print Name: Dated:

Fax signed requests to Provider at: ___-___-__________
Email signed requests to Provider at: ___@___

Exhibit 8.8(b)     License Agreement with NEC

LICENSE AGREEMENT

THIS AGREEMENT, made and entered into on 14 April 2017, by and between NEC Corporation, a Japanese corporation having its principal place of business at 7-1, Shiba 5-chome, Minato-ku, Tokyo 108-8001, Japan (hereinafter called "LICENSOR") and EM Devices Corporation, a corporation having its principal place of business at, 1-1 Asahi-Cho 7-Chome, Shiroishi, Miyagi 989-0223, Japan (hereinafter called "LICENSEE"),

WITNESSETH:

WHEREAS, LICENSOR has for many years been using the mark "NEC" in commerce and LICENSOR has obtained numerous registrations of the mark "NEC" throughout the world; and

WHEREAS, LICENSOR has for many years been using the letters "NEC" as a part of its trade name, and the mark "NEC" as a part of its corporate mark, trademark, service mark and other signs to identify LICENSOR and, as permitted, its subsidiaries and affiliated companies, causing such marks, by reason of long continuing use, to have become associated in the public with the business, goods and services of LICENSOR, and the mark "NEC" to become an asset of great value and reputation to LICENSOR;

WHEREAS, subject to the terms and conditions of the Master Sale and Purchase Agreement entered into between NEC TOKIN Corporation, a Japanese company having its principal place of business at 7-1, Kohriyama 6-chome, Taihaku-ku, Sendai-shi, Miyagi 982-8510, Japan, NTJ Holdings 1 Ltd., a Japanese company having its principal place of business at, 2-1-1, Marunouchi, Chiyoda-ku, Tokyo 100-0005, Japan (hereinafter called “Purchaser”), and Japan Industrial Partners, Inc., a Japanese company having its principal place of business at 2-1-1, Marunouchi, Chiyoda-ku, Tokyo 100-0005, Japan (hereinafter called “JIP”) dated as of 23 February 2017 (hereinafter called the “MSPA”), Purchaser purchased NEC Tokin Corporation’s business of manufacturing and selling of power relays and signal relays related services (collectively, the “Volt Business”), by way of transferring whole shares of the splitting stock company of Volt Business in incorporation-type company split;

WHEREAS, LICENSEE and the Share Transfer Subsidiaries (as defined in MSPA) recognizes the exclusive proprietary interest of LICENSOR in the letters and the mark "NEC";

WHEREAS, LICENSEE and the Share Transfer Subsidiaries recognize that they have no basis to use (i) the letters "NEC" in a part of its trade name and (ii) the mark "NEC" as its trademark, service mark and corporate mark under LICENSE AGREEMENT between LICENSOR and NEC TOKIN Corporation as of 1 April 2005 (including its amendment agreements), after the Volt Business transfer from NEC TOKIN Corporation to Purchaser under the MSPA; and

WHEREAS, LICENSEE and the Share Transfer Subsidiaries desire to use (i) the letters "NEC" in a part of its trade name and (ii) the mark "NEC" as its trademark, service mark and corporate mark, just as the transitional use during certain period and LICENSOR understands the necessity of such limited transitional use.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Definitions

For the purpose of this Agreement, the terms used herein shall have the following meanings:

(1)	"NEC Letters" means three letters of alphabet for NEC.

(2)
"NEC Mark" means the mark in the form specified in Appendix A hereto, and/or in such other styles as may be expressly approved by LICENSOR in writing from time to time during the term of this Agreement.

(3)	"Products" means power relays and signal relays to be manufactured and sold by LICENSEE and the Share Transfer Subsidiaries.

SECTION 2. Grant of License and Authorization of Use

(1)	LICENSOR and LICENSEE agree that LICENSEE and the Share Transfer Subsidiaries have no authority to use NEC Mark after Closing Date.

(2)
Subject to the terms and conditions set forth herein, LICENSOR hereby authorizes and agrees to authorize to LICENSEE a non-transferable and non-exclusive right to use NEC Mark and NEC Letters only as transitional use on LICENSEE’s Products:

(i) which are the inventory as of Closing Date up to 10 months after Closing Date, and
(ii) which will be manufactured on or after Closing Date:
(a) whose laser marking change procedures cannot be completed before Closing Date, until the laser marking change procedures are completed, up to two (2) months after Closing Date and
(b) for which LICENSEE requires registration change procedures with their direct and indirect customers, until such registration change procedures are completed, up to ten (10) months after Closing Date.

(3)
Subject to the terms and conditions set forth herein, LICENSOR hereby authorizes and agrees to authorize to LICENSEE a non-transferable and non-exclusive right to use NEC Mark as its corporate mark and NEC Letters only as transitional use in:

(i) purchase specification sheets and delivery specification sheets currently used by LICENSEE,
(ii) catalogs, outdoor signs and displays, signs and displays on its buildings and facilities, vehicles, and other items currently used by LICENSEE and cannot be replaced immediately.
The right authorized under this Section 2(3) shall remain effective up to two (2) months after Closing Date.

(4)	Subject to the terms and conditions set forth herein, LICENSOR hereby authorizes and agrees to authorize to LICENSEE a non-transferable and non-exclusive right to use NEC Letters in:
(i) its employees’ email address, just for automatic transfer to their new email address, and
(ii) its website address just for automatic transfer to its new website.
The right authorized under this Section 2(4) shall remain effective for two (2) months after Closing Date.

(5)	LICENSOR hereby authorizes to LICENSEE the right to sublicense to the Share Transfer Subsidiaries the right authorized to LICENSEE under Section 2(2), Section 2(3) and Section 2(4).

SECTION 3.    Royalty

In consideration for the authorization and grant of license under Section 2 above, LICENSEE agrees to pay to LICENSOR the royalty (hereinafter called "Royalty") on behalf of itself and the Share Transfer Subsidiaries in the amount calculated according to the following formula:

(i) 0.42% of the total amount of the book value of the inventory Products of LICENSEE and the Share Transfer Subsidiaries as of Closing Date., plus
(ii) ten (10) million Japanese Yen (\10,000,000).

SECTION 4.    Report and Payment

(1)	LICENSEE shall report to LICENSOR immediately when MSPA closing has occurred.

(2)
LICENSEE shall, within ten (10) business days after Closing Date, provide LICENSOR with a report stating (i) the amount of Products in stock which are inventory on a consolidated basis as of March 31, 2017 and (ii) the amount of Royalty for such inventory Products. If LICENSOR considers that a correction of the report is necessary, it will notify thereof to LICENSEE within five (5) business days after its receipt of the report. In such case, LICENSEE shall provide LICENSOR with a corrected report within five (5) business days after its receipt of such notice. LICENSOR shall send an invoice to LICENSEE for Royalty on a consolidated basis, and LICENSEE shall make the payment in Japanese Yen to the bank account designated by LICENSOR within thirty (30) days after the receipt of the invoice.

(1)
LICENSEE shall submit a written report to LICENSOR when the LICENSEE and the Share Transfer Subsidiaries have completed, on a consolidated basis, each transitional use stated in Section 2 (2), Section 2 (3), Section 2 (4) and Section 2 (5).

(4)
LICENSEE shall report to LICENSOR in writing as soon as possible when the registration change procedures with the customers of itself and of the Share Transfer Subsidiaries under Section 2(2)(ii)(b) are all completed. If such registration change procedures are not completed as of nine (9) months from Closing Date, LICENSEE shall submit to LICENSOR a written report on the progress of such registration change procedures and LICENSOR may consider the extension of the transitional use period under Section 2(2)(ii)(b).

SECTION 5. Liability of LICENSEE as Sublicensor

LICENSEE shall cause the Share Transfer Subsidiaries to observe the obligations under this Agreement as the licensee of NEC Mark and NEC Letters, including but not limited to Section 2, 6, 7 and 8, and shall be liable for their compliance to this Agreement. If there is any breach of this Agreement by any of the Share Transfer Subsidiaries, LICENSEE shall jointly and severally with the Share Transfer Subsidiaries be responsible to compensate for LICENSOR’s damage incurred by such breach.

SECTION 6. Standards of Measurement

LICENSEE shall comply with all the terms and conditions contained herein and shall use NEC Mark strictly in accordance with the standards of measurement specified in Appendix B hereto. LICENSEE shall not at any time make any change in such standards nor combine NEC Mark with other marks, signs, letters, figures, symbols or characters. LICENSEE shall ensure the proper protection of LICENSOR's proprietary interest in NEC Mark and NEC Letters under the laws of the countries.

SECTION 7. Standards of Use

(1)
LICENSEE agrees and undertakes (i) to make such use of NEC Mark and NEC Letters as shall not prejudice the validity, distinctiveness, reputation and enforceability of NEC Mark and NEC Letters under the laws of the countries, (ii) to abide by and comply with the standards of use specified in Appendix C hereto and (iii) to comply with any and all instructions, specifications, designs and standards stipulated by LICENSOR regarding LICENSEE's use of NEC Mark and NEC Letters. LICENSEE agrees to establish and maintain quality control procedures and records reasonably satisfactory to LICENSOR regarding

LICENSEE's Products in respect of which NEC Mark is used. LICENSEE further agrees and undertakes that LICENSOR shall, upon prior reasonable notice, have the right to inspect such records and LICENSEE's establishment relating to its Products, at any time during regular business hours of LICENSEE, and shall be given on request full information as to the use by LICENSEE of NEC Mark and NEC Letters. The costs of such inspection, including travel, lodging and subsistence, shall be chargeable to LICENSEE if any breach by LICENSEE of the provisions described herein is disclosed as a result of such inspection.

(1)
LICENSEE shall continue to comply with LICENSOR's standards of quality and safety for each Product as prescribed by LICENSOR from time to time during the term of this Agreement. LICENSOR shall be the sole judge of whether or not LICENSEE has met and/or is meeting the standards of quality and safety so established. If any of its Products do not meet such standards, LICENSEE shall remove NEC Mark from all Products, and LICENSOR shall have the right to cancel or terminate the authorization and the grant of license to use NEC Mark. Upon request, LICENSEE shall furnish LICENSOR with samples of LICENSEE’s Products so that LICENSOR may inspect the level of quality and safety of Products. All expenses for packing and transporting from and to LICENSEE of such samples and descriptions shall be borne and paid by LICENSEE. LICENSEE shall keep and procure to keep confidential all information and materials which are provided by LICENSOR hereunder and designated confidential concerning the standards of quality and safety to be applied to LICENSEE’s Products

SECTION 8. NEC Mark Ownership

LICENSEE expressly acknowledges that NEC Mark and NEC Letters are the sole and exclusive property of LICENSOR and any use by LICENSEE of NEC Mark and NEC Letters inures exclusively to the benefit of LICENSOR. Nothing herein shall give LICENSEE any right, title or interest in NEC Mark and NEC Letters except the authorization and grant of license under Section 2 hereof. LICENSEE agrees that LICENSOR may, without any prior notice, terminate this Agreement immediately if LICENSEE contests the exclusive right of LICENSOR in NEC Mark and NEC Letters or the validity or enforceability of NEC Mark and NEC Letters, or assists any third party to do so. LICENSEE shall have no right to apply for the registration for NEC Mark and NEC Letters and of any trademark or service mark containing NEC Letters in any country. LICENSEE shall not use or register in any country or region any trademarks or service marks resembling or confusingly similar to NEC Mark and NEC Letters. If LICENSEE obtains any registrations or applications for registration or statutory right not permitted by this Agreement, it shall immediately assign them to LICENSOR at LICENSEE’s expenses.

SECTION 9. Infringement

(1)	LICENSEE shall hold LICENSOR harmless and indemnify LICENSOR from any and all claims which may be made against LICENSEE or against LICENSOR (whether separately or as joint defendants) in connection with LICENSEE and the Share Transfer Subsidiaries' use of NEC Mark and NEC Letters, and manufacture or sale or use of the Products which are produced after Closing Date.

(2)
LICENSEE agrees to notify LICENSOR immediately of any infringement or threatened infringement of NEC Mark and/or NEC Letters that comes to LICENSEE's attention, and to make suggestions for appropriate countermeasures. After having been notified of such infringement, LICENSOR may, at its sole discretion, take action against such infringement. It is understood and agreed by the parties hereto that LICENSOR is under no obligation to commence any action for such infringement. LICENSEE agrees that it shall not commence infringement proceedings in its own name or otherwise without obtaining LICENSOR's prior written consent, and LICENSOR agrees that it shall not unreasonably withhold such prior written consent.

SECTION 10.	Records and Inspection

(1)
LICENSEE shall keep and maintain at its principal place of business true and accurate records relating to the amount of Products in stock which are inventory on a consolidated basis and the book value of such Products which are required to verify Royalty calculation and payment thereof for the latest five (5) years, and upon LICENSOR’s request, LICENSEE shall provide LICENSOR with requested records in a timely manner.

(2)
LICENSOR shall, upon prior reasonable notice, have the right to inspect, at the premise of LICENSEE and the Share Transfer Subsidiaries and during the regular business hours of LICENSEE or such Share Transfer Subsidiaries, any of LICENSEE and the Share Transfer Subsidiaries’ records which are necessary for LICENSOR to audit LICENSEE and the Share Transfer Subsidiaries’ compliance with this Agreement. The costs of such inspection, including travel, lodging and subsistence, shall be paid for by LICENSOR unless discrepancies more than five percent (5%) of the amount of Royalty to be paid are disclosed as a result of the inspection. If such discrepancies are disclosed, such costs of inspection shall be chargeable to LICENSEE.

(3)
LICENSOR has right to request LISENSEE to provide sufficient information (on a consolidated basis) in order to confirm the progress of transition from NEC Mark use which is the basis of the transitional use set forth in Section 2 above, on necessary basis. In such cases, LICENSEE shall provide LICENSOR such information in written form within ten (10) working days from such LICENSOR’s request

SECTION 11. Term and Termination

(1)	This Agreement shall become effective on the date first above written and shall continue in force for ten (10) months from Closing Date.

(2)
LICENSOR may upon written notice immediately terminate this Agreement, if (i) any of LICENSEE or the Share Transfer Subsidiaries is adjudicated a bankrupt, becomes insolvent or makes a general assignment for the benefit of creditors, (ii) a petition shall be filed against any of LICENSEE or the Share Transfer Subsidiaries under the bankruptcy laws, the corporate reorganization laws or any other laws for the relief of debtors and such petition is consented to or is not dismissed within sixty (60) days of filing, (iii) any of LICENSEE or the Share Transfer Subsidiaries enters dissolution or liquidation proceedings, or a receiver or administrator is appointed for all or substantially all of LICENSEE's property or assets, (iv) LICENSEE commits any material breach of the terms of this Agreement, or of any other agreement entered into between LICENSOR and LICENSEE, and such breach is not remedied within thirty (30) days after the notice thereof, or (v) the use of NEC Mark or NEC Letters by LICENSEE and the Share Transfer Subsidiaries is likely to prejudice the legal protection and/or validity of NEC Mark and/or NEC Letters, or is detrimental or injurious to the preservation or promotion of the quality of Products associated with NEC Mark, or endanger LICENSOR's right to NEC Mark and NEC Letters.

SECTION 12. Discontinuation of Use

(1)	Upon expiration or termination of this Agreement, LICENSEE shall:

(a)	immediately cease all use of NEC Mark and NEC Letters and cause the Share Transfer Subsidiaries to cease all use of NEC Mark and NEC Letters;

(b)
upon request of LICENSOR, delete, eliminate, destroy or remove or cause the Share Transfer Subsidiaries to delete, eliminate, destroy or remove NEC Mark from all such Products, labels or the like bearing NEC Mark that are at the time of the termination hereof in LICENSEE or the Share Transfer Subsidiaries' possession and notify the fact of such deletion, elimination, destruction or removal to LICENSOR with a clear evidence thereof; and

(d)
take any reasonable steps or actions requested by LICENSOR for establishing that neither of LICENSEE and the Share Transfer Subsidiaries has or claims right in connection with NEC Mark and NEC Letters.

(2)
It is hereby expressly agreed and recognized by LICENSEE that the continued use by LICENSEE and the Share Transfer Subsidiaries of NEC Mark, NEC Letters or any name or representation belonging to LICENSOR after the termination or expiration of this Agreement shall not only constitute a breach of this Agreement but also may create an act of unfair competition and infringement of LICENSOR's rights and title in NEC Mark and NEC Letters, thereby rendering LICENSEE liable to LICENSOR for damages.

SECTION 13. Non-Assignability

Neither this Agreement nor any license or right hereunder, in whole or in part, shall be sublicensed, assigned or transferred by LICENSEE, by operation of law or otherwise, without the prior written consent of LICENSOR. Any purported sublicense, assignment or transfer of this Agreement or the license or right hereunder by LICENSEE without LICENSOR's prior written consent shall be void. Notwithstanding the foregoing, LICENSEE may assign its rights and obligations and contractual position hereunder to Purchaser upon the merger between LICENSEE and Purchaser. LICENSEE shall notice to LICENSOR in writing together with the new address and addressee of LICENSEE under Section 14 without delay, when such assignment occurs.

SECTION 14. Notice

Any notice required or permitted to be given hereunder shall be in writing in the English language, delivered personally or sent by registered airmail, postage prepaid and return receipt requested or by facsimile subsequently confirmed by such registered airmail and addressed to the address set forth below or to such other address as either party may from time to time designate in a written notice to the other party.

(a)	In case of LICENSOR:

NEC Corporation
7-1, Shiba 5-chome, Minato-ku, Tokyo 108-8001
Japan

Facsimile No.:    3-3798-6585

Attention:    General Manager
Affiliated Company Department

(b)	In case of LICENSEE:

EM Devices Corporation
1-1 Asahi-Cho 7-Chome, Shiroishi, Miyagi 989-0223,
Japan

Facsimile No.:    0224-26-6447

Attention:    Representative Director

Notwithstanding the foregoing, all the reports to be provided by LICENSEE to LICENSOR pursuant to Section 4 above, may be sent by e-mail. LICENSOR and LICENSEE shall, if requested by the other, provide its e-mail address to the other.

SECTION 15. Partial Invalidity

If any one or more of the provisions of this Agreement shall be held invalid or unenforceable, the validity or enforceability of the remaining provisions hereof shall not be affected thereby unless the effect of such partial invalidity or unenforceability would be to destroy the fundamental purpose of this Agreement.

SECTION 16. Failure to Enforce

The failure of either party to enforce at any time any of the provisions of this Agreement or any rights in respect hereto or exercise any election herein provided shall not be considered to be a waiver of such provisions, rights or elections and shall in no way affect the validity of this Agreement. The exercise by either party of any of its rights herein or of any of its elections under the terms and covenants herein shall not preclude or prejudice such party from exercising the same or any other right it may have under this Agreement, irrespective of any previous action taken by such party hereunder.

SECTION 17. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Japan.

SECTION 18. Arbitration

(1)
The parties hereto agree that they shall use their best efforts to settle amicably any disputes, differences or controversies which may arise between the parties out of or in relation to or in connection with this Agreement. If any disputes, differences or controversies cannot be settled amicably within thirty (30) days from their occurrence, such disputes, differences or controversies shall be finally settled by arbitration in Tokyo, Japan in accordance with the Commercial Arbitration Rules of the Japan Commercial Arbitration Association.

(2)
The award rendered shall be final and binding upon the parties hereto and shall not be subject to appeal to any court, and may be entered into any court of competent jurisdiction for execution forthwith.

(1)
Notwithstanding the above, LICENSOR may apply to any court having jurisdiction thereof and seek temporary injunctive relief until such time as the arbitration award is rendered or the controversy is otherwise resolved.

SECTION 19. Headings

The headings of the Sections of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

SECTION 20. Appendices

The appendices to this Agreement shall form an integral part of this Agreement.

SECTION 21. Amendment

No amendments or modifications of this Agreement shall be valid or binding upon the parties unless in writing and signed on behalf of each of the parties by their authorized representatives.

SECTION 22. Entire Agreement

This Agreement constitutes the entire and only agreement between the parties hereto in respect of the subject matter hereof and supersedes all previous agreements, negotiations, commitments and representations, written or oral, in connection therewith.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.

For and on behalf of    For and on behalf of
NEC Corporation    EM Device Corporation

By                             By

Name:    Shinobu Obata    Name: Akihiko Kowata

Title:	General Manager Title: Representative Director
Legal Division

Exhibit 8.8(f) Form of Sublease Agreement for Seller’s Tokyo office

SUBLEASE AGREEMENT
(Tokyo Office)

This Sublease Agreement (Tokyo Office) (this “Sublease Tokyo Office”) is made on April 14, 2017 (the “Signing Date”) by and between NEC TOKIN Corporation, a corporation organized and established under the laws of Japan, having its principal place of business at 7-1, Kohriyama 6-chome, Taihaku-ku, Sendai-shi, Miyagi 982-8510, Japan (“Sublessor”) and EM Devices Corporation, a corporation organized and established under the laws of Japan, having its principal place of business at 7-1, Kohriyama 6-chome, Taihaku-ku, Sendai-shi, Miyagi 982-8510, Japan (“Sublessee”). Sublessor and Sublessee are also referred to herein collectively as the “Parties” and each individually as a “Party.”

PREAMBLE
WHEREAS, Sumitomo Realty & Development Co., Ltd. (“Lessor”) is the lessor and the Sublessor is the lessee of the office property described in Annex 1 hereto (the “Property”);
WHEREAS, the Sublessee wishes to sublease a certain portion of the Property (the “Premises”) from the Sublessor under the terms set out in Article 1 below, and the other terms and conditions stated herein (the “Sublease”).
NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties contained in this Sublease Tokyo Office, the Parties hereby agree as follows:
ARTICLE I
SUBLEASE

1.1Terms of the Sublease. Upon and subject to the terms set forth in this Sublease Tokyo Office, Sublessor shall Sublease to Sublessee, and Sublessee shall Sublease from the Sublessor, the Premises, as described in Annex 2 hereto.
1.2Delivery. The Sublessee acknowledges that the Sublessor has not made any representations and warranties regarding the condition of the Premises. On the Signing Date, the Sublessor shall deliver the Premises to the Sublessee on an as-is basis.
1.3Rent. The monthly rent for the Premises is 669,000-yen per calendar month, inclusive of common area maintenance charges, expenses for heat, light and water to be entailed by Sublessee’s use of the Premises, and the fees for utilizing meeting rooms, printers, fax machines, and other office equipment located in the Property in accordance with Section 1.5(a) below, but exclusive of any applicable tax (the “Rent”), and shall be paid by the Sublessee for each month in advance, together with any applicable tax, on the 25th day of the previous month to a bank account designated by the Sublessor; provided that, for the first calendar month of the Sublease, the Rent and the applicable tax thereon shall be due on the last day of that calendar month, and paid on the basis of the actual number of days starting on the Signing Date and ending on the last day of that calendar month. In the case where the Signing Date comes after the 25th day of the month in which this Sublease Tokyo Office shall be executed, the Rent and the applicable tax thereon for the second calendar month of the Sublease shall be due on the last day of the first calendar month of the Sublease. If the Rent is not fully paid when due, the unpaid amount shall earn interest for each day of delay until the date of payment at the rate of 14.6 per annum. Sublessor and Sublessee acknowledge that the Rent relates to the amount of rent and common area maintenance charges under the master lease agreement between Sublessor and the Lessor of the Property and, if the rent under such master lease agreement is increased or decreased for whatever reason, the Rent shall be increased or decreased correspondingly; in which case, the increased or decreased Rent shall be agreed upon in writing through the amicable negotiation of Sublessor and Sublessee.
1.4Sublease Term. Unless earlier terminated in accordance with this Sublease Tokyo Office or extended in accordance with the Act on Land and Building Leases, the term of the Sublease (the “Sublease Term”) shall be 1 year, starting on the Signing Date and ending on April 13, 2018.
1.5Permitted Use. (a) The Sublessee shall use the Premises as its office for conducting the business of selling power relays and signal relays, and other products of Sublease and providing certain services relating to such business. The Sublessee shall not use the Premises for any other purpose.
(b)    Sublessee may use meeting rooms, printers, fax machines, and other office equipment located in the Property, to the extent reasonably necessary for Sublessee’s business specified in Section 1.5(a) above and subject to compliance with the instructions as may be provided by Sublessor to ensure that such usage does not interfere with Sublessor’s business in the Property.
1.6Improvements and Alterations by the Sublessee. (a) The Sublessee may make improvements, alterations, additions or changes to the Premises with the prior written consent of the Sublessor.
(b)All improvements shall be owned by the Party that placed such improvements into the Premises; provided that, after the end of the Sublease Term, the ownership of improvements made by the Sublessee shall be transferred at no additional cost to the Sublessor if such improvements are not removed by the Sublessee within 30 days from written demand from the Sublessor.
1.7Covenants.
(a)The Sublessor covenants and agrees to comply in good faith with all of the terms and conditions of the agreement on the lease of the Property between the Lessor as lessor and Sublessor as lessee (the “Lease Agreement”) (including, but no limited to, terms and conditions to obtain the Lessor’s consent to the Sublease), and any other laws, rules and regulations applicable to the Premises.
(b)The Sublessee shall adhere to all laws, rules and regulations applicable to the Premises including the building management rules of the Property and shall not cause or permit any lien, mortgage, or encumbrance of any kind whatsoever to attach to, or be placed upon, the Premises and/or this Sublease Tokyo Office.
(c)In the event of the expiration or termination of this Sublease Tokyo Office, the Sublessee shall return the Premises to the Sublessor within 30 days from the date of termination, restored to a good and tenantable condition.
ARTICLE II
Termination and Indemnity

2.1Termination. Notwithstanding anything to the contrary herein:

(a)This Sublease Tokyo Office may be terminated by a Party by giving prior written notice of termination to the other Party on the following grounds:
(i)a material breach by the other Party of any of the terms and conditions hereof; provided that, for purposes of the Rent due under this Sublease Tokyo Office, failure to pay within thirty (30) days from the deadline for payment under Section 1.3 shall be deemed a material breach of this Sublease Tokyo Office; and
(ii)bankruptcy, insolvency, winding-up, receivership of the other Party or other proceeding analogous in purposes or effect, or inability to pay its debts as they become due.
(b)This Sublease Tokyo Office shall be terminated in accordance with the Act on Land and Building Leases.
(c)Without prejudice to clauses (a) and (b) of this Section 2.1, to the extent permitted under the Act on Land and Building Leases, this Sublease Tokyo Office may be terminated by written notice from a Party to the other Party, given at least three (3) months prior to the termination date; provided that, Sublessor shall not exercise such right of early termination before the first anniversary of the Signing Date.
2.2Indemnification. In case of a breach by a Party of any of its obligations under this Sublease Tokyo Office, the breaching Party shall indemnify, defend, protect and hold harmless the other Party from any and all loss, cost, damage, expense, and liability (including, without limitation, court costs and reasonable attorney’s fees) incurred by the other Party in connection with, or arising from, such breach.
ARTICLE III
Miscellaneous

3.1Notices. All notices, requests, demands and other communications hereunder shall be in writing or electronic transmission and shall be delivered by hand or mailed by courier or sent by fax or electronic mail with confirmation of receipt addressed as follows:
(a)If to the Sublessor:
NEC TOKIN Corporation
Chiyoda First Building 8-1 Nishi-Kanda 3-Chome,Chiyoda-ku, Tokyo 101-8362, Japan
Attention: Senior Vice President General Manager
Fumihiro Katakura
Fax number: 03-3515-9139
E-mail: f-katakura-ti@nec-tokin.com
(b)If to the Sublessee:
EM Devices Corporation

1-1 Asahi-Cho 7-Chome, Shiroishi, Miyagi 989-0223, Japan
Attention: Director
Akihiko Kowata
Fax number: 0224-26-6447
E-mail: akihiko.kowata@em-devices.com
3.2Expenses. Except as otherwise expressly provided in this Sublease Tokyo Office, each Party shall bear its own costs and expenses incurred in connection with the Sublease Tokyo Office and the transactions contemplated in this Sublease Tokyo Office.
3.3Governing Law. This Sublease Tokyo Office shall be governed by and construed in accordance with the laws of Japan.
3.4Controlling Language. The English language version of this Sublease Tokyo Office shall be controlling in all respects.
3.5Entire Agreement. This Sublease Tokyo Office comprises the entire agreement between the Parties concerning the subject matter hereof and supersedes and replaces all oral and written agreements and declarations of intention made by the Parties or their Affiliates in connection with the contractual negotiations relating hereto.
3.6Assignment. Neither Party may assign or create security over any rights or claims hereunder without the prior written consent of the other Party. Notwithstanding the foregoing, the Sublessee may assign its rights and claims hereunder to NTJ Holdings 1 Ltd. under the merger between them. In the event that all or substantial part of the Sublessor’s business is transferred to or assumed by its shareholder or a third party during the term of this Sublease Tokyo Office, unless otherwise instructed by the Sublessee, the Sublessor shall (i) have the Lease Agreement transferred to or assumed by the relevant acquirer of the business, (ii) obtain the consent from the Lessor in connection with the transfer or assumption of the Lease Agreement, (iii) have this Sublease Tokyo Office transferred to or assumed by the relevant acquirer of the business and (iv) obtain the consent from the Lessor in connection with the transfer or assumption of this Sublease Tokyo Office.
3.7Amendments and Supplements. This Sublease Tokyo Office may be amended or supplemented or the performance of a provision hereof waived only in writing, including any amendment to this provision.
3.8Dispute Resolution. Each Party irrevocably agrees that the Tokyo District Court shall have exclusive jurisdiction in relation to any disputes, controversies or differences arising out of or in connection with this Sublease Tokyo Office (including, without limitation, questions of interpretation of any of the provisions hereof).
[Insert signature blocks]

IN WITNESS WHEREOF, the Parties have executed and delivered this Sublease Agreement as of the Signing Date.